SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EMC Corporation

(Name of Registrant as Specified In Its Charter)

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March 27, 2007

Dear Shareholder:

We cordially invite you to attend our 2007 Annual Meeting of Shareholders, which will be held on Thursday, May 3, 2007, at 10:00 a.m. at EMC’s facility at 21 Coslin Drive, Southborough, Massachusetts. A map with directions to the meeting is on the back cover of the attached Proxy Statement.

At this meeting you are being asked to (i) elect three Class II members to the Board of Directors for a three-year term, (ii) ratify the selection by the Audit Committee of the Board of Directors of EMC’s independent auditors, (iii) approve an amended and restated EMC Corporation 2003 Stock Plan, (iv) approve an amendment to the EMC Corporation 1989 Employee Stock Purchase Plan and (v) approve a proposal to eliminate EMC’s classified board structure and provide for the annual election of directors. Your Board of Directors recommends that you vote FOR each of these proposals. You are also being asked to act upon four shareholder proposals. Your Board of Directors recommends that you vote AGAINST each of such shareholder proposals. You should read with care the attached Proxy Statement, which contains detailed information about each of these proposals.

Your vote is important regardless of the number of shares you own. Accordingly, we urge you to complete, sign, date and return your proxy card promptly in the enclosed postage-paid envelope. If you elected to electronically access the 2007 Proxy Statement and Annual Report on Form 10-K for 2006, you will not be receiving a proxy card and must vote electronically. The fact that you have returned your proxy card or voted electronically or by telephone in advance will assure representation of your shares but will not affect your right to vote in person should you attend the meeting.

If you plan to join us at the meeting, please go to www.emc.com/annualmeeting2007 to complete your RSVP or complete and return the enclosed RSVP card. If you elected to electronically access the proxy materials, please go to www.emc.com/annualmeeting2007 to complete your RSVP. All shareholders who attend the meeting will be required to present a valid government-issued picture identification, such as a driver’s license or passport. Registration will begin at 9:00 a.m.

Following completion of the scheduled business, we will report on EMC’s operations and answer questions. We hope that you will be able to join us on May 3rd.

Very truly yours,

JOSEPH M. TUCCI

Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to assure representation of your shares at the meeting, please complete, sign, date and return the enclosed proxy card or vote electronically or by telephone. See Voting Electronically or by Telephone on page 2 of the Proxy Statement for details regarding the options available to you.

EMC CORPORATION

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

MAY 3, 2007

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of EMC Corporation, a Massachusetts corporation, will be held at EMC’s facility at 21 Coslin Drive, Southborough, Massachusetts, on Thursday, May 3, 2007, at 10:00 a.m. for the following purposes:

1.	To elect three members to the Board of Directors to serve for a three-year term as Class II Directors expiring at the 2010 Annual Meeting of Shareholders; provided, that if the proposal to eliminate EMC’s classified board structure described below is approved, their term will expire at the 2008 Annual Meeting of Shareholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as EMC’s independent auditors for the fiscal year ending December 31, 2007.

3.	To approve an amended and restated EMC Corporation 2003 Stock Plan.

4.	To approve an amendment to the EMC Corporation 1989 Employee Stock Purchase Plan.

5.	To approve a proposal to eliminate EMC’s classified board structure and provide for the annual election of EMC’s directors.

6.	To act upon four shareholder proposals, if properly presented.

7.	To transact any and all other business that may properly come before the meeting or any adjournments thereof.

All shareholders of record at the close of business on March 5, 2007 are entitled to notice of and to vote at this meeting and any adjournments thereof.

You are requested to sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. If you elected to electronically access EMC’s 2007 Proxy Statement and Annual Report on Form 10-K for 2006, you will not be receiving a proxy card and must vote electronically. For those who did not elect to receive such documents electronically, you may also be eligible to vote electronically or by telephone. Please see Voting Electronically or by Telephone on page 2 of the Proxy Statement for instructions.

EMC’s Annual Report on Form 10-K for 2006 is enclosed.

By order of the Board of Directors

PAUL T. DACIER

Executive Vice President,

General Counsel and Assistant Secretary

March 27, 2007

Proxy Statement for the

Annual Meeting of Shareholders of

EMC CORPORATION

To Be Held on Thursday, May 3, 2007

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Federal securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “plans,” “intends,” “expects,” “goals” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Actual results may differ materially from those projected in the forward-looking statements due to various uncertainties and risks, including without limitation risks associated with the effects of general economic and market conditions, lessening demand in the information technology market, successful integration of acquisitions, difficulty managing operations and difficulty in keeping pace with rapid industry, technological and market changes, as well as those described in Item 1A of Part I (Risk Factors) of our Annual Report on Form 10-K. We disclaim any obligation to update any forward-looking statements contained herein after the date of this Proxy Statement.

EMC CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of EMC Corporation, a Massachusetts corporation (“EMC” or the “Company”), for the Annual Meeting of Shareholders of EMC to be held on May 3, 2007, and any adjournments thereof, for the purposes set forth in the attached Notice of the Annual Meeting of Shareholders (the “Notice of Annual Meeting”). EMC was incorporated in 1979, and its principal executive offices are located at 176 South Street, Hopkinton, Massachusetts 01748. This Proxy Statement, EMC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the accompanying proxy card are first being distributed to shareholders on or about March 27, 2007.

Voting Rights and Outstanding Shares

As of March 5, 2007, EMC had outstanding 2,099,052,990 shares of Common Stock. The Common Stock is the security entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder of record thereof at the close of business on March 5, 2007 to one vote on each of the matters to be voted upon at the Annual Meeting.

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board of Directors will be borne by EMC. In addition to the solicitation of proxies by use of the mails, EMC may utilize the services of certain of its officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage houses and other shareholders. Also, EMC has retained Morrow & Co., Inc. to aid in the distribution and solicitation of proxies. Morrow & Co., Inc. will receive a fee of $25,000 as well as reimbursement for certain expenses incurred by them in connection with their services, all of which will be paid by EMC.

If the enclosed form of proxy is properly signed and returned or a proxy is voted electronically or by telephone, the shares represented thereby will be voted as specified in the Proxy. If you do not specify in the proxy how your shares are to be voted, the shares will be voted as recommended by the Board of Directors: FOR

Proposals 1, 2, 3, 4 and 5 and AGAINST Proposals 6 ,7, 8 and 9. If your shares are registered in the name of a bank or brokerage firm and the bank or brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. For the election of directors and the ratification of auditors, the bank or brokerage firm that holds your shares may vote your shares in its discretion. For all other proposals, the bank or brokerage firm may not vote your shares at all. When that happens, it is called a “broker non-vote.” You have the right to revoke your proxy at any time before it is voted by attending the meeting and voting in person or filing with the Secretary or Assistant Secretary of EMC either a written instrument revoking the proxy or another executed proxy bearing a later date.

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies. Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum; however, neither abstentions nor broker non-votes will be considered votes properly cast at the Annual Meeting. Accordingly, because the approval of each of the proposals (other than Proposal 5) is based on the votes properly cast at the Annual Meeting, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to such proposals. For Proposal 5, which requires the vote of two-thirds of our outstanding Common Stock, abstentions and broker non-votes have the same effect as a vote against the proposal. An automated system administered by EMC’s transfer agent tabulates all votes cast at the Annual Meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

•	FOR the three nominees listed under “Election of Directors” as Class II Directors, to serve until their successors are elected and qualified (Proposal 1);
•

FOR ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as EMC’s independent auditors for the fiscal year ending December 31, 2007 (Proposal 2);

•	FOR approval of the amended and restated EMC Corporation 2003 Stock Plan (Proposal 3);
•	FOR approval of an amendment to the EMC 1989 Employee Stock Purchase Plan (Proposal 4);
•	FOR approval of the proposal to eliminate EMC’s classified board structure and provide for the annual election of directors (Proposal 5); and
•	AGAINST approval of each of the shareholder proposals (Proposals 6, 7, 8 and 9).

Should any nominee named in Proposal 1 be unable to serve or for good cause will not serve as director, the persons named in the enclosed form of proxy will vote for such other person as the Board of Directors may recommend.

Voting Electronically or by Telephone

If you have elected to electronically access the 2007 Proxy Statement and Annual Report on Form 10-K for 2006, you must vote electronically. If you have not elected to access such documents electronically, you may still be eligible to vote electronically or by telephone.

•

If your shares are registered in the name of a bank or brokerage firm and your bank or brokerage firm participates in a program offering electronic and telephonic voting options, then you should follow the instructions provided on the voting instruction form you receive to vote electronically at www.proxyvote.com or by telephone.

•	If your shares are registered in your name, you should follow the instructions provided on the enclosed form of proxy to vote electronically at www.investorvote.com or by telephone.

If you vote this year’s proxy electronically, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. You may vote using the Internet and telephone voting facilities until 11:59 p.m., E.S.T. on May 2, 2007.

Annual Meeting Admission

If you plan to attend the Annual Meeting in person, please go to www.emc.com/annualmeeting2007 to complete your RSVP or complete and return the enclosed RSVP card. If you received your proxy materials electronically, please go to www.emc.com/annualmeeting2007 to complete your RSVP. Shareholders who have not returned the RSVP card will be required to present verification of ownership, such as a bank or brokerage firm account statement. All shareholders who attend the meeting will be required to present a valid government-issued picture identification, such as a driver’s license or passport. Registration will begin at 9:00 a.m.

Other Business

As of the date of this Proxy Statement, EMC has no knowledge of any business other than that described in the Notice of Annual Meeting that will be presented for consideration at the Annual Meeting. The deadline under EMC’s By-laws for shareholders to notify EMC of any director nominations or proposals to be presented at the Annual Meeting has passed. If any other business should properly come before the Annual Meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote all such proxies as they shall decide.

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Guidelines to provide a framework for the effective governance of EMC. The Corporate Governance and Nominating Committee reviews the Guidelines at least annually and recommends changes as appropriate to the Board of Directors for approval. The Board of Directors has also adopted written charters for its standing committees (Audit, Compensation, Corporate Governance and Nominating, Finance, and Mergers and Acquisitions), as well as Business Conduct Guidelines applicable to all directors, officers and employees. Information about EMC’s corporate governance practices, and copies of the Corporate Governance Guidelines, committee charters, and Business Conduct Guidelines, are available at www.emc.com/about/governance. Copies will also be provided to any shareholder upon written request to EMC Corporation, Investor Relations, 176 South Street, Hopkinton, MA 01748 or by contacting EMC Investor Relations at 866-362-6973. EMC intends to post additional information on this website from time to time as the Board makes changes to EMC’s corporate governance practices.

EMC’s Board of Directors has adopted corporate governance practices that the Board believes are in the best interests of EMC and its shareholders as well as compliant with SEC rules and regulations and the listing standards of the NYSE. Highlights include:

•

The Board submitted to shareholders for approval a proposal to require each Director to stand for election annually (see Proposal 5). Proposal 5, if approved, would provide that all Directors will be elected annually beginning with our 2008 Annual Meeting of Shareholders.

•

EMC has an independent director who has been designated as the Lead Director. The Lead Director has significant responsibilities, which are set forth in EMC’s Corporate Governance Guidelines and include:

•	Acting as a liaison between the independent Directors and the Chairman, and facilitating discussions among the independent Directors on key issues and concerns outside of Board meetings;

•	In collaboration with the Chairman, setting an appropriate schedule of and standing agenda for Board meetings, as well as preparing agendas for Board meetings;

•	In collaboration with the Compensation Committee, approving Chief Executive Officer (CEO) goals, evaluating CEO performance, setting CEO compensation levels and reviewing CEO succession planning;

•

In collaboration with the Corporate Governance and Nominating Committee, making recommendations to the Board regarding committee members and chairs and overseeing the performance evaluations of the Board, each of the applicable committees and the individual Directors; and

•

Presiding at all meetings of the Board at which the Chairman is not present, including the executive sessions of the “non-management” Directors (as defined in the listing standards of the NYSE) and independent Directors.

•

EMC has adopted a majority voting policy for the election of Directors. The policy, which is incorporated in EMC’s Corporate Governance Guidelines, requires any director who receives a majority of votes “withheld” to promptly tender his or her resignation. The policy provides that the Corporate Governance and Nominating Committee will assess the appropriateness of such director continuing to serve and recommend to the Board the action to be taken with respect to such tendered resignation. Set forth below are procedures of the Board and Corporate Governance and Nominating Committee to be used if such majority voting policy is triggered:

•

In considering the appropriateness of a nominee continuing to serve as a Director, the Corporate Governance and Nominating Committee will act promptly and consider all factors deemed relevant, including any known reasons why shareholders “withheld” votes from the Director, the length of service and qualifications of the Director in question, the Director’s contributions to EMC, the Director’s particular area of expertise or experience and compliance with listing standards;

•

The Board will act on the Corporate Governance and Nominating Committee’s recommendation promptly, but in any event not later than 90 days from the date of the annual or special meeting of shareholders at which the vote occurred. The Board will consider the factors considered by the Corporate Governance and Nominating Committee and any other factors it deems relevant. Such Board action may include acceptance of the tendered resignation, adoption of measures designed to address the issues underlying the “withheld” votes for such Director or rejection of the tendered resignation. Following the Board’s decision, EMC will promptly publicly disclose the Board’s decision and process (including, if applicable, the reasons for rejecting the tendered resignation) in a periodic or current report filed with the Securities and Exchange Commission;

•	To the extent that one or more Director’s resignation is accepted by the Board, the Board will determine whether to fill such vacancy or vacancies or to reduce the size of the Board;

•

The process described above of determining whether or not to accept a tendered resignation shall be managed by the independent Directors. Further, any Director who tenders his or her resignation pursuant to EMC’s majority voting policy will not participate in the Corporate Governance and Nominating Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Corporate Governance and Nominating Committee receive a greater number of votes “withheld” than “for” at the same election, then the independent Directors who are on the Board who did not receive such votes will consider the tendered resignations; and

•

In order to strengthen the director election process, the Board required each nominee for election at this Annual Meeting to submit a “conditional” resignation that will only become effective if the nominee does not receive the requisite number of votes at this meeting in accordance with the majority voting policy of the Board and after following the procedures described above, the Board accepts the resignation.

•

The Board believes that periodic rotation of members and chairs of its committees is a good corporate governance practice. In this regard, the Board rotated the members and chairs of committees in 2006. Our current committee membership is set forth in this Proxy Statement under the heading “Board Independence and Committees.”

•

In 2007, the Board increased the stock ownership guidelines requiring non-employee directors to own shares of Common Stock from a value of three to a value of five times the director’s annual Board retainer. In addition, the Board amended the stock ownership guidelines for senior management to specify that restricted stock held by such individuals is not included for purposes of calculating stock ownership under the guidelines.

•	The Corporate Governance and Nominating Committee, together with the Lead Director, oversees an evaluation process as follows:

•	each Director annually evaluates the Board as a whole;

•

each member of the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Finance Committee and Mergers and Acquisitions Committee annually evaluates the committees on which he or she serves;

•	each Director annually prepares an individual self evaluation; and

•	the Board, each of the above committees and each individual Director will develop action plans, if appropriate, based on their evaluations.

•

To enable open communications with shareholders and other interested parties, EMC provides various means for them to contact the non-management Directors and the Audit Committee (see “Communications with the Board” and “Communications with the Audit Committee” below). The Board strives to provide clear, candid and timely responses to any substantive communication from such persons. During 2006, EMC management dialogued and met with shareholders on a variety of topics, including executive compensation, corporate social responsibility and other relevant governance topics. As appropriate, certain Directors participated.

•

EMC listens to and is responsive to shareholders. In addition to the communications above, EMC’s Corporate Governance Guidelines state that it is the Board’s policy to provide a response to any shareholder proposal that receives a majority vote. In the last several years, EMC has also provided formal responses to proposals that received less than a majority vote.

•

The Board believes that Director education is integral to Board and committee performance and effectiveness. The Board’s Director orientation program emphasizes EMC’s business and strategic plans, and includes site visits, presentations and meetings with management. Directors are also expected to participate in continuing educational programs in order to maintain the necessary level of expertise to perform their responsibilities as directors.

•

The non-management Directors meet in executive session in connection with each regularly scheduled Board meeting, and independent Directors meet in executive session at least once each year. The Lead Director acts as presiding Director for such executive sessions.

Communications with the Board

The Board of Directors provides a process for EMC shareholders and other interested parties to send communications directly to the non-management Directors. Any person who desires to contact the non-management Directors may do so by either:

•	writing to EMC Non-Management Directors, c/o Alertline, PMB 3767, 13950 Ballantyne Corporate Place, Charlotte, NC 28277; or

•	sending an e-mail to nonmngtdirectors@emc.com.

Communications received electronically will be accessed directly by, and communications received by mail will be forwarded directly to, the Corporate Governance and Nominating Committee. The Committee will forward such communications to other Directors, members of EMC management or such other persons as it deems appropriate. The Committee or, if appropriate, EMC management, will respond in a timely manner to any substantive communications from a shareholder or an interested party.

Communications with the Audit Committee

EMC’s Audit Committee also provides a process to send communications directly to the committee about EMC’s accounting, internal accounting controls or auditing matters. Any person who desires to contact the Audit Committee regarding such matters may do so by either:

•	writing to EMC Audit Committee, c/o Alertline, PMB 3767, 13950 Ballantyne Corporate Place, Charlotte, NC 28277; or

•	sending an e-mail to AuditCommitteeChairman@emc.com.

Communications received electronically will be accessed directly by, and communications received by mail will be forwarded directly to, the Audit Committee. The Committee, in its discretion, will forward such communications to other Directors, members of EMC management or such other persons as it deems appropriate. The Committee or, if appropriate, EMC management, will respond in a timely manner to any substantive communications from a shareholder or an interested party.

BOARD INDEPENDENCE AND COMMITTEES

Board Independence

The Board has a substantial majority of directors who are independent under the NYSE’s director independence standards and EMC’s categorical standards of independence.

Under EMC’s categorical standards of independence, which are available on our website at www.emc.com/about/governance and are also attached as Exhibit A to this Proxy Statement, the Board broadly considers all relevant facts and circumstances in its determination of independence of all Board members (including any relationships set forth in this Proxy Statement under the heading “Certain Transactions”). EMC’s Board of Directors has affirmatively determined that none of the following Directors has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with EMC): Michael W. Brown, Michael J. Cronin, Gail Deegan, W. Paul Fitzgerald, Olli-Pekka Kallasvuo, Windle B. Priem, David N. Strohm and Alfred M. Zeien. The Directors referred to above currently meet the Categorical Standards of Independence. Therefore, in accordance with the Corporate Governance Listing Standards of the NYSE and the Categorical Standards of Independence, the above-referenced Directors are independent.

The table below includes a description of categories or types of transactions, relationships or arrangements considered by the Board in reaching its determination that the above-mentioned Directors are independent:

Name	Independent	Transactions/Relationships/Arrangements
Michael W. Brown	Yes	Business relationships
Michael J. Cronin	Yes	Business relationships, charitable organization relationships
Gail Deegan	Yes	Business relationships, charitable organization relationships
W. Paul Fitzgerald	Yes	Family relationships, employment relationships
Olli-Pekka Kallasvuo	Yes	Business relationships
Windle B. Priem	Yes	Business relationships, charitable organization relationships
David N. Strohm	Yes	Business relationships
Alfred M. Zeien	Yes	N/A

Board Meetings

During the fiscal year ended December 31, 2006, EMC’s Board of Directors held ten meetings. Each Director attended at least 93% of the Board meetings and committee meetings which were held during the period in which he or she was a Director of EMC and in which he or she was a member of such committees, except Olli-Pekka Kallasvuo, who attended 80% of the Board meetings and 56% of the applicable committee meetings. Mr. Kallasvuo is President and Chief Executive Officer of Nokia Corporation, which is headquartered in Finland. He was unable to participate in certain Board and committee meetings due to business conflicts.

Attendance at Annual Meeting of Shareholders

EMC’s Corporate Governance Guidelines provide that each Director is expected to attend the Annual Meeting of Shareholders. All but one of the then-current Directors attended the 2006 Annual Meeting of Shareholders.

Committees of the Board

The Board of Directors has established five standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Mergers and Acquisitions Committee. The Audit, Compensation and Corporate Governance and Nominating Committees consist entirely of independent directors, and members of the Audit Committee meet additional, heightened independence criteria applicable to audit committee members under the Sarbanes-Oxley Act of 2002 and SEC implementing rules. Each committee operates pursuant to a written charter that is available on our website at www.emc.com/about/governance. The membership of each is listed below.

Audit	Compensation	Corporate Governance and Nominating	Finance	Mergers and Acquisitions
Gail Deegan1, [2]	Windle B. Priem[1]	David N. Strohm[1,3]	Michael W. Brown[1,4]	John R. Egan[1]
Michael J. Cronin	Michael W. Brown	Gail Deegan	John R. Egan[5]	Michael W. Brown
Olli-Pekka Kallasvuo	David N. Strohm	W. Paul Fitzgerald	W. Paul Fitzgerald	Michael J. Cronin
Alfred M. Zeien	Alfred M. Zeien	Olli-Pekka Kallasvuo	Joseph M. Tucci	David N. Strohm
		Windle B. Priem		Joseph M. Tucci

1	Chair.
2	Ms. Deegan was elected chair of the Audit Committee in October 2006.
3	Mr. Strohm was elected chair of the Corporate Governance and Nominating Committee in October 2006.
4	Mr. Brown was elected chair of the Finance Committee in February 2006.
5	Mr. Egan was elected to the Finance Committee in August 2006.

•    Audit Committee: The Audit Committee held ten meetings in 2006. This committee reviews with management and EMC’s auditors EMC’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the auditors on EMC’s financial statements and its accounting controls and procedures, EMC’s worldwide corporate compliance program, the independence of EMC’s auditors, EMC’s internal controls, EMC’s policy pertaining to related person transactions, the other matters as set forth in its charter, as adopted by the Board of Directors, and such other matters as the committee deems appropriate. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of EMC’s independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for EMC and pre-approves all such audit, review or attest engagements. The Audit Committee also pre-approves non-audit services to be performed by its independent auditors in accordance with the committee’s pre-approval policy.

The Board of Directors has determined, in accordance with the rules of the SEC, that each of Ms. Deegan, Mr. Cronin and Mr. Kallasvuo is an “audit committee financial expert.”

•    Compensation Committee: The Compensation Committee held thirteen meetings in 2006. This committee sets EMC’s executive compensation philosophy and objectives, recommends compensation for non-employee directors, sets the compensation of the Chairman and Chief Executive Officer, reviews and approves the goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer and evaluates his performance, including his performance relative to his respective goals and objectives, as well as his overall performance. The Compensation Committee also reviews and approves the compensation of EMC’s other executive officers and monitors all general compensation programs. The Compensation Committee approves transactions under EMC’s equity plans and has the authority to administer and interpret the provisions of the Company’s equity, deferred compensation and other plans. The Compensation Committee also oversees and reports to the Board on succession planning for the Chief Executive Officer and other senior management positions.

In determining the compensation of executive officers, the Compensation Committee may use certain metrics which are part of EMC’s operating plan. Accordingly, since the Board of Directors is including in setting EMC’s operating plan, the Board also plays a role in setting executive compensation.

The Compensation Committee has retained Watson Wyatt Worldwide (“Watson Wyatt”) as its compensation consultant. Watson Wyatt is engaged directly by the Compensation Committee and works at the direction of the Compensation Committee under an engagement agreement in which Watson Wyatt, among other things, assists the Compensation Committee in reviewing executive and director compensation, compensation best practices, trends and competitive practices, change in control and other termination scenarios, performing pay-for-performance analyses, and in selecting peer group companies used for compensation analysis. Watson Wyatt reports directly to the Compensation Committee and provides no other services to EMC.

Subject to compensation parameters approved by the Compensation Committee, our Chief Executive Officer and Chief Financial Officer set the performance goals under our business unit incentive compensation plans for executive officers. These goals are aligned to EMC’s operating plan. In addition, our Chief Executive Officer, subject to compensation parameters approved by the Compensation Committee, approves the goals under our MBO plans for our executive officers. These goals are generally aligned with the goals approved by the Compensation Committee for the Chief Executive Officer. Our Chief Executive Officer also presents recommendations to the Compensation Committee for approval of compensation of executive officers. The Executive Vice President, Human Resources, assists our Chief Executive Officer and Chief Financial Officer in performing their compensation-related responsibilities and also assists the Compensation Committee in fulfilling its functions.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members has ever been an officer or employee of EMC. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our Board or Compensation Committee.

In February 2006, EMC acquired all of the outstanding capital stock of Authentica, Inc. David N. Strohm, a member of the Compensation Committee, is a general partner in Greylock IX Limited Partnership, which was a shareholder of Authentica. Of the total cash paid to Authentica’s stockholders of approximately $16 million, proceeds to Greylock IX Limited Partnership as a result of this acquisition were approximately $2.7 million. Mr. Strohm did not participate in any Board or committee approval of this acquisition, and EMC believes that the terms of the transaction were fair and negotiated at arms’ length.

•    Corporate Governance and Nominating Committee: The Corporate Governance and Nominating Committee held six meetings in 2006. This committee oversees and advises the Board of Directors with respect to corporate governance matters and assists the Board of Directors in identifying and recommending qualified Board candidates. The committee also reviews and makes recommendations to the Board of Directors regarding the size and composition of the Board and with respect to assignments to committees of the Board. The committee oversees the evaluation of the Board, the committees and individual Directors and monitors possible conflicts of interest of Directors and senior executives.

The Corporate Governance and Nominating Committee continuously reviews and assesses the skills and characteristics it believes are or may be required on the Board based on the changing needs of the business. The committee identifies Board candidates through numerous sources, including recommendations from Directors, executive officers and shareholders of EMC, as well as through engagements with executive search firms. The committee seeks to have available to it qualified candidates from a broad pool of individuals with a range of talents, experience, backgrounds and perspectives. The Corporate Governance and Nominating Committee evaluates identified Board candidates based on the criteria established by and periodically reviewed by the committee. The committee seeks to identify those individuals most qualified to serve as Board members and considers many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be desirable as a member of any committees of the Board, and the candidate’s willingness to devote substantial time and effort to Board responsibilities. Selected candidates are interviewed by members of the committee and certain other Board members. Based on the foregoing, the Corporate Governance and Nominating Committee makes recommendations to the Board with respect to Director nominees.

EMC shareholders may recommend individuals to the Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names and appropriate background and biographical information to the EMC Corporate Governance and Nominating Committee, 176 South Street, Hopkinton, Massachusetts 01748. Assuming that the appropriate information has been timely provided, the committee will consider these candidates substantially in the same manner as it considers other Board candidates it identifies.

EMC shareholders also have the right to nominate director candidates without any action on the part of the Corporate Governance and Nominating Committee or the Board, by following the advance notice provisions of EMC’s By-laws as described under “Advance Notice Procedures” on page 72 of this Proxy Statement.

•    Finance Committee: The Finance Committee held seven meetings in 2006. This committee oversees and reviews with management matters related to the capital structure of the Company, including the issuance and restructuring of the Company’s equity and debt and the redemption of any of EMC’s bonds or convertible notes which may be outstanding from time to time. This committee also oversees any common stock repurchase program which may exist from time to time.

•    Mergers and Acquisitions Committee: The Mergers and Acquisitions Committee held twelve meetings in 2006. This committee reviews with EMC management potential acquisitions, divestitures and investments.

PROPOSAL 1

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

EACH OF THE NOMINEES LISTED BELOW.

Pursuant to Section 8.06(b) of Chapter 156D of the Massachusetts General Laws, the Board of Directors is currently divided into three classes, having staggered terms of three years each. Under Section 8.06(b) and EMC’s By-laws, the Board of Directors may determine the total number of directors and the number of directors to be elected at any annual meeting of shareholders or special meeting in lieu thereof. The Board of Directors has fixed at eleven the total number of directors and has fixed at three the number of Class II Directors to be elected at the 2007 Annual Meeting. We currently have one vacancy on the Board of Directors. Of the current total of ten directors, three Class II Directors have terms expiring at the 2007 Annual Meeting; three Class III Directors have terms expiring at the 2008 Annual Meeting and four Class I Directors have terms expiring at the 2009 Annual Meeting. The three directors whose terms expire at the 2007 Annual Meeting have been nominated by the Board of Directors for election at such meeting. All of the nominees for director are now Class II members of the Board of Directors. The three nominees who receive the greatest number of votes properly cast on this proposal will be elected as Class II Directors.

Each Class II Director elected at the 2007 Annual Meeting will serve until the 2010 Annual Meeting or special meeting in lieu thereof, and until that director’s successor is elected and qualified. However, if the proposal to eliminate EMC’s classified board structure is approved, as more fully described in Proposal 5 below, then the terms of all directors, including those elected at the 2007 Annual Meeting, will end at the 2008 Annual Meeting, and all directors will thereafter be elected for one-year terms.

Information With Respect to Nominees

Set forth below is information with respect to each nominee for Class II Director to be elected at the 2007 Annual Meeting, and for each Class III and Class I Director. All of the directors were previously elected by the shareholders except for Michael W. Brown, who was elected by the Board of Directors effective as of August 2005. Mr. Brown was identified as a potential Director by our Chief Executive Officer.

NOMINEES TO SERVE AS CLASS II DIRECTORS

Michael W. Brown

Michael W. Brown, age 61, has been a Director of EMC since August 2005. From August 1994 to July 1997, Mr. Brown served as Vice President and Chief Financial Officer of Microsoft Corporation, a manufacturer of software products for computing devices. He was Vice President, Finance of Microsoft from April 1993 to August 1994. He joined Microsoft in December 1989 and served as Treasurer from January 1990 to April 1993. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions. Mr. Brown is also a Director of Administaff, Inc., a professional employer organization providing services such as payroll and benefits administration. Mr. Brown is the Chair of the Finance Committee and a member of the Compensation Committee and the Mergers and Acquisitions Committee of EMC.

John R. Egan

Mr. Egan, age 49, has been a Director of EMC since May 1992. Mr. Egan has been a managing partner and general partner in Egan-Managed Capital, a venture capital firm, since October 1998. From May 1997 to

September 1998, Mr. Egan served as Executive Vice President, Products and Offerings of EMC. From January 1992 to June 1996, he served as Executive Vice President, Sales and Marketing of EMC. From October 1986 to January 1992, he served in a number of executive positions with EMC, including Executive Vice President, Operations and Executive Vice President, International Sales. Mr. Egan resigned as an executive officer of EMC in September 1998 and as an employee of EMC in July 2002. Mr. Egan is also a Director of NetScout Systems, Inc., a provider of network and application performance management solutions. Mr. Egan is the Chair of the Mergers and Acquisitions Committee and a member of the Finance Committee of EMC.

David N. Strohm

Mr. Strohm, age 58, has been a Director of EMC since October 2003, and Lead Director since January 2006. He has been a Venture Partner of Greylock Partners, a venture capital firm, since January 2001, and was a General Partner of Greylock from 1980 to 2001. He is also a General Partner of several partnerships formed by Greylock. Mr. Strohm was a Director of LEGATO Systems, Inc. from its founding in 1988 until its acquisition by EMC in October 2003. Mr. Strohm is the Chair of the Corporate Governance and Nominating Committee and is a member of the Compensation Committee and the Mergers and Acquisitions Committee of EMC.

CLASS I DIRECTORS

Gail Deegan

Ms. Deegan, age 60, has been a Director of EMC since July 2002. From February 1996 to September 2001, Ms. Deegan served as Executive Vice President and Chief Financial Officer of Houghton Mifflin Company, a publishing company. From February 1995 to February 1996, Ms. Deegan was Senior Vice President of Regulatory and Government Affairs for NYNEX New England, and from November 1991 to January 1995, was Vice President and Chief Financial Officer of New England Telephone. From 1988 to January 1990, Ms. Deegan was Senior Vice President, Chief Financial Officer and Treasurer of Eastern Enterprises, and from February 1990 to May 1991, she was Senior Vice President, Chief Financial Officer and Chief Administrative Officer. Ms. Deegan is a Director of TJX Companies, Inc., a retailer of discounted apparel and home goods. Ms. Deegan is the Chair of the Audit Committee and a member of the Corporate Governance and Nominating Committee of EMC.

Olli-Pekka Kallasvuo

Mr. Kallasvuo, age 53, has been a Director of EMC since August 2004. He has been the President and Chief Executive Officer of Nokia Corporation, a provider of mobile communications solutions, since June 2006. Mr. Kallasvuo was President and Chief Operating Officer of Nokia Corporation from October 2005 to May 2006. He was Executive Vice President and General Manager of Mobile Phones for Nokia Corporation from January 2004 to September 2005. Mr. Kallasvuo joined Nokia in 1980 and has held various positions with Nokia, including Executive Vice President and Chief Financial Officer of Nokia Group from March 1992 to December 1996, Executive Vice President of Nokia Americas and President of Nokia Inc. from January 1997 to December 1998 and Executive Vice President and Chief Financial Officer of Nokia Corporation from January 1999 to December 2003. He has been a member of the Nokia Group Executive Board since 1990. Mr. Kallasvuo is a member of the Audit Committee and the Corporate Governance and Nominating Committee of EMC.

Windle B. Priem

Mr. Priem, age 69, has been a Director of EMC since December 2001. From July 2001 to December 2003, Mr. Priem served as a Vice Chairman of Korn/Ferry International, a global executive recruiting company, and from December 1998 to June 2001, he served as President and Chief Executive Officer of Korn/Ferry. He joined Korn/Ferry in 1976 and held various positions with Korn/Ferry, including Chief Operating Officer from May 1997 to December 1998 and President of the North American region from January 1996 to June 1998. Mr. Priem retired from Korn/Ferry in December 2003. He was also a Director of Korn/Ferry from June 1992 to November 2002. Mr. Priem is the Chair of the Compensation Committee and a member of the Corporate Governance and Nominating Committee of EMC.

Alfred M. Zeien

Mr. Zeien, age 77, has been a Director of EMC since December 1999. From February 1991 to April 1999, Mr. Zeien served as Chairman of the Board and Chief Executive Officer of The Gillette Company, a consumer products company. He joined Gillette in 1968 and held various positions with Gillette, including President and Chief Operating Officer. Mr. Zeien retired from Gillette in April 1999. Mr. Zeien is a Director of Inverness Medical Innovations, Inc., a manufacturer of self-test diagnostic and other products. Mr. Zeien is a member of the Audit Committee and the Compensation Committee of EMC.

CLASS III DIRECTORS

Michael J. Cronin

Mr. Cronin, age 68, has been a Director of EMC since May 1990. He has been Chief Executive Officer of Cognition Corporation, an engineering knowledge management company, from 1993 to the present. Mr. Cronin is also Chairman of the Board of Directors of Cognition Corporation. From June 1984 to September 1990, he was Chief Executive Officer and President of Automatix, Inc., an industrial vision and robotics systems manufacturer. Mr. Cronin is a member of the Audit Committee and the Mergers and Acquisitions Committee of EMC.

W. Paul Fitzgerald

Mr. Fitzgerald, age 66, has been a Director of EMC since March 1991. From January 1988 to March 1995, he was Senior Vice President, Finance and Administration and Chief Financial Officer of EMC. From October 1991 to March 1995, he was also Treasurer of EMC. From January 1985 to January 1988, he was Vice President, Finance of EMC. Mr. Fitzgerald retired as an employee of EMC in October 1995. Mr. Fitzgerald is a member of the Corporate Governance and Nominating Committee and the Finance Committee of EMC.

Joseph M. Tucci

Mr. Tucci, age 59, has been Chairman of the Board of Directors of EMC since January 2006, Chief Executive Officer and a Director of EMC since January 2001, and President since January 2000. From January 2000 to January 2001, he was also Chief Operating Officer of EMC. Prior to joining EMC, Mr. Tucci served as Deputy Chief Executive Officer of Getronics N.V., an information technology services company, from June 1999 through December 1999 and as Chairman of the Board and Chief Executive Officer of Wang Global, an information technology services company, from December 1993 to June 1999, when it was acquired by Getronics N.V. Mr. Tucci joined Wang Global in 1990 as its Executive Vice President, Operations. Mr. Tucci is a Director of Paychex, Inc., a provider of payroll, human resources and benefits outsourcing solutions. Mr. Tucci is a member of the Finance Committee and the Mergers and Acquisitions Committee of EMC.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

EMC is asking the shareholders to ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent auditors for the fiscal year ending December 31, 2007. The affirmative vote of a majority of votes properly cast on this proposal at the Annual Meeting is required to ratify such selection.

Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders as a matter of good corporate governance. In the event the shareholders fail to ratify the appointment of PWC, the Audit Committee will consider this factor when making any determinations regarding PWC.

Pre-Approval of Audit and Non-Audit Services

During 2006, the Audit Committee pre-approved all audit, review and attest services performed by PWC.

In accordance with the Audit Committee’s Pre-Approval Policy, the Audit Committee pre-approves specified non-audit services up to an aggregate dollar amount and approves on an engagement by engagement basis any individual engagement in excess of $200,000. The Audit Committee has delegated to its Chairman the authority to pre-approve any specific non-audit service which was not previously pre-approved by the Audit Committee, provided that any decisions of the Chair to pre-approve non-audit services shall be presented to the Audit Committee at its next scheduled meeting. During 2006, the Audit Committee pre-approved all non-audit services in accordance with the policy set forth above.

The following table summarizes the fees of PricewaterhouseCoopers LLP (“PWC”), our independent auditor, billed to us for each of the last two fiscal years.

	Audit Fees[1]	Audit- Related Fees[2]	Tax Fees[3]	All Other Fees
2006	$5,446,213	$381,543	$974,435	$—
2005	$4,893,078	$136,418	$901,667	$—

1	Includes for 2006 and 2005, testing under Section 404 of the Sarbanes-Oxley Act of 2002, which fees aggregated $1,227,138 and $1,271,399, respectively. The increase in audit fees in 2006 compared to 2005 was primarily due to the acquisitions EMC consummated in 2006.
2	Includes employee benefit plan compliance, acquisition-related support and other technical, financial reporting and compliance services.
3	Includes tax compliance and tax consulting services in 2006 and 2005. For 2006 and 2005, tax compliance fees aggregated $315,546 and $305,456, respectively.

EMC expects that representatives of PWC will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

PROPOSAL 3

APPROVAL OF AMENDED AND RESTATED EMC CORPORATION 2003 STOCK PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3

On May 7, 2003, EMC shareholders adopted and approved the EMC Corporation 2003 Stock Plan (the “2003 Stock Plan”) and 50,000,000 shares of Common Stock were reserved for issuance thereunder. On May 5, 2004, and May 5, 2005, the 2003 Stock Plan was amended to include an additional 50,000,000 and 100,000,000 shares of Common Stock, respectively, for a total of 200,000,000 shares of Common Stock reserved for issuance under the 2003 Stock Plan.

On January 31, 2007, the Board of Directors approved an amended and restated 2003 Stock Plan which would, subject to approval by EMC shareholders:

•	increase by 100,000,000 the number of shares of Common Stock available for grant under the 2003 Stock Plan;

•

implement fungible share counting by counting restricted stock and restricted stock unit awards against the 2003 Stock Plan’s share reserve as two shares for every one share issued in connection with such awards and, as a result of this new counting practice, remove the provision limiting the issuance of restricted stock and restricted stock units to 30% of the 2003 Stock Plan’s share reserve;

•	limit the term of all stock options issued under the 2003 Stock Plan to 10 years;

•

consolidate the EMC Corporation 1985 Stock Option Plan, the EMC Corporation 1992 Stock Option Plan for Directors, the EMC Corporation 1993 Stock Option Plan and the EMC Corporation 2001 Stock Option Plan (collectively, the “Prior Plans”) into the 2003 Stock Plan such that (i) shares of Common Stock available for grant under the Prior Plans will not be granted under the Prior Plans, but instead will be granted under the 2003 Stock Plan and (ii) any shares of Common Stock subject to outstanding options under the Prior Plans that are not issued, as a result of cancellations, expirations or forfeitures, will become available for grant under the 2003 Stock Plan;

•

eliminate “liberal share counting” by limiting the shares of Common Stock that may be returned to the 2003 Stock Plan’s share reserve to those shares attributable to awards which expire, terminate or are cancelled;

•

permit stock options to be granted to non-employee Directors under the 2003 Stock Plan, in light of the consolidation of the EMC Corporation 1992 Stock Option Plan for Directors into the 2003 Stock Plan; and

•

provide that time-based restricted stock and restricted stock unit awards granted to non-employee Directors will not be subject to the minimum three-year vesting requirement in the 2003 Stock Plan (please see page 68 of this Proxy Statement for the proposed change in non-employee Director compensation).

The affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting is required to approve the amended and restated 2003 Stock Plan.

If the amended and restated 2003 Stock Plan is approved by EMC shareholders at the Annual Meeting, the total number of shares of Common Stock authorized under the 2003 Stock Plan will be the sum of (i) 300,000,000, (ii) the number of shares of Common Stock available for grant under the Prior Plans at the close of business on May 2, 2007 (approximately 6,987,747 shares as of March 1, 2007), and (iii) up to 150,866,942 shares of Common Stock subject to outstanding stock options under the Prior Plans at the close of business on May 2, 2007 (but only to the extent shares are not issued in respect of such stock options after May 2, 2007).

As of March 1, 2007, a total of 64,298,425 shares remained available for future awards under the 2003 Stock Plan.

EMC believes that equity is a key element of EMC’s compensation package and that equity awards encourage employee loyalty to EMC and align employee interests directly with those of EMC shareholders. The 2003 Stock Plan, in particular, allows EMC to provide key employees of, and consultants and advisors to, EMC and its subsidiaries and EMC’s non-employee directors with equity incentives that are competitive with those of companies with which EMC competes for talent.

Without this amendment and restatement increasing the number of shares available for issuance, EMC believes that the number of shares currently available under the 2003 Stock Plan, together with the number of shares currently available under the Prior Plans, may not be sufficient to cover projected awards through the date of the 2008 Annual Meeting of Shareholders. In such event, EMC may not be able to provide persons eligible for awards with compensation packages that are necessary to attract, retain and motivate these individuals. EMC believes that the additional 100,000,000 shares of Common Stock, plus the shares available for grant under the Prior Plans and the shares that may be returned to the Prior Plans, will provide EMC sufficient shares reserved for issuance under the 2003 Stock Plan to cover the awards it anticipates granting to eligible participants for approximately two years. In addition, the consolidation of the Prior Plans into the 2003 Plan will also be more cost effective by streamlining the administration of EMC’s equity plans, since all new equity awards will be granted under one plan. If the amended and restated 2003 Stock Plan is not approved, EMC will not be able to grant any awards to eligible participants once all the shares reserved under the 2003 Stock Plan and the Prior Plans have been used.

As of December 31, 2006, EMC and its subsidiaries had approximately 31,100 employees worldwide, all of whom are eligible to be considered for awards under the 2003 Stock Plan. As of such date, an aggregate of 303,184,180 shares of Common Stock were issuable pursuant to outstanding option awards granted under the 2003 Stock Plan and the Prior Plans, non-plan options and options assumed by EMC in connection with acquisitions, and an aggregate of 67,979,155 shares of Common Stock were available for future grant under such plans.

The 2003 Stock Plan, as proposed to be amended and restated, contains numerous best practices:

•	Stock options may not have a term in excess of ten years, may not be repriced without shareholder approval, and may not be granted at a discount;

•	No material amendments to the 2003 Stock Plan may be made without shareholder approval;

•	The 2003 Stock Plan contains minimum vesting periods for restricted stock and restricted stock unit awards;

•

The fungible share design effectively limits the number of “full-value” restricted stock and restricted stock unit awards that may be granted under the 2003 Stock Plan since these awards are counted against the 2003 Stock Plan’s share reserve as two shares for every one share issued in connection with such awards;

•	The 2003 Stock Plan eliminates the “liberal share counting” provision under which shares surrendered in connection with withholding taxes could be added back to the 2003 Stock Plan’s share reserve;

•	The 2003 Stock Plan is designed to allow awards made under the plan to qualify as “performance-based compensation” under Section 162(m) of the Code; and

•	The 2003 Stock Plan allows EMC to cancel outstanding awards or “clawback” the value of awards recently realized if officers or other senior employees engage in activity detrimental to EMC.

The following is a summary of the material terms and conditions of the 2003 Stock Plan, as proposed to be amended and restated. This summary is qualified in its entirety by reference to the terms of the 2003 Stock Plan (as proposed to be amended and restated), a copy of which is attached as Exhibit B to this Proxy Statement.

The closing price of a share of Common Stock on the New York Stock Exchange (the “NYSE”) on March 1, 2007 was $13.42. The proceeds received by EMC upon exercise of the awards by participants in the 2003 Stock Plan will be used for the general corporate purposes of EMC.

Summary of the Amended and Restated 2003 Stock Plan

Administration. The Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors administers the 2003 Stock Plan, which includes approving:

•	the individuals to receive awards;
•	the types of awards to be granted;
•	the terms and conditions of the awards, including the number of shares and exercise price of the awards;
•	the time when the awards become exercisable, will vest or the restrictions to which an award is subject will lapse; and
•	whether options will be incentive stock options.

The Compensation Committee has full authority to interpret the terms of the 2003 Stock Plan and awards granted under the 2003 Stock Plan, to adopt, amend and rescind rules and guidelines for the administration of the 2003 Stock Plan and for its own acts and proceedings and to decide all questions and settle all controversies and disputes which may arise in connection with the 2003 Stock Plan. The Compensation Committee or the Board of Directors may, in its discretion, determine to accelerate the vesting or lapse of one or more restrictions with respect to an award; provided, however, that neither the Compensation Committee nor the Board of Directors may accelerate the vesting or lapse of one or more restrictions with respect to an award of restricted stock or restricted stock units if such action would cause such award to fully vest in a period of time that is less than the applicable minimum vesting period set forth in the 2003 Stock Plan.

Authorized Shares. The shares authorized under the 2003 Stock Plan will be subject to adjustment in the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock. The 2003 Stock Plan contains a fungible share limit, which means that stock options and stock appreciation rights are counted against the share reserve as one share for every share that is issued in connection with such award and that “full-value” awards (i.e. restricted stock or restricted stock units) are counted against the share reserve as two shares for every share that is issued in connection with such award. This effectively limits the number of shares that may be issued as full-value awards under the plan. In addition, the 2003 Stock Plan does not contain liberal share counting. As a result, any shares actually or constructively transferred by the participant to EMC in connection with an award under the 2003 Stock Plan (including through the holding back of shares in respect of tax withholding) will not be added back to the share reserve under the 2003 Stock Plan.

Eligibility. All employees of, or consultants or advisors to, EMC or any of its subsidiaries are eligible to participate in the 2003 Stock Plan. Each non-employee Director who is not a 5% shareholder of EMC or a person in control of such a shareholder is also eligible to participate in the 2003 Stock Plan.

Types of Awards. Awards under the 2003 Stock Plan may be in the form of stock options (either incentive stock options or non-qualified options), restricted stock or restricted stock units, stock appreciation rights, or any combination thereof.

•

Stock Options. Stock options represent the right to purchase shares of Common Stock within a specified period of time at a specified price. The exercise price for a stock option will be not less than 100%

(110% for an incentive stock option granted to a 10% or more shareholder) of the fair market value of Common Stock on the date of grant. The aggregate fair market value, determined on the date the option is granted, of the stock for which any person may be granted incentive stock options which become exercisable for the first time by such person in any calendar year cannot exceed the sum of $100,000 (determined on the date such option is granted). No incentive stock option will be granted to a person who is not an “employee” as defined in the applicable provisions of the Internal Revenue Code of 1986 (the “Code”) and regulations issued thereunder. All stock options shall expire in ten years (five years in the case of an incentive stock option granted to a 10% or more shareholder) after the date of grant. No incentive stock options can be granted under the 2003 Stock Plan after January 29, 2013, but options granted before that date may be exercised thereafter.

•

Awards of Restricted Stock and Restricted Stock Units. Restricted stock is Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Restricted stock units represent the right to receive shares of Common Stock in the future, with the right to future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Subject to any restrictions applicable to the award, a participant holding restricted stock, whether vested or unvested, will be entitled to enjoy all rights of a shareholder with respect to such restricted stock, including the right to receive dividends and to vote the shares. A participant holding restricted stock units is not entitled to voting rights, but, subject to any restrictions applicable to the award, will be entitled to receive dividend equivalents regardless of whether the restricted stock units are vested or unvested. Awards of restricted stock or restricted stock units, other than awards granted to eligible Directors, (i) that vest by the passage of time only will not vest fully in less than three years after the date of grant, and (ii) that vest upon the achievement of performance goals will not vest fully in less than one year after the date of grant.

•

Stock Appreciation Rights. Stock appreciation rights entitle the holder upon exercise to receive shares of Common Stock having a value equal to the excess of (i) the value of the number of shares with respect to which the right is being exercised (which value is based on fair market value at the time of such exercise) over (ii) the exercise price applicable to such shares. The exercise price for a stock appreciation right will be not less than 100% of the fair market value of Common Stock on the date of grant.

Performance Goals. The Compensation Committee may grant awards under the 2003 Stock Plan subject to the satisfaction of performance goals. In the case of awards intended to qualify for exemption under Section 162(m) of the Code, the Compensation Committee will use one or more objectively determinable performance goals that relate to one or more performance criteria. The performance criteria available under the 2003 Stock Plan may consist of any or any combination of the following areas of performance (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, geographical, project, product or individual basis or in combinations thereof): sales; revenues; assets; expenses; income; profit margins; earnings before or after any deductions and whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory; organizational realignments; infrastructure changes; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of products or services; customer acquisition or retentions; acquisitions or divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split ups and the like; reorganizations; strategic investments or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. The Compensation Committee will determine whether the performance goals for a performance award have been met. No more than 2,000,000 shares will be allocated to performance awards granted to any participant during any 12-month period.

Transferability. Under the 2003 Stock Plan, awards are generally non-transferable other than by will or by the laws of descent and distribution. Awards may be exercised by a person other than the participant only in the circumstances outlined below; provided, that the Compensation Committee may, other than with respect to incentive stock options, allow for transferability of awards to immediate family members of the participant or to trusts, partnerships or other entities controlled by and of which the beneficiaries are immediate family members of the participant.

Termination of Service Relationship. Under the 2003 Stock Plan, all previously unexercised awards terminate and are forfeited automatically upon the termination of the participant’s service relationship with EMC, unless the Compensation Committee expressly specifies otherwise. However, if a participant’s service relationship is terminated by reason of death or Disability (as defined in the 2003 Stock Plan), all stock options and stock appreciation rights held by the participant will vest fully on the date that the service relationship terminates by reason of death or Disability and all awards of restricted stock or restricted stock units held by the participant will vest fully and/or all restrictions will fully lapse on the date that the service relationship terminates by reason of death or Disability. All awards may be exercised by the participant, the participant’s executor or administrator, or by the person to whom the award is transferred under the applicable laws of descent or distribution, within three years after the date that the participant’s service relationship terminates by reason of Disability or death, as the case may be. If a participant’s service relationship is terminated by reason of Retirement (as defined in the 2003 Stock Plan), except as otherwise provided by the Compensation Committee, all stock options and stock appreciation rights held by the participant will continue to vest and be exercisable as if the service relationship had not terminated and all awards of restricted stock and restricted stock units held by the participant will continue to be subject to vesting and/or applicable restrictions as if the service relationship had not terminated. Notwithstanding the foregoing, if a stock option or stock appreciation right provides for vesting or exercisability upon the fulfillment or satisfaction of certain goals or conditions (other than time-based vesting), or an award of restricted stock or restricted stock units provides for vesting or lapse of restrictions based upon the fulfillment or satisfaction of certain goals or conditions (other than time-based vesting or restrictions), then, except as otherwise provided by the Compensation Committee, subsequent to the date of Retirement, the unvested or restricted portion of an award shall no longer be subject to such vesting or lapse of restrictions based on the satisfaction or fulfillment of certain goals or conditions and instead will be subject only to the time-based vesting or restrictions set forth in the award. Such awards may be exercised by the participant in accordance with the terms and conditions of the award (including the applicable vesting schedule or restrictions). Incentive stock options that are not exercised within (a) twelve months after the date a participant’s service relationship is terminated by reason of Disability or (b) three months after the date a participant’s service relationship is terminated by reason of Retirement, will be treated as non-qualified stock options. All stock options and stock appreciation rights outstanding after a participant’s death or Disability expire at the end of the three-year period after the date a participant’s service relationship is terminated by reason of death or Disability. Notwithstanding the foregoing, in no event shall (i) any award be exercised beyond the date on which such award would otherwise expire pursuant to the terms thereof or (ii) any incentive stock option be exercised after the expiration of ten years (five years in the case of an incentive stock option granted to a 10% or more shareholder) from the date the incentive stock option was granted. Shares of Common Stock which are not delivered because of termination of awards may be reused for other awards.

With respect to awards held by officers or certain other persons, the Compensation Committee may cancel, suspend or otherwise limit any unexpired award and rescind the exercise of an award if such participant engages in certain detrimental activity.

Amendments. The Compensation Committee may at any time discontinue granting awards under the 2003 Stock Plan. The Compensation Committee may amend the 2003 Stock Plan, except that no amendment may adversely affect the rights of any participant without his or her consent and no amendment will, without the approval of the shareholders of EMC, materially amend the 2003 Stock Plan, increase the number of shares of Common Stock available under the 2003 Stock Plan, change the group of persons eligible to receive awards, reprice any outstanding options or stock appreciation rights or reduce the price at which options or stock appreciation rights may be granted (including any tandem cancellation and regrant or any other amendment or action that would have substantially the same effect as reducing the exercise price of outstanding options or stock appreciation rights), extend the time within which awards may be granted, alter the 2003 Stock Plan so that options intended to qualify as incentive stock options under the Code would not do so, or change the amendment provisions of the 2003 Stock Plan.

Change in Corporate Structure or Capitalization; Change in Control. In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock, the number and kind of shares of stock or securities of EMC then subject to the 2003 Stock Plan and the awards then outstanding or to be granted thereunder, and the exercise price, if applicable, will be appropriately adjusted by the Compensation Committee, whose determination will be binding on all persons. In the event of a dissolution, liquidation, consolidation or merger in which EMC is not the surviving corporation or in which a majority of its outstanding shares are converted into securities of another corporation or are exchanged for other consideration, all outstanding awards will thereupon terminate, provided that prior to the effective date of any such dissolution, liquidation, consolidation or merger, EMC will either (i) make all outstanding awards immediately exercisable on a basis that gives the holder of the award a reasonable opportunity to participate as a shareholder in the transaction or, if applicable, cause all restrictions to lapse, or (ii) arrange to have the surviving corporation grant replacement awards to participants.

Term. The 2003 Stock Plan, unless sooner terminated by the Board of Directors, will remain in effect until May 7, 2013.

Federal Income Tax Consequences

Incentive Stock Options. In general, neither the grant nor the exercise of an incentive stock option granted under the 2003 Stock Plan will result in taxable income to the option holder or a deduction to EMC. If the option holder does not dispose of stock received upon exercise of an incentive stock option within two years after the date the option is granted and within one year after the date of exercise, any later sale of such stock will result in a capital gain or loss (and EMC is not entitled to a corresponding deduction).

If stock received upon the exercise of an incentive stock option is disposed of before the holding period requirements described above have been satisfied, the option holder will generally realize ordinary income at the time of disposition. The amount of such ordinary income will generally be equal to the difference between the fair market value of the Common Stock on the date of exercise and the option price. In the case of a disqualifying disposition in which a loss (if sustained) would be recognized, then the amount of ordinary income will not exceed the excess of the amount realized on the sale over the adjusted basis of the stock, that is, in general, the price paid for the stock. EMC will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to any necessary withholding and reporting requirements.

Certain option holders exercising incentive stock options may become subject to the alternative minimum tax, under which the difference between (i) the fair market value of stock purchased under incentive stock options, determined on the date of exercise, and (ii) the exercise price, will be an item of tax preference in the year of exercise for purposes of the alternative minimum tax.

Non-Qualified Stock Options. Options granted under the 2003 Stock Plan which are not incentive stock options are “non-qualified options.” No income results upon the grant of a non-qualified option. When an option holder exercises a non-qualified option, he or she will realize ordinary income subject to withholding. Generally, such income will be realized at the time of exercise and in an amount equal to the excess, measured at the time of exercise, of the then fair market value of the Common Stock over the option price. EMC will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain withholding and reporting requirements.

Restricted Stock. Generally, restricted stock is not taxable to a participant at the time of grant, but instead is included in ordinary income (at its then fair market value) when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of the Common Stock at the time of grant is included in ordinary income and there is no further income recognition when the restrictions lapse. EMC is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Restricted Stock Units. Generally, the participant will not be subject to tax upon the grant of an award of restricted stock units but will recognize ordinary income in an amount equal to the fair market value of any shares received on the date of delivery of the underlying shares of Common Stock. EMC will be entitled to a corresponding tax deduction.

Stock Appreciation Rights. Generally, the participant will not be subject to tax upon the grant of a stock appreciation right. However, upon the receipt of shares pursuant to the exercise of a stock appreciation right, the participant, generally, will recognize ordinary income in an amount equal to the fair market value of the shares received. The ordinary income recognized with respect to the receipt of shares upon exercise of stock appreciation rights will be subject to any necessary withholding and reporting requirements.

Generally, EMC will not be entitled to a tax deduction upon the grant or termination of stock appreciation rights. However, EMC will, generally, be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the participant.

Section 162(m). Section 162(m) of the Internal Revenue Code limits to $1 million the deduction a public company may claim in any year for compensation to any of certain key officers. There are a number of exceptions to this deduction limitation, including an exception for qualifying performance-based compensation. It is intended that awards under the plan may be eligible for this performance-based exception.

Section 409A. Section 409A of the Internal Revenue Code, which is generally effective as of January 1, 2005, makes important changes to the tax treatment of nonqualified deferred compensation. Awards held by employees that are subject to but fail to comply with Section 409A are subject to a penalty tax of 20% in addition to ordinary income tax, as well as to interest charges. In addition, the failure to comply with Section 409A may result in an acceleration of the timing of income inclusion in respect of awards for income tax purposes. Awards granted under the 2003 Stock Plan are intended to be exempt from the rules of Section 409A and will be administered accordingly. The Compensation Committee intends to administer any award resulting in a deferral of compensation subject to Section 409A consistent with the requirements of Section 409A to the maximum extent possible, as determined by the Compensation Committee.

This summary is not a complete description of the U.S. Federal income tax aspects of the amended and restated 2003 Stock Plan. Moreover, this summary relates only to Federal income taxes; there may also be Federal estate and gift tax consequences associated with the 2003 Stock Plan, as well as foreign, state and local tax consequences.

New Incentive Plan Benefits

The future benefits or amounts that would be received under the amended and restated 2003 Stock Plan are discretionary and are therefore not determinable at this time. In addition, the benefits or amounts which would have been received by or allocated to executive officers and our other employees for the last completed fiscal year if this amendment and restatement to the 2003 Stock Plan had been in effect cannot be determined.

The table below shows, as to the Named Executive Officers and the other individuals and groups indicated, the number of shares of common stock subject to option grants, restricted stock grants and restricted stock unit grants under the 2003 Stock Plan since the plan’s inception through February 28, 2007. No stock appreciation rights have been granted under the 2003 Stock Plan.

Name and Position	Number of Shares Subject to Options Granted Under the Plan	Number of Shares Subject to Restricted Stock or Restricted Stock Units Granted Under the Plan
Joseph M. Tucci, Chairman, President and Chief Executive Officer	2,940,000	2,220,000
William J. Teuber, Jr., Vice Chairman	1,200,000	830,819
David I. Goulden, Executive Vice President and Chief Financial Officer	1,200,000	624,137
David G. DeWalt, Executive Vice President and President of Customer Operations and Content Management Software	500,000	1,000,000
David A. Donatelli, Executive Vice President, Storage Product Operations	1,200,000	624,137
Diane B. Greene, Executive Vice President, President VMware	1,300,000	737,500
All current executive officers as a group	13,840,000	9,013,779
All non-employee directors as a group	0	270,000
Michael W. Brown, a nominee for director	0	30,000
John R. Egan, a nominee for director	0	30,000
David N. Strohm, a nominee for director	0	30,000
Each associate of any non-employee directors, executive officers or nominees	0	0
Each other person who received or is to receive five percent of awards under the 2003 Stock Plan	0	0
All current and former employees, excluding current executive officers as a group	102,472,890	26,760,190

PROPOSAL 4

APPROVAL OF AMENDMENT TO THE EMC CORPORATION 1989 EMPLOYEE STOCK PURCHASE PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4

On May 10, 1989, EMC’s shareholders adopted and approved the EMC Corporation 1989 Employee Stock Purchase Plan (the “1989 Plan”), and 7,200,000 shares of Common Stock were reserved for purchase thereunder. On May 8, 1991, May 12, 1993, May 8, 1996, May 5, 1999, May 8, 2002, May 7, 2003 and May 5, 2004, the 1989 Plan was amended to include an additional 14,400,000, 9,600,000, 8,000,000, 8,800,000, 10,000,000, 15,000,000 and 25,000,000 shares, respectively, of Common Stock. Currently, the total number of shares of Common Stock that are authorized to be purchased under the 1989 Plan is 98,000,000. As of March 1, 2007, 4,991,082 shares remained available for future purchases under this plan.

On January 31, 2007, the Board of Directors approved an amendment to the 1989 Plan which would, subject to approval by EMC shareholders, increase the number of shares available under such plan by 25,000,000 shares. The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required to approve this amendment to the 1989 Plan.

Based upon EMC’s current stock price and historical rates of employee participation in the 1989 Plan, EMC believes that there may not be sufficient shares available for purchase under the 1989 Plan once the current six-month purchase period ends. Additional shares are needed for use in the 1989 Plan so that the 1989 Plan can continue to be used as a benefit plan to attract and retain employees of EMC and its subsidiaries. EMC’s forecast indicates that the addition of 25,000,000 shares will allow continued employee participation for approximately two to three years. If this amendment to the 1989 Plan is not approved by the shareholders, the Board of Directors will suspend employee participation in the 1989 Plan once the currently available shares are purchased. The proceeds received by EMC from the sale of Common Stock under the 1989 Plan are used for the general corporate purposes of EMC.

The following is a summary of the material terms and conditions of the 1989 Plan, as proposed to be amended. This summary is qualified in its entirety by reference to the terms of 1989 Plan (as proposed to be amended), a copy of which is attached as Exhibit C to this Proxy Statement.

Summary of the 1989 Plan

If the January 31, 2007 amendment adding 25,000,000 shares is approved by EMC’s shareholders, a total of not more than 123,000,000 shares of Common Stock may be issued under the 1989 Plan. Such shares may, at the discretion of the Board of Directors, be issued from EMC’s authorized but unissued Common Stock. The 1989 Plan provides for the granting of six-month options to participating employees to purchase shares of Common Stock. Each employee of EMC or a subsidiary of EMC having at least three months of continuous service on the date of grant of an option is eligible to participate in the 1989 Plan, except for employees whose customary employment is 20 hours or less per week. In addition, any employee who immediately after the grant of an option would be deemed under the provisions of the Code to own 5% or more of the outstanding Common Stock would not be eligible to receive such an option. Furthermore, the 1989 Plan provides that no employee will be granted an option under the 1989 Plan which would permit his or her right to purchase shares to accrue at a rate which exceeds $25,000 in fair market value of Common Stock (determined at the time the option is granted) for any calendar year. Members of the Board of Directors who are not employed as regular salaried officers or employees of EMC may not participate in the 1989 Plan. As of January 1, 2007, there were approximately 31,100 employees of EMC and our subsidiaries eligible to participate in the 1989 Plan and approximately 14,000 employees participating in the 1989 Plan. The closing price of a share of Common Stock on the NYSE on March 1, 2007 was $13.42.

Options are granted twice yearly, on January 1 and July 1, and are exercisable on the succeeding June 30 or December 31. Options are exercisable through accumulations of payroll deductions. The amount of the deductions are determined by the employee, but may not be less than 2% nor more than 15% of the employee’s compensation (up to a maximum of $7,500 in each option period, less any amount rolled over from the preceding option period representing an amount in lieu of a fractional share). The number of shares of Common Stock acquired in a particular option period is determined by dividing the balance in the employee’s withholding account on the last day of the period by the purchase price per share for the Common Stock determined under the 1989 Plan. In lieu of a fractional share, any remaining balance in an employee’s withholding account at the end of an option period is rolled over to the opening balance for the next option period. The purchase price for a share of Common Stock is the lower of 85% of the fair market value of the Common Stock on the date of grant or 85% of said value at the time of exercise.

In the event the number of shares of Common Stock available in any option period under the 1989 Plan is otherwise insufficient, the number of shares each employee is entitled to purchase shall be proportionately reduced and the cash balance in each employee’s withholding account shall be returned to such employee.

An employee may at any time on or prior to June 15 or December 15, as the case may be with respect to any applicable option period, cancel his or her option, and upon such cancellation, all accumulated payroll deductions in the employee’s withholding account shall be returned to him or her without interest. During an employee’s lifetime, his or her rights in an option will be exercisable only by him or her and may not be sold, pledged, assigned or otherwise transferred. The employee or his or her legal representative may elect to have the amount credited to his or her withholding account at the time of his or her death applied to the exercise of his or her option for the benefit of named beneficiaries. Nothing in the 1989 Plan is to be construed so as to give an employee the right to be retained in the service of EMC.

In the event there is a change in the Common Stock due to a stock dividend, stock split, combination of shares, recapitalization, merger or other capital change, the aggregate number of shares of Common Stock available under the 1989 Plan and under any outstanding options, the option price and other relevant provisions of the 1989 Plan will be appropriately adjusted. EMC will have the right to amend the 1989 Plan at any time, but cannot make an amendment (other than as stated above) relating to the aggregate number of shares available under the 1989 Plan or the option price without the approval of EMC’s shareholders. EMC may suspend or terminate the 1989 Plan at any time, but such termination will not affect the rights of employees holding options at the time of termination.

The Compensation Committee administers the 1989 Plan, makes determinations regarding all questions arising thereunder, and adopts, administers and interprets such rules and regulations relating to the 1989 Plan as it deems necessary or advisable.

Federal Income Tax Consequences

The 1989 Plan is intended to qualify as an “Employee Stock Purchase Plan” within the meaning of Section 423 of the Code. Under a plan which so qualifies, neither the grant of an option nor the acquisition of shares upon exercise of such an option will result in taxable income to the employee or a deduction for EMC.

The Federal income tax treatment of the employee’s subsequent disposition of shares acquired under a 1989 Plan option (“Plan Shares”) will vary depending upon the timing of the disposition. For these purposes, a “disposition” includes any transfer of shares other than certain transfers at death, certain tax-free exchanges, or a mere pledge or hypothecation. If the employee disposes of Plan Shares within two years after the corresponding option was granted, or within one year after the Plan Shares were purchased, the employee will recognize ordinary income on the date of disposition and EMC will receive a corresponding deduction equal to the difference between the price that the employee paid for the Plan Shares and the fair market value of the Plan Shares on the date they were purchased. If, on the other hand, the employee disposes of Plan Shares after both of the periods specified above, or if the employee dies while owning the Plan Shares, then he or she will recognize ordinary income (on the date of disposition or death) only to the extent of the lesser of (i) the excess of the fair market value of the Plan Shares at the time the option was granted over the option price (computed as of the grant date); or (ii) the excess of the fair market value of the Plan Shares at the time of death or disposition over the purchase price. In this case, EMC will receive no corresponding deduction. The employee will also recognize capital gain equal to the amount by which the amount realized upon the sale or disposition of the Plan Shares exceeds the sum of the aggregate purchase price paid for the Plan Shares and the ordinary income recognized in connection with their acquisition.

The foregoing summary is not a complete description of the U.S. Federal income tax aspects of the 1989 Plan. Moreover, the foregoing summary relates only to Federal income taxes; there may also be the imposition of FICA and FUTA taxes on the exercise of an option issued under the 1989 Plan, Federal estate and gift tax consequences, as well as foreign, state and local tax consequences.

PROPOSAL 5

PROPOSAL FOR THE ANNUAL ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 5

EMC is asking the shareholders to vote to exempt EMC from the requirements of Section 8.06(b) of the Massachusetts Business Corporation Act which provides that the terms of directors of a public corporation incorporated in Massachusetts, such as EMC, will be staggered unless a vote is adopted to exempt the public corporation from this requirement. Approval of this proposal by the shareholders will eliminate EMC’s classified board structure and provide for the annual election of EMC’s directors commencing with EMC’s next succeeding annual meeting. Section 8.06(c) of the Massachusetts Business Corporation Act provides that this proposal requires the approval of the affirmative vote of at least two-thirds of EMC’s outstanding Common Stock.

If the proposal is approved, all directors will be elected annually beginning at the Annual Meeting of Shareholders in 2008. The terms of all directors, including those directors elected at the 2007 Annual Meeting of Shareholders, automatically will expire immediately upon the election of directors at the 2008 Annual Meeting of Shareholders.

In determining to present this proposal to the shareholders, the Board considered the various positions for and against continuation of EMC’s currently classified Board. The Board believes that EMC’s classified Board structure reinforced a commitment to a long-term point of view, promoted continuity and stability and provided protection against an unfavorable takeover; however, the Board also recognized that many shareholders believe that the annual election of directors would increase the Board’s accountability to shareholders.

Accordingly, after careful consideration of the appropriate structure for EMC’s Board and recognizing the level of shareholder support that a proposal in favor of the annual election of directors received last year, the Board has determined to propose that EMC be exempt from the requirements of Section 8.06(b) of the Massachusetts Business Corporation Act so that all of EMC’s directors will be elected annually to one-year terms.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS IN THE BEST INTERESTS OF EMC AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

PROPOSAL 6

SHAREHOLDER PROPOSAL

The New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund and the New York City Board of Education Retirement System have proposed the adoption of the following vote at the Annual Meeting and have furnished the following statement in support of the proposal. The address of each shareholder is 1 Centre Street, New York, NY 10007. The shareholders have represented to EMC that they held an aggregate of 4,204,237 shares of Common Stock as of November 6, 2006. If properly presented at the meeting, the affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting is required to approve this proposal.

Creation of an Independent Audit Committee

Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds

WHEREAS, the protection of shareholder value through adequate internal financial controls is among the most important duties of the corporation’s board of directors. We believe that effective performance of this duty can be achieved best through an Audit Committee (the “Committee”) composed solely of independent directors;

WHEREAS, we believe that the primary functions of the Committee should be: to employ independent public accountants to audit the books of account, accounting procedures and financial statements of the corporation; to receive and review the reports and comments of the corporation’s internal auditors and of the independent public accountants and to review the adequacy of the system of internal financial controls; and to provide a direct channel of communication to the board for the independent public accountants, internal auditors, and, when needed, the finance and compliance officers, and the general counsel.

NOW THEREFORE, BE IT RESOLVED, the shareholders request the board to amend the Committee charter to specify that the Committee be composed solely of independent directors as defined below. The charter should also specify (a) how to select a new independent Committee member if a current member ceases to be independent during the time between annual meetings of shareholders; and (b) that compliance with the policy is excused if no independent director is available and willing to serve on the Committee.

BE IT FURTHER RESOLVED, a director will be considered independent if he/she is someone whose only nontrivial professional, familial or financial connection to the corporation, its chairman or its executive officers is his/her directorship, and who also:

(1)	is not or has not been, or whose relative is or in the past 5 years has not been, employed by the corporation or employed by, or a director of, an affiliate; and

(2)	complies with Sections (b)-(h) of the Council of Institutional Investors Definition of Director Independence as found on its website at: http://www.cii.org/policies/ind_dir_defn.htm

EMC’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 6

Your Board of Directors opposes this proposal because it is too restrictive, unnecessary and not in the best interests of EMC or its shareholders.

The Board agrees that it is critical for all the Audit Committee members to be independent directors but disagrees with the proponent’s view of how “independence” should be defined. All members of EMC’s Audit Committee are independent directors under all relevant legislation and listing standards applicable to EMC. In addition, all Audit Committee members are independent under the categorical standards voluntarily adopted by the Board, which expand upon the prohibited relationships set forth in the corporate governance rules of the New York Stock Exchange (the “NYSE Rules”). These categorical standards can be viewed at www.emc.com/about/governance.

The standard of independence presented in this proposal for Audit Committee members would bar Audit Committee service by highly qualified directors who lack any material relationship to EMC or its management. The proposed standard goes well beyond the above-referenced requirements and expands upon prohibited relationships in ways that the Board believes have no bearing on the ability of Audit Committee members to make objective and independent judgments. For example, the proposal contains a flat prohibition on a director having had any prior employment with EMC, regardless of the number of years that have elapsed since termination of his or her employment. While we currently have no former employees on the Audit Committee and have no intention of doing so, the Board believes it should retain discretion to determine whether an individual who worked for EMC years ago could make significant contributions to the Audit Committee. This need for discretion is recognized in not only the NYSE Rules, but also in the definitions of director independence adopted by the Council of Institutional Investors and Institutional Shareholder Services. Additionally, the Board believes that the expanded prohibited relationships covered by the proposal would unduly restrict EMC’s eligible pool of directors for the Audit Committee and therefore limit the Board’s flexibility in selecting the most qualified directors for each committee.

In its determination of independence for all Board members, including Audit Committee members, the Board carefully considers all relevant facts and circumstances, including a director’s business and other relationships and prior employment with EMC. The Board currently makes independence determinations in accordance with the NYSE Rules and EMC’s categorical standards of independence, which require the Board to make an affirmative finding of independence under all the circumstances. The Board believes these are appropriate standards to apply in order to effectively determine a director’s independence.

A shareholder proposal was submitted at the 2006 Annual Meeting on this same topic. Following the meeting, the Board closely re-examined the issues raised. The Board again concluded that amending the Audit Committee’s charter to include a more stringent definition of independence for Audit Committee members as set forth in the proposal would be too restrictive and unnecessary. However, in consideration of broader principles of good corporate governance, the Board rotated the members and chairs of our Board committees in October 2006. As a result of a rotation driven by these principles, our current Audit Committee membership is Gail Deegan, Michael Cronin, Olli-Pekka Kallasvuo and Alfred Zeien, and this Committee is now chaired by Gail Deegan. We believe our current Audit Committee meets the most stringent reasonable standards of independence.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF EMC OR ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

PROPOSAL 7

SHAREHOLDER PROPOSAL

The Central Laborers’ Pension Fund has proposed the adoption of the following vote at the Annual Meeting and has furnished the following statement in support of the proposal. The shareholder’s address is P.O. Box 1267, Jacksonville, IL 62651. The shareholder has represented to EMC that it held approximately 13,800 shares of Common Stock as of October 19, 2006. If properly presented at the meeting, the affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting is required to approve this proposal.

Resolved: That the shareholders of EMC Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Safeway, Home Depot, Gannett, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy. The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes. We believe that these director resignation policies, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.

We believe the establishment of a meaningful majority vote policy requires the adoption of a majority vote standard in the Company’s governance documents, not the retention of the plurality vote standard. A majority vote standard combined with the Company’s current post-election director resignation policy would provide the board a framework to address the status of a director nominee who fails to be elected. The combination of a majority vote standard with a post-election policy establishes a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director.

Therefore, we urge the board to adopt a majority vote standard.

EMC’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 7

Your Board of Directors opposes this proposal because given the current uncertainty under Massachusetts law, it is not in the best interests of EMC or its shareholders. EMC’s current majority voting policy adopted by our Board is in the best interests of EMC and its shareholders.

EMC has a majority voting policy for director elections that affords shareholders meaningful input in the election process. This policy requires any director who receives a majority of votes “withheld” to promptly tender his or her resignation. The policy provides that the Corporate Governance and Nominating Committee will assess the appropriateness of such director continuing to serve and recommend to the Board the action to be taken with respect to such tendered resignation. The Board also has robust procedures to follow should this policy be triggered. The Board will act on the Committee’s recommendation(s) promptly, the process will be managed by independent directors (without participation of any director who received a majority of “withheld” votes) and the Board’s decision will be disclosed publicly. In order to strengthen the director election process, each nominee for election in May 2007 has submitted a “conditional” resignation that will become effective if such director does not receive the requisite number of votes at the Annual Meeting in accordance with the above policy and the Board accepts the resignation. See EMC’s Corporate Governance Guidelines (www.emc.com/about/governance) for the policy and “Corporate Governance” in this Proxy Statement for a more detailed description of the procedures.

A shareholder proposal was submitted at the 2006 Annual Meeting requesting that EMC change the voting standard for director elections from a plurality standard to a majority standard. Following the meeting, and again after receipt of this proposal, the Board closely re-examined the request. Among the factors considered by the Board were that during 2006, two recognized statutes (the Delaware General Corporation Law and the Model Business Corporation Act) were amended to facilitate the implementation of majority voting for director elections. EMC, however, is incorporated in Massachusetts, where no such amendments have been adopted. There is considerable uncertainty under Massachusetts law as to how companies can appropriately and most effectively implement such a standard. Because of the status of Massachusetts law, the Board concluded that adoption of a majority vote standard by EMC at this time would be premature.

In view of the current uncertainty under Massachusetts law, we believe that at this time it is appropriate to maintain EMC’s current policy with respect to the election of directors. The Board will continue to monitor developments under Massachusetts law and elsewhere. EMC intends to support legislative efforts designed to clarify the procedures to be used under Massachusetts law to implement majority voting. Once Massachusetts law has been amended, we will adopt or, if appropriate, submit to shareholders for approval, binding changes to EMC’s voting standard for election of directors.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF EMC OR ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

PROPOSAL 8

SHAREHOLDER PROPOSAL

John Chevedden, acting as proxy for William Steiner, has proposed the adoption of the following vote at the Annual Meeting and has furnished the following statement in support of the proposal. The shareholder’s address is 112 Abbottsford Gate, Piermont, NY 10968. The shareholder has represented to EMC that it held 6,900 shares of Common Stock as of November 30, 2006. If properly presented at the meeting, the affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting is required to approve this proposal.

8 – Adopt Simple Majority Vote

RESOLVED: Shareholders recommend that our Board take each step necessary to adopt a simple majority vote to apply to the greatest extent possible.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent feasible in accordance with applicable laws and existing governance documents.

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 sponsors this proposal.

This topic won a 66% yes-vote average at 20 major companies in 2006. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring an 80%-vote on a number of key governance issues, if our vote is an overwhelming 79%-yes and only 1%-no – only 1% could force their will on our 79%-majority.

When one considers abstentions and broker non-votes, a supermajority vote can be almost impossible to obtain. For example, a proposal for annual election of each director at Goodyear (GT) failed to pass even though 90% of votes cast were in favor of the proposal. While companies often state that the purpose of supermajority requirements is to provide companies with the ability to protect minority shareholders, supermajority requirements are arguable most often used to block initiatives opposed by management but supported by most shareowners. The Goodyear Tire & Rubber Company vote is a perfect illustration.

Corporate governance procedures and practices, and the level of accountability they impose, are arguable closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. Shareholders are willing to pay a premium for shares of corporations that have excellent corporate governance, as illustrated by a recent study by McKinsey & Co. If our Company were to remove its supermajority requirements, it would be a strong statement that our Company is committed to good corporate governance and its long-term financial performance.

Adopt Simple Majority Vote

Yes on 8

EMC’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 8

Your Board of Directors opposes this proposal because it would cause fundamental changes in shareholder rights that are not in the best interests of EMC or its shareholders. In addition, the proposal contains significant inaccuracies with regard to EMC’s current shareholder approval requirements.

Neither EMC’s charter nor its bylaws include specific provisions requiring more than a majority vote of shareholders. Most matters subject to shareholder vote require a “simple majority” as the proponent requests. For example, shareholders may amend EMC’s bylaws by a majority of votes properly cast. Only limited fundamental decisions, including amendments to the charter and approval of certain extraordinary transactions, as described below, require a vote of two-thirds of shares outstanding. These vote requirements follow the default provisions of Massachusetts corporate law. These vote provisions pertain only to limited fundamental decisions and are designed to protect the interests of a significant minority of EMC shareholders, which may further the long-term interests of the Company. EMC’s Board and Corporate Governance and Nominating Committee believe as a matter of principle that these vote requirements are appropriate and should be maintained.

EMC’s charter establishes the fundamentals of its corporate governance structure. Amending the charter should not be an ordinary event. This is why Massachusetts law provides that, except for minor or routine amendments, two-thirds of the shares entitled to vote on a matter are required to approve amendments to the charter, unless otherwise provided in the charter. We believe that this vote requirement strikes the appropriate balance between enabling changes to EMC’s charter, while ensuring that fundamental changes are only made when a broad consensus of shareholders agrees that change is prudent. Lowering the voting threshold to a simple majority could lead to corporate governance changes that negatively impact a significant percentage of EMC shareholders who did not agree with a particular action.

If implemented, the proposal would permit the approval of an extraordinary transaction, such as a sale, merger or dissolution of the Company, without broad consensus among shareholders. For example, if the proposal were implemented “to the greatest extent possible”, then given our quorum requirement of greater than 50% of shares outstanding, an extraordinary transaction could be approved by just over 25% of the shares outstanding.

The current voting provisions, based on Massachusetts law default provisions, encourage persons making unsolicited takeover bids to negotiate with the Board to ensure that the interests of all EMC’s shareholders are served. In addition, they allow the Board to consider alternative proposals that maximize the value of EMC for all shareholders. Without these supermajority voting requirements, it may be possible for a few large shareholders whose interests diverge from those of other EMC shareholders to approve a transaction that is opposed by nearly half the shareholders or to make other important corporate governance changes that are not widely supported.

The proposal inaccurately states that an 80% vote is required on a number of key governance issues; there is no provision in EMC’s charter that requires an 80% vote on any matter.

EMC’s two-thirds vote requirement has limited applicability to certain charter amendments and extraordinary transactions. This requirement is designed to ensure that for fundamental transactions to be approved, a substantial majority must vote in favor, thereby protecting a significant minority of shareholders, which may further the long term interests of the Company. In these instances, EMC believes it is appropriate to obtain the approval of a broad consensus of shareholders, rather than a “simple majority” as the proponent suggests.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF EMC OR ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

PROPOSAL 9

SHAREHOLDER PROPOSAL

The United Brotherhood of Carpenters Pension Fund has proposed the adoption of the following vote at the Annual Meeting and has furnished the following statement in support of the proposal. The shareholder’s address is 101 Constitution Avenue, N.W., Washington, DC 20001. The shareholder has represented to EMC that it held approximately 39,800 shares of Common Stock as of November 9, 2006. If properly presented at the meeting, the affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting is required to approve this proposal.

Pay-for-Superior-Performance Proposal

Resolved: That the shareholders of EMC Corporation (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, and then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

EMC’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 9

Your Board of Directors opposes this proposal because it is too restrictive, unnecessary and not in the best interests of EMC or its shareholders.

EMC has for many years been deeply committed to pay-for-performance, and we believe our executive compensation programs embody strong pay-for-performance practices. The Compensation Committee expects outstanding performance from EMC senior executives and ties a substantial portion of their compensation to the achievement of challenging quarterly, annual and long-term goals which drive EMC’s revenue and profitability. These compensation programs are designed not only to reflect strong pay-for-performance tied to key objectives, but also to encourage continuity of management.

Since 2003, our revenues have increased 79% from $6.2B to $11.2B and net income has increased 147% from $496M to $1.2B. During the same period, our GAAP earnings per share have increased 145% from $0.22 to $0.54. EMC has consistently outperformed our compensation peer group on these key financial metrics, which have been the principal metrics of our performance-based compensation. Therefore, the Committee firmly believes that EMC has “pay for superior performance” as requested by this proposal.

However, corporate financial criteria alone, as requested by the proponent, are insufficient for your Board to set strategic and tactical management goals. For example, in the past we set qualitative and quantitative goals for management including shifting the product mix to favor software, improving our security offerings, globalization, and succession planning. Achievement of these goals has directly resulted in the growth of our revenue and profitability over the last several years.

To test the strong link between our executive compensation and the Company’s performance, each year the Committee has Watson Wyatt Worldwide, its independent consultant, perform a pay for performance analysis. In 2006, Watson studied the relationship of EMC’s pay to EMC’s performance, against that of our compensation peer group, as described in this Proxy Statement, and concluded that EMC’s pay is aligned with its performance.

A significant percentage of total compensation for executives is performance-based. Cash incentive bonuses are based on performance criteria, varying among executives depending on the individual’s responsibilities. Cash bonuses are generally designed to reward superior performance by providing for upside for exceeding the goal, with no payment unless a threshold percentage of the goal is achieved. The Compensation Committee generally grants stock options or restricted stock to executives. Stock options are performance-based because any economic benefit is tied to an increase in EMC’s stock price. Restricted stock awards generally vest either solely on performance, or contain a several year cliff vest with accelerated vesting based on performance. We further reinforced EMC’s commitment to pay-for-performance in December of 2005 when we implemented a long-term performance program under which EMC shares may be earned only if rigorous three-year performance targets are achieved; the shares will be forfeited if these targets are not met. The restricted stock therefore has performance incentives built into the vesting design and is also performance-based through linkage to EMC’s stock price. No equity awards were granted to our Named Executive Officers during fiscal year 2006.

We believe our executive compensation programs embody strong pay-for-performance practices. The Compensation Committee must have flexibility to design a compensation program based on a number of different measures, incentives and objectives. Superior performance is multifaceted and, as discussed above, should not be limited to financial or stock price performance criteria benchmarked against peer group performance, as requested by this proposal. Therefore, the Board believes this proposal is too restrictive and unnecessary.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF EMC OR ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of Common Stock owned on March 1, 2007 (i) by each person who is known by EMC to own beneficially more than 5% of the Common Stock, (ii) by each of EMC’s directors and nominees for director, (iii) by each of the Named Executive Officers (as defined below) and (iv) by all directors and executive officers of EMC as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Outstanding Shares
Wellington Management Company, LLP	186,867,142	(2)	8.89%
Michael W. Brown*	30,000		**
Michael J. Cronin(3)	150,000		**
Gail Deegan(4)	128,500		**
David DeWalt(5)	2,742,608		**
David Donatelli(6)	2,285,960		**
John R. Egan(7)*	2,190,594		**
W. Paul Fitzgerald(8)	729,208		**
David I. Goulden(9)	1,648,941		**
Diane Greene(10)	1,056,154		**
Olli-Pekka Kallasvuo(11)	70,000		**
Windle B. Priem(12)	220,000		**
David N. Strohm(13)*	711,176		**
William J. Teuber, Jr.(14)	2,662,026		**
Joseph M. Tucci(15)	8,749,205		**
Alfred M. Zeien(16)	210,000		**
All directors and executive officers as a group (21 persons)(17)	32,878,358		1.55%

*	Nominee for director
**	Less than 1%
(1)	Except as otherwise noted, all persons have sole voting and investment power with respect to their shares. All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of the date of this table.
(2)	Based solely on the Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 14, 2007. Such 13G provides that Wellington Management Company, LLP beneficially owns in the aggregate 186,867,142 shares of Common Stock and that it has sole power to vote or direct the voting of 133,730,652 of such shares and to dispose or direct the disposition of 186,867,142 of such shares.
(3)	Mr. Cronin is deemed to own 120,000 of these shares by virtue of options to purchase these shares.
(4)	Ms. Deegan is deemed to own 80,000 of these shares by virtue of options to purchase these shares.
(5)	Mr. DeWalt is deemed to own 1,891,845 of these shares by virtue of options to purchase these shares.
(6)	Mr. Donatelli is deemed to own 1,750,000 of these shares by virtue of options to purchase these shares.
(7)	Mr. Egan is deemed to own 80,000 of these shares by virtue of options to purchase these shares.
(8)	Mr. Fitzgerald is deemed to own 280,000 of these shares by virtue of options to purchase these shares.
(9)	Mr. Goulden is deemed to own 1,110,000 of these shares by virtue of options to purchase these shares.
(10)	Ms. Greene is deemed to own 540,000 of these shares by virtue of options to purchase these shares.
(11)	Mr. Kallasvuo is deemed to own 10,000 of these shares by virtue of options to purchase these shares.
(12)	Mr. Priem is deemed to own 80,000 of these shares by virtue of options to purchase these shares.
(13)	Mr. Strohm is deemed to own 75,200 of these shares by virtue of options to purchase these shares.
(14)	Mr. Teuber is deemed to own 1,825,000 of these shares by virtue of options to purchase these shares.
(15)	Mr. Tucci is deemed to own 6,710,000 of these shares by virtue of options to purchase these shares.
(16)	Mr. Zeien is deemed to own 165,000 of these shares by virtue of options to purchase these shares.
(17)	Includes 21,375,613 shares of Common Stock beneficially owned by all executive officers and directors as a group by virtue of options to purchase these shares. Excludes shares as to which such individuals have disclaimed beneficial ownership.

The address of all persons listed above, other than Wellington Management Company, LLP, is c/o EMC Corporation, 176 South Street, Hopkinton, Massachusetts 01748. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding EMC’s equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price per share of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	262,292,697	$18.56	72,971,457	(2)
Equity compensation plans not approved by security holders(3)	50,000	$21.83	0

Total:	262,342,697	$18.56	72,971,457

(1)	Does not include an aggregate of 40,841,483 shares of common stock to be issued (subject to vesting) upon the exercise of outstanding option grants, with a weighted exercise price of $8.42 per share, assumed by EMC in connection with various acquisitions. The option plans relating to such outstanding options were approved by the respective security holders of the acquired companies.
(2)	Includes 4,992,302 shares of common stock available for future issuance under our employee stock purchase plan. Also includes up to 28,206,776 shares available for future issuance under the 2003 Stock Plan in the form of awards of restricted stock or restricted stock units.
(3)	In January 1999 and January 2002, EMC entered into Stock Option Agreements with its Secretary, pursuant to which EMC granted to such person non-qualified options to purchase 40,000 and 10,000 shares, respectively, of common stock. Such option grants did not receive shareholder approval. The options are exercisable in annual increments of 20% over a five-year period and will expire on the tenth anniversary of the respective dates of grant; provided, however, that if the option holder ceases to serve as an officer of EMC for any reason, the options will terminate on the date such service terminates with respect to any shares subject to the options, whether such shares are vested or unvested on such date. The exercise price for the options are $23.39 and $15.60 per share, respectively. As of December 31, 2006, an aggregate of 50,000 shares of common stock were issuable (subject to vesting) upon the exercise of the options.

COMPENSATION DISCUSSION AND ANALYSIS

SUMMARY

EMC’s approach to executive compensation, one of the most important and also most complex aspects of corporate governance, is heavily influenced by the company’s enduring belief in holding people accountable for results and for integrity in all of their business dealings, rewarding people for consistently strong execution and establishing a clear linkage between rewards and performance.

Compensation Linked to Attainment of Challenging Performance Goals

In line with EMC’s results-driven culture, the Compensation Committee expects executives to deliver superior performance in a sustained fashion. Accordingly, a substantial portion of executives’ overall compensation is at risk because the Committee links this compensation to the attainment of challenging quarterly, annual, and long-term goals that enable EMC to achieve profitable revenue growth and market share gains, while expanding the global market opportunity for its products, services and solutions that help organizations transform the way they compete and create value from their information. With very few exceptions, EMC executives, including the Chief Executive Officer, do not have employment agreements or severance agreements. As such, continued employment itself is not a given.

A large percentage of executives’ bonus and equity opportunities are tied to the achievement of performance goals that require EMC’s revenues to significantly outpace the growth of the markets EMC serves, and its bottom line to grow significantly faster than its top line. Revenue and profitability metrics are emphasized because EMC’s Board and the Compensation Committee strongly believe that it is the quality and continuity of growth in these areas that will lead to long-term shareholder value.

A Record of Balanced and Consistent Performance

EMC has been living up to its high standards of performance:

•	2006 marked the largest revenue year in EMC’s 28-year history and EMC’s fourth year in a row of achieving profitable, double-digit revenue growth.
•	From 2003 to 2006, EMC’s total consolidated revenues have climbed 79%, net income has grown 147%, and GAAP earnings per share have increased 145%.

The balanced and consistent nature of EMC’s financial results creates a performance track record that few large, high tech companies can match. In fact, EMC has regularly outperformed its high tech peer group on revenue and profitability growth. In addition, over the past three years, EMC has acquired and integrated more than 20 growth-oriented software and services companies whose technologies and talented employees have strengthened EMC’s core business and extended its market to new areas. As a result of repeatedly investing in growth, EMC has been able to expand its global market opportunity for its hardware, software and services from approximately $42 billion in 2003 to more than $60 billion in 2007, while continuing to gain market share across all of the major segments in which it participates.

EMC’s sustained performance is very much a product of the company’s highly experienced and adaptable executive team, the ability to attract and retain the most skilled people the world has to offer, and the thorough engagement of the Board’s well-informed and independent Compensation Committee, which focuses on ensuring performance-based compensation.

Equity a Key Component of Compensation Program

EMC believes strongly that equity awards serve to align the interests of its executives with those of its shareholders. As such, equity is a key component of EMC’s compensation program. Of the many forms of equity that EMC uses to motivate its executives to achieve strategic, operational, and financial goals, all have performance elements to them.

Although equity is a key component of EMC’s compensation program, in 2006 EMC did not grant any equity awards to the Named Executive Officers and to most of its other executives, primarily because of large equity grants made in 2005. In particular, in December of 2005 the Compensation Committee granted multi-year performance shares to certain members of our senior management team. These awards provide executives with the opportunity to vest in a substantial number of shares, but only if EMC achieves superior earnings per share (“EPS”) performance over fiscal 2006-2008. These performance shares will vest in January 2009, but only if EMC achieves a cumulative three-year earnings per share target that requires superior EPS growth. If the target is not met, then these shares will be forfeited. The rigor of the long-term performance program is a strong indication of how aggressively EMC pursues superior performance and how at risk a portion of executive pay can be if targets are not met.

Distinguishing “Received” Pay from “Reported” Pay

In reviewing EMC’s executive compensation, it is important to note the opportunities EMC provided to its Named Executive Officers in 2006. The increasing complexity of the standards of financial accounting and reporting related to stock-based executive compensation has made it difficult for investors to assess this information and has, at times, caused confusion between what might be called “reported” pay versus “received” pay, or the amount of compensation received by an executive. EMC has provided an additional compensation table below in order to highlight the often dramatic difference between compensation reported to reflect accounting costs, and compensation that reflects what an executive has received.

The table below shows the compensation received by each of the Named Executive Officers for the fiscal year ended December 31, 2006. This table includes:

•	salaries paid for 2006,
•	incentive bonuses paid for 2006,
•	the proceeds received from the sale of shares acquired upon the exercise of stock options in 2006,
•	the value of restricted stock that vested in 2006 based on the closing price on the vesting date (the actual value will depend on any proceeds received upon sale of stock), and
•

the amounts set forth in the “All Other Compensation” table on page 53 of this Proxy Statement, with the exception of air travel, which is reported below based on the actual taxable income to the Named Executive Officer rather than the aggregate incremental cost to EMC.

2006 Compensation Received By Named Executive Officers

Name	Salary ($)	Incentive Bonus ($)	Stock Option Proceeds ($)	Restricted Stock Vesting ($)	All Other Compensation ($)	Total ($)
Joseph M. Tucci	1,000,000	1,440,000	—	3,104,351	41,826	5,586,177
William J. Teuber, Jr.	600,000	450,000	—	1,366,151	23,792	2,439,943
David I. Goulden	550,000	484,173	—	945,640	23,172	2,002,985
David G. DeWalt	500,000	471,061	3,152,500	1,909,176	53,385	6,086,122
David A. Donatelli	600,000	400,000	1,087,800	945,640	27,664	3,061,104
Diane B. Greene	350,000	449,708	—	2,452,876	—	3,252,584

On average, each Named Executive Officer received less than 50% of the total compensation reported in the Summary Compensation Table on page 52 of this Proxy Statement.

Investors the world over expect high standards of good governance. EMC is acutely aware of its responsibility to shareholders, including using shareholders’ assets wisely. The Compensation Committee is committed to maintaining an open dialogue with shareholders in an effort to improve its processes and practices continuously and build long-term shareholder value.

NAMED EXECUTIVE OFFICERS

The named executive officers for 2006 are Joseph M. Tucci, Chairman of the Board, President and Chief Executive Officer; William J. Teuber, Jr., Vice Chairman and Chief Financial Officer until August 4, 2006; David I. Goulden, Executive Vice President and Chief Financial Officer since August 4, 2006; David G. DeWalt, Executive Vice President and the President of Customer Operations and Content Management Software; David A. Donatelli, Executive Vice President, Storage Products Operations; and Diane B. Greene, Executive Vice President and President of EMC’s VMware subsidiary. These individuals are referred to collectively in this Proxy Statement as the “Named Executive Officers.”

OBJECTIVES OF EMC’S EXECUTIVE COMPENSATION PROGRAM

The objectives of EMC’s executive compensation program are:

•	to motivate executives to achieve EMC’s strategic, operational and financial goals;

•	to reward superior performance;

•	to attract and retain exceptional executives; and

•	to align the interests of executives and EMC shareholders.

These objectives are discussed below with respect to each element of EMC’s executive compensation program.

EMC’S EXECUTIVE COMPENSATION PROGRAM

Overview

The primary elements of EMC’s executive compensation program are base salary, cash incentive bonus opportunities and long-term equity incentives. Although we provide other types of compensation, these three elements are the principal means by which we provide the Named Executive Officers with compensation opportunities.

Each year, the Compensation Committee compares the relative weightings of our executives’ base salaries, cash incentive bonus opportunities and long-term equity grants and designs the executive compensation program with a very strong emphasis on the cash bonus and equity components of the program. In 2006, base salary represented 40 to 60% of the annual compensation opportunity for the Named Executive Officers, and target cash bonus represented 40 to 60% of the annual compensation opportunity. In a typical year, long-term equity incentives would be granted with a value representing approximately 80 to 90% of the annual compensation opportunity. However, in 2006, no long-term equity incentives, including stock options, restricted stock or performance shares, were granted to any of the Named Executive Officers. For purposes of determining the annual compensation opportunity percentages, the Compensation Committee assumes that cash bonuses will be earned at target levels, stock options have a value determined by an option pricing model and restricted shares have a value equal to the underlying value of the stock on the grant date. Since these awards have both upside opportunities and downside risk, these percentages may not reflect the actual amounts realized from the cash bonuses and equity grants.

The emphasis on the annual cash bonus opportunity and long-term equity compensation components of the executive compensation program reflect EMC’s belief that a large portion of an executive’s compensation should be performance-based. This compensation is performance-based because payment is tied to the achievement of individual or corporate performance goals, the price of EMC stock or a combination of these factors. To the extent that performance goals are not achieved or the price of EMC shares does not increase, executives will receive a lesser amount of total compensation. Equity-based incentives are viewed by the Compensation Committee as particularly significant because these awards align the executives’ interests with those of EMC shareholders.

Peer Group

The Compensation Committee, with the assistance of its independent compensation consultant, Watson Wyatt Worldwide (“Watson Wyatt”), reviews compensation from published technology industry surveys and from EMC’s peer group companies for purposes of comparing EMC’s executive compensation program with market practices. For 2006, EMC’s compensation peer group companies consisted of 20 companies: Accenture Ltd., Adobe Systems Incorporated, Analog Devices, Inc., Cisco Systems Inc., CA, Inc., Computer Sciences Corporation, Dell Inc., Electronic Data Systems Corporation, Google Inc., Hewlett-Packard Company, Intel Corporation, International Business Machines Corporation, Microsoft Corporation, Network Appliance, Inc., Oracle Corporation, Perot Systems Corporation, Seagate Technology, Sun Microsystems, Inc., Symantec Corporation, and Yahoo! Inc. To select the peer group companies, EMC, in consultation with Watson Wyatt, chose companies which compete for talent within EMC’s labor markets and which are primarily high technology companies with one or more of computer hardware, computer software or technology professional services businesses. The peer group companies are reviewed and approved by the Compensation Committee. The majority of the peers range in size from one-half to three times EMC’s size with respect to revenues, market capitalization and/or employee population.

EMC reviews the executive compensation practices of the peer group companies in order to inform the Compensation Committee’s decisions with respect to EMC’s executive compensation program. The Compensation Committee does not base its compensation decisions on any particular “benchmark” of EMC compensation against that paid by its peer group or any other companies. We believe that this approach gives EMC the flexibility to make compensation decisions based upon all of the facts and circumstances.

ELEMENTS OF EMC’S EXECUTIVE COMPENSATION PROGRAM

Base Salary

EMC pays a base salary to each of the Named Executive Officers. In general, base salaries for the Named Executive Officers are determined by evaluating the responsibilities of the executive’s position, the executive’s experience and the competitive marketplace. Base salary adjustments are considered annually and take into account changes in the executive’s responsibilities, the executive’s performance and changes in the competitive marketplace. We have not increased the Named Executive Officers’ base salaries since 2005. We have maintained the Named Executive Officers’ base salaries at these levels because we believe that such salaries are appropriate within the context of the compensation elements provided to the executives and because they are at a level which remains competitive in the marketplace.

Cash Bonus Plans

More than 80% of our salaried employees, including the Named Executive Officers, participate in cash bonus plans under which the payment of bonuses is contingent upon the achievement of pre-determined performance goals. Our cash bonus plans are designed to motivate the Named Executive Officers and other employees to achieve specified corporate, business unit and/or individual, strategic, operational and other performance objectives. As described below, the mix of bonus opportunities, the different types of performance goals and the weights assigned to each of such goals varies among the Named Executive Officers to reflect each officer’s role and responsibility within EMC. Certain incentive opportunities in 2006 were designed to reward superior performance by providing upside for exceeding the performance goal, but with no payment unless a threshold percentage of the performance goal was achieved. We believe this motivates the Named Executive Officers to meet and exceed their goals, which therefore aligns the Named Executive Officers’ interests with those of EMC shareholders. The performance goals, particularly with respect to Named Executive Officers, are driven by measures which reflect performance on key corporate strategies, such as EPS, revenue, free cash flow, operating margins and total customer experience, which are discussed below in the context of the various bonus programs.

We maintained the Named Executive Officers’ bonus target amounts for 2006 at the same levels as 2005 bonus target amounts because we believe that such bonus target amounts continued to be appropriate within the context of the compensation elements provided to the executives and because they remain competitive in the marketplace.

A description of the cash bonus plans that the Named Executive Officers participated in during 2006 is set forth below.

2006 Corporate Incentive Plan

During 2006, Messrs. Tucci, Teuber, Goulden, DeWalt and Donatelli participated in the 2006 Corporate Incentive Plan. The Corporate Incentive Plan is an annual incentive plan under which the Named Executive Officers and other employees are eligible to receive bonuses contingent upon EMC’s attainment of performance objectives approved by EMC’s Board of Directors. EPS was chosen as the relevant performance measure for 2006 because it is the key metric that is used internally to run EMC’s business and to provide EMC’s external outlook to the financial community. EMC’s Board of Directors and the Compensation Committee believe strongly that increases in EPS will lead to long-term shareholder value. As such, a large percentage of the Named Executive Officers’ bonus and equity opportunities were tied to the achievement of EPS.

The 2006 EPS target was 63 cents excluding stock option expense. As contemplated by the 2006 Corporate Incentive Plan and consistent with past practice, stock option expense and the impact of certain unanticipated events were excluded from the calculation of EPS for purposes of calculating achievement against the 2006 Corporate Incentive Plan target. Specifically, in 2006, stock option expense, restructuring charges, operating results from acquisitions closed during the year, and positive tax adjustments for prior periods were excluded from the calculation of EPS.

In 2006, Corporate Incentive Plan participants were eligible to receive an initial payment of 50% of their annual target bonus under the plan based on EPS achievement for the first six months of the year. No initial bonus payments were made in 2006 under the Corporate Incentive Plan, as the threshold was not attained for the first half of the year. Corporate Incentive Plan participants are provided with the opportunity to earn first half payments to encourage strong sales throughout the year.

Consistent with the Compensation Committee’s philosophy, incentive opportunities under the 2006 Corporate Incentive Plan were designed to encourage management to meet and exceed a challenging performance goal. Since the 2006 EPS target of 63 cents was achieved, Messrs. Tucci, Teuber, Goulden, DeWalt and Donatelli received their target bonuses under the Corporate Incentive Plan of $1,080,000, $300,000, $200,000, $125,000 and $200,000, respectively.

The Corporate Incentive Plan represents 75% of the total target 2006 cash bonus opportunities for Messrs. Tucci and Teuber, and approximately 45%, 25% and 50% of the total target 2006 bonus opportunities of Messrs. Goulden, DeWalt and Donatelli, respectively. Mr. Tucci’s and Mr. Teuber’s bonus opportunities are heavily weighted towards the Corporate Incentive Plan since their responsibilities are tied to EMC’s overall corporate performance. Each of Messrs. Goulden, DeWalt and Donatelli also has corporate-wide responsibility, as well as responsibility for other more specified areas at EMC. As such, a lesser percentage of their 2006 bonus opportunities were tied to EMC’s overall corporate performance. For 2007, 75% of Mr. Goulden’s bonus opportunity will be provided under the Corporate Incentive Plan to reflect his new role as our Chief Financial Officer. The allocations of the other Named Executive Officers under the Corporate Incentive Plan are expected to remain the same as were in effect for 2006.

2007 Corporate Incentive Plan

Bonuses under the 2007 Corporate Incentive Plan will be based upon the achievement of 2007 revenue, EPS and free cash flow targets, with 30% of the opportunity based on revenue, 50% based on EPS and 20% based on free cash flow. Revenue and free cash flow were included as metrics under the plan for 2007 to complement EPS because growing revenue and free cash flow are also important to shareholder value and are key components of EMC’s strategic plan set by the Board. We believe that adding revenue and free cash flow to EPS results in a more balanced set of metrics.

The 2007 revenue target under the Corporate Incentive Plan is $12.75 billion, which slightly exceeds the annual outlook of $12.7 billion that EMC provided in January 2007. The 2007 revenue target represents a 14% increase from the revenue EMC achieved in 2006.

The 2007 EPS target under the Corporate Incentive Plan is 64 cents including stock option expense; this is in line with the annual outlook for 2007 EPS that EMC provided in January 2007. The impact of certain unanticipated events will be excluded from, but stock option expense will be included in, the calculation of EPS for purposes of calculating achievement against the 2007 Corporate Incentive Plan target. The 2007 EPS target represents an 18.5% increase from the EPS (calculated in accordance with generally accepted accounting principles) EMC achieved in 2006.

The 2007 free cash flow target is 71 cents per share. Free cash flow per share will be calculated as operating cash flow less expenditures for property, plant and equipment and capitalized software divided by the average number of shares outstanding during the year on a fully diluted basis. The 2007 free cash flow target represents a 31% increase from the free cash flow per share EMC achieved in 2006.

In determining the performance goals under the 2007 Corporate Incentive Plan, the Compensation Committee set aggressive revenue, EPS and free cash flow goals that exceed industry growth projections.

2007 Corporate Incentive Plan participants are eligible to receive an initial payment of 40% of the annual revenue and EPS components under the plan based on achievement of these metrics for the first six months of the year. 2007 Corporate Incentive Plan participants are provided with the opportunity to earn first half payments to encourage strong revenue and profitability throughout the year. The free cash flow component of the plan will only fund based on full year results.

These targets and goals are disclosed in the limited context of EMC’s 2007 Corporate Incentive Plan and should not be understood to be statements of management’s expectations or estimates of results or other guidance. EMC specifically cautions investors not to apply these statements to other contexts.

2006 Management by Objectives Plan

EMC’s Management by Objectives Plan (the “MBO”) is an incentive plan under which many EMC employees, including Messrs. Tucci, Teuber, Goulden, DeWalt and Donatelli, are eligible for a quarterly cash bonus contingent upon corporate achievement of quarterly funding goals and individual achievement of quarterly performance goals. The primary purpose of the MBO for these Named Executive Officers is to focus them on the completion of quarterly goals that will help EMC achieve its long- term strategic objectives. As described below, Ms. Greene participates in VMware’s MBO.

For 2006, individual quarterly performance goals pertained to financial measures, strategic initiatives, total customer experience, and product development. For 2006, the funding of the MBO for Messrs. Tucci, Teuber, Goulden, DeWalt and Donatelli was dependent upon corporate quarterly revenue, profit and total customer experience ratings. The MBO is funded at 100% if all of the applicable targets are met; funding is at 80% if one or more of these targets is not achieved. The number of goals that may be assigned to each of Messrs. Tucci, Teuber, Goulden, DeWalt and Donatelli under the MBO in a quarter can vary, as well as the relative weighting assigned to the goals. MBO bonuses for 2006 were a function of the quarterly funding and the percentage of performance goals achieved in the quarter. The number of performance goals assigned to the Named Executive Officers in each quarter of 2006 varied, but typically between four and eight performance goals were assigned in each quarter.

If funding was less than 100% for a particular quarter because quarterly funding goals were not achieved but EMC achieves all of its targets for the entire fiscal year for revenue, profit and total customer experience, retroactive payments may be made to participants such that funding levels can be restored to 100% of target after the end of the year. In 2006, first quarter and second quarter MBO bonuses were funded at 80% for Messrs. Tucci, Teuber, Goulden, DeWalt and Donatelli because quarterly funding goals were not achieved. However, since the annual revenue, profit and total customer experience targets were achieved for 2006, full restoration of funding was authorized by the Compensation Committee.

Ms. Greene, as well as other VMware employees, participates in VMware’s MBO. The design of VMware’s MBO is similar to EMC’s MBO, except that VMware’s MBO is based upon goal achievement over six-month periods, funding is based on VMware’s six-month revenue, profit and total customer experience ratings and VMware’s MBO does not provide a restoration feature.

As a result of the satisfaction of their quarterly goals under the MBO and the annual funding goals for 2006, Messrs. Tucci, Teuber, Goulden, DeWalt and Donatelli received their MBO target payments of $360,000, $100,000, $100,000, $125,000 and $200,000, respectively. Ms. Greene received her target payment of $87,500 under VMware’s MBO because she achieved all of her goals and the funding goals were also achieved. The funding goals under EMC’s MBO and VMware’s MBO are difficult to achieve. VMware experienced strong performance in 2006, resulting in the full funding of VMware’s MBO. Individual performance goals under EMC’s MBO and VMware’s MBO are challenging and are difficult to achieve.

The MBO plans provide 25% of the 2006 target bonus opportunity for Messrs. Tucci and Teuber, and approximately 22%, 25%, 50% and 25% of the 2006 target bonus opportunities for Messrs. Goulden, DeWalt and Donatelli, and Ms. Greene, respectively. Mr. Donatelli has a relatively higher percentage of his 2006 target bonus opportunity under EMC’s MBO than Messrs. Tucci, Teuber, Goulden and DeWalt. This is because his duties with respect to EMC’s storage products cross many business units, and thus cannot readily be tied to a particular business unit plan, as in the cases of Messrs. Goulden and DeWalt.

2006 Business Unit Plans

In 2006, Messrs. Goulden and DeWalt and Ms. Greene, as well as other EMC employees, participated in revenue and bookings plans and profit contribution plans. These performance metrics were chosen in order to drive revenue, bookings and profit growth. The target goals established for Messrs. Goulden and DeWalt and Ms. Greene under the plans described below are in line with or exceed the overall corporate goals set by the Board of Directors for EMC. These target goals reflect revenue and profit contribution goals that exceed industry growth projections.

Mr. Goulden’s bonus opportunities for 2006 under the customer operations revenue plan (the “COPs Revenue Plan”) and the customer operations profit contribution plan (the “COPs Profit Contribution Plan”) were directly linked to a combination of EMC revenue and profit contribution, excluding revenue and profit contribution attributable to VMware sales and the sale of certain software services.

Mr. Goulden was responsible for EMC sales, other than those noted above, prior to becoming our Chief Financial Officer on August 4, 2006. Mr. Goulden’s bonus opportunities under the COPs Revenue Plan and COPs Profit Contribution Plan were not revised for 2006 as a result of the new role he assumed in August 2006. However, in 2007, Mr. Goulden will, as a result of his new role, no longer participate in these plans, and his bonus opportunities will be provided solely under the Corporate Incentive Plan and EMC’s MBO.

Mr. DeWalt’s bonus opportunities for 2006 under the EMC software group revenue and bookings plan (the “ESG Revenue and Bookings Plan”) and the EMC software group profit contribution plan (the “ESG Profit Contribution Plan”) were directly linked to a combination of revenue and bookings and profit contribution from EMC’s software group.

Mr. DeWalt was responsible for EMC’s software group prior to becoming the President of EMC’s customer operations and content management software groups on August 4, 2006. Mr. DeWalt’s bonus opportunities under the ESG Revenue and Bookings Plan and the ESG Profit Contribution Plan were not revised as a result of the new role he assumed in August 2006.

Bonuses are earned under the COPs Revenue Plan, the ESG Revenue and Bookings Plan, the COPs Profit Contribution Plan and the ESG Profit Contribution Plan based upon the annual achievement of revenue and bookings and profit contribution targets, as applicable. Messrs. Goulden and DeWalt each had the opportunity in each of the first three fiscal quarters of 2006 to receive an advance of up to 25% of their annual bonus target under the applicable COPs and ESG Plans in which they participated. The full advances were not made in 2006 since the quarterly targets were not fully achieved. Under these plans, the incentive earned for the full year is reduced by all amounts previously advanced in the first three fiscal quarters.

Mr. Goulden’s 2006 target cash bonus opportunities under the COPs Revenue Plan and the COPs Profit Contribution Plan were each $75,000; Mr. Goulden received an aggregate of $133,633 under these plans for 2006. Mr. Goulden’s target bonuses payable with respect to the COPs Revenue Plan and the COPs Profit Plan each comprised 16.66% of his total 2006 target cash bonus.

Mr. DeWalt’s 2006 target cash bonus opportunities under the ESG Revenue and Bookings Plan and the ESG Profit Contribution Plan were each $125,000; Mr. DeWalt received an aggregate of $221,061 under these plans for 2006. Mr. DeWalt’s target bonus opportunities with respect to the ESG Revenue and Bookings Plan and ESG Profit Contribution Plan each comprised 25% of his total 2006 target cash bonus.

Ms. Greene, as well as certain other VMware employees, participated in a VMware revenue and profit contribution plan (the “VMware Revenue and Profit Contribution Plan”). Ms. Greene’s bonus opportunities under the VMware Revenue and Profit Contribution Plan were directly linked to VMware’s revenue and profit contribution. The plan provides for a bonus payable upon VMware’s achievement of certain revenue and profit contribution targets for the first and second halves of 2006. Ms. Greene’s target cash bonus opportunities under the VMware Revenue and Profit Contribution Plan were $131,250 for each of the first and second halves of 2006; Ms. Greene received an aggregate of $362,209 under the plan for 2006 because of VMware’s strong performance in 2006. Ms. Greene’s target bonus payable under the VMware Revenue and Profit Contribution Plan comprised 75% of her 2006 target cash bonus.

Discretionary Bonuses

In January 2007, the Compensation Committee approved, at Mr. Tucci’s recommendation, a discretionary bonus of $50,000 for each of Messrs. Teuber and Goulden. These bonuses were paid in recognition of their assumption of new roles and their exceptional leadership and performance in 2006.

Long-Term Equity Incentives

EMC believes strongly that equity awards align the interests of its employees with those of its shareholders. Accordingly, EMC grants equity to a large percentage of its employees. As of December 31, 2006, approximately 80% of our employees held one or more equity awards. In addition, shares subject to equity awards granted to employees below the Senior Vice President level accounted for approximately 95% of all shares subject to equity awards granted in 2006. In 2006, the Compensation Committee did not grant any long-term equity incentive awards to the Named Executive Officers, in light of the equity incentives granted in 2005, particularly the performance shares, which are described below.

EMC grants broad-based equity awards to help EMC achieve its strategic objectives by:

•	motivating our employees, including the Named Executive Officers, to achieve EMC’s financial goals;

•	promoting retention through the use of multi-year vesting schedules;

•

aligning the interests of our employees, including the Named Executive Officers, with our shareholders because the value of all of our equity awards are tied to increases in the value of EMC stock; and

•	providing, in the case of performance shares, for additional compensation opportunities which reward superior performance.

In addition, the vesting of performance shares we granted in 2005 is contingent on the achievement of specified performance goals, and the vesting of other restricted shares we grant may be realized on an accelerated basis if performance goals are achieved.

Prior to 2003, EMC granted equity solely in the form of stock options. However, since the adoption of the 2003 Stock Plan, which included additional types of equity awards, EMC has also granted restricted stock awards to provide employees with a mixed equity portfolio and to increase employee retention. In establishing criteria for the type of equity awards to be granted to the Named Executive Officers, the number of shares subject to those awards, and the terms and conditions of those awards, the Compensation Committee takes into account the duties and responsibilities of the individual, individual performance, previous equity awards to such individual and the value of those awards, and awards made to individuals in similar positions at our peer companies. In addition, the Compensation Committee reviews and considers the value of such equity awards and assesses the appropriateness of the awards in the context of the individual’s annual compensation opportunity.

Performance Shares

In December of 2005, the Compensation Committee granted restricted stock to members of EMC’s senior management, including Messrs. Tucci, Teuber, Goulden, and Donatelli, that vest only if a specified performance goal is achieved. We refer to these grants as “performance shares.” The number of performance shares that vest depends on the percentage of achievement of a three-year cumulative EPS target. We refer to these as “target performance shares.” An additional number of performance shares (equal to 25% of the target performances shares) will vest if at least 106% of the performance goal is achieved and the Named Executive Officer remains employed by EMC through January 2010. We refer to these as the “overachievement performance shares.” The target performance shares and the overachievement performance shares were granted to provide long-term alignment with EMC’s business plan and to provide a multi-year retention incentive, as well as to align the interests of the Named Executive Officers with our shareholders.

The target performance shares granted to Messrs. Tucci, Teuber, Goulden, and Donatelli will vest in January of 2009, but only if EMC achieves at least a threshold cumulative EPS goal over fiscal 2006-2008. If cumulative EPS equals or exceeds:

•	90.9% of the performance goal, then 50% of the target performance shares vest; this represents a threshold level of performance, below which all of the performance shares will be forfeited;

•	94.2% of the performance goal, then 75% of the target performance shares vest; and

•	100% of the performance goal, then 100% of the target performances shares vest.

The following chart summarizes the vesting schedule of the performance shares granted to Messrs. Tucci, Teuber, Goulden and Donatelli in December of 2005:

Name	# of Target Performance Shares that vest in 2009 if 90.9% of Target Achieved	Additional # of Target Performance Shares that vest in 2009 if 94.2% of Target Achieved	Additional # of Target Performance Shares that vest in 2009 if 100% of Target Achieved	# of Overachievement Performance Shares that vest if 106% of Target Achieved and if Executive Remains Employed through January 2010	Maximum Aggregate Number of Performance Shares that vest if 106% of Target Achieved
Joseph M. Tucci	500,000	250,000	250,000	250,000	1,250,000
William J. Teuber, Jr.	150,000	75,000	75,000	75,000	375,000
David I. Goulden	125,000	62,500	62,500	62,500	312,500
David A. Donatelli	125,000	62,500	62,500	62,500	312,500

Prior to granting the performance shares to Messrs. Tucci, Teuber, Goulden and Donatelli, the Compensation Committee requested that Watson Wyatt, its independent compensation consultant, study the difficulty of achieving the cumulative three-year EPS target. Watson Wyatt analyzed EMC and historical peer group financial data and determined that the cumulative EPS growth rate assumed by the target performance share goal was achieved by EMC and its peers less than 50% of the time over the preceding ten-year time period. In addition to Watson Wyatt’s historical analysis, the Compensation Committee also considered the expectations of certain financial analysts with respect to EMC’s future EPS growth. The target EPS goal chosen also exceeded these external expectations. The Compensation Committee believes strongly that the three-year cumulative EPS goal is rigorous and that EMC must demonstrate superior EPS growth in order for the target performance shares to vest. Based on 2006 results, we believe EMC is on track to meet the three-year cumulative EPS target. However, EMC will need continued strong EPS growth in 2007 and 2008 in order for the target to be achieved. EMC will provide retrospective disclosure with respect to the three-year cumulative EPS target in 2009 and will also provide an update on the likelihood of achievement of the EPS target in EMC’s 2008 Proxy Statement.

In July of 2005, Mr. DeWalt was granted 750,000 performance shares that vest in two tranches. The first tranche of 150,000 shares would vest subject to the achievement of a cumulative EPS goal measured from July 1, 2005 to June 30, 2006 at least equal to 110% of EMC’s cumulative EPS over the prior twelve month period. This cumulative EPS goal was achieved and the first tranche of these shares vested in August of 2006. The second tranche of 600,000 shares would vest if another cumulative EPS goal was achieved over the three-year period from July 1, 2005 to June 30, 2008. The Compensation Committee granted the performance shares with targets that it believed would provide a retention incentive for Mr. DeWalt. For more information on the treatment of Mr. DeWalt’s equity, please see page 64 of this Proxy Statement.

Performance Accelerated Restricted Shares (PARs)

In 2005 and in prior years, the Compensation Committee granted the Named Executive Officers and other EMC employees performance accelerated restricted shares. We refer to these awards as “PARs.” PARs granted to the Named Executive Officers and to our other employees generally vest on the fifth anniversary of their date of grant, subject to the continued employment of the award recipient. A portion of the PARs may vest at an accelerated rate, generally with respect to one-third of the underlying shares in each of the first three years following grant, if annual performance goals are met. If an annual performance goal is not achieved with respect to a particular year, but the overachievement of performance goals in the immediately preceding year was sufficient to make up for the underperformance in the current year, then PAR recipients may still vest on an accelerated basis with respect to that year. Because no additional PARs are granted if performance goals are exceeded, the PARs contain the carry forward feature in order to encourage annual overachievement of goals. If the annual vesting criteria are not met as described above, the portion of the shares subject to accelerated vesting with respect to that year will vest on the fifth anniversary of the date of grant. PARs are intended to accelerate the achievement of financial goals and promote retention, as well as align the interests of the Named Executive Officers with our shareholders.

Generally, we have used EMC’s annual EPS targets that are set by the Board of Directors as the performance goals for the PARs. However, where appropriate, we have used other performance measures, such as revenue and earnings of specific divisions or subsidiaries, as performance goals for PARs.

PARs were granted to Messrs. Tucci, Teuber, Goulden and Donatelli in 2003, 2004 and 2005, and to Mr. DeWalt in 2004. The PARs granted in 2003 required 2006 EPS of 53 cents in order for the 2006 tranche of the award to vest on an accelerated basis. The PARs granted in 2004 and 2005 required 2006 EPS of 58 cents and 63 cents, respectively, in order for the 2006 tranche of each award to vest on an accelerated basis. For purposes of determining whether these goals were achieved, EPS was calculated in the same manner as described above under the 2006 Corporate Incentive Plan.

Ms. Greene received PARs in 2004 and 2005. Ms. Greene’s PARs provided for accelerated vesting opportunities based upon VMware’s achievement of profit contribution and revenue goals. The PARs granted to Ms. Greene and other VMware employees in 2004 were structured in the same manner as the PARs granted to EMC employees in 2004, except that the accelerated vesting goals were based on VMware’s revenue and profit contribution. The PARs granted to Ms. Greene and other VMware employees in 2005 provide for cliff vesting after five years, but with the opportunity for accelerated vesting if VMware achieves certain annual revenue and profit contribution targets. Originally, these PARs provided that 20%, 26%, 26% and 28%, of the shares would vest in 2006, 2007, 2008 and 2009, respectively, if the annual revenue and profit contribution targets are each achieved in the applicable year. In light of VMware’s exceptional performance in 2005, in January of 2006, the Compensation Committee modified this vesting schedule to immediately vest 5% of the PARs granted to VMware employees. An additional 5% of the PARs were vested in March of 2006 in recognition of VMware’s beta development of a new product and another 15% of the PARs were vested in June of 2006 upon the general availability of that product. The Compensation Committee decided to further amend the vesting schedule of the remaining unvested PARs to provide for accelerated vesting of 25% of the PARs in 2006, 2007 and 2008 if the annual revenue and profit contribution targets were achieved. In addition, all of the unvested PARs will vest if the 2009 revenue and profit contribution targets are achieved prior to 2009. In January of 2007, 25% of the remaining unvested PARs vested due to the achievement of the 2006 annual revenue and profit contribution goals. The Compensation Committee believes that achievement of the revenue and profit contribution targets established with respect to the PARs granted to VMware employees requires exceptional performance.

The 2006 tranche of the PARs granted to Ms. Greene in 2004 and 2005 vested because VMware achieved the 2006 revenue and profit contribution goals established in 2004 and 2005, respectively. These goals were difficult to achieve and required VMware to achieve superior revenue and profit contribution.

Stock Options

Stock options constitute performance-based compensation because they have value to the recipient only if the price of EMC’s stock increases. Stock options generally vest at the rate of 20% per year on each of the first five anniversaries of the grant date, subject to the recipient’s continued service with EMC. Stock options generally have a five-year vesting schedule, instead of a more typical three- or four-year vesting schedule, to encourage retention.

Equity Grant Guidelines

As is the case for all of our equity awards and in accordance with our equity grant guidelines, stock options are usually granted by the Compensation Committee at regularly scheduled meetings. If the meeting is held on a business day, the grant date is such business day and the price is the closing price of our Common Stock on such date. If the meeting is not held on a business day, the grant date is the next business day and the price is the closing price of our Common Stock on such date. If the meeting is held during the “quiet period” preceding our earnings announcement, the grant date is the first business day that the “quiet period” ends, and the price is the closing price of our Common Stock on such date.

Retirement and Deferred Compensation Benefits

EMC does not provide the Named Executive Officers with a defined benefit pension plan or any supplemental executive retirement plans, nor does EMC provide the Named Executive Officers with retiree health benefits. EMC employees, including the Named Executive Officers, may participate in a 401(k) plan that provides for a matching contribution of 6% of the employee’s contribution, up to a maximum of $3,000 per year. The 401(k) plan is provided to all employees as a standard element of compensation in the marketplace, designed to assist employees with retirement savings in a tax-advantaged manner. EMC makes a matching contribution to attract and retain employees and because it provides an additional incentive for employees to save for retirement.

EMC also maintains a non-qualified deferred compensation plan pursuant to which key employees, including the Named Executive Officers, may elect to defer the receipt of a portion of the cash bonuses they would otherwise have received when earned. EMC does not make any contributions under this plan. The plan has been adopted in order to give certain employees, including the Named Executive Officers, the ability to defer receipt of bonus income to a later date, which may be an attractive tax planning feature to executives, the availability of which assists in the attraction and retention of executive talent. Amounts deferred under the plan are deemed invested in the investment funds selected from the various funds available under the plan, which funds are also available under the 401(k) plan. Deferrals, adjusted for earnings and losses in the deemed investments, are generally taxable to participants when the funds are distributed. EMC is not permitted to take a tax deduction until that time. Since EMC does not match any deferred amounts or otherwise make any contributions to the accounts of participants under the deferred compensation plan, amounts payable under the plan are determined entirely by participant contributions (and subsequent investment gains and losses). For more information on EMC’s deferred compensation plan, see the “Nonqualified Deferred Compensation” table on page 57 of this Proxy Statement.

The retirement and deferred compensation benefits provided to the Named Executive Officers are not material factors considered in making other compensation determinations with respect to Named Executive Officers.

Perquisites

As described in more detail below, the perquisites provided to the Named Executive Officers and other key employees generally consist of:

•	tax and financial planning services,
•	car allowances,
•	temporary living expenses,
•	annual executive physical exams, and
•	personal use of EMC-owned aircraft in extremely limited circumstances.

Perquisites such as financial planning services and executive physicals are provided because the Compensation Committee believes they promote the well being of the Named Executive Officers and allow the Named Executive Officers to focus more of their time and attention on their employment, thereby providing a benefit to EMC. Other perquisites are provided because they are typically provided in the marketplace for executive talent. These perquisites represent a small fraction of the total compensation of each Named Executive Officer. The value of the perquisites we provide are taxable to the Named Executive Officers and the incremental cost to EMC of providing these perquisites is reflected in the Summary Compensation Table. The Compensation Committee periodically reviews the perquisites that it provides to the Named Executive Officers, including the cost to EMC of providing such perquisites. The Compensation Committee believes that the perquisites provided are reasonable and appropriate. For more information on perquisites provided to the Named Executive Officers, please see the All Other Compensation Table on page 53 of this Proxy Statement.

Post-Termination Compensation

In addition to retirement and deferred compensation benefits described above, EMC has arrangements with Named Executive Officers that may provide them with compensation following termination of employment. These arrangements are discussed below.

Change in Control Agreements

Change in control agreements benefit a corporation in the event of a change in control or a potential change in control by allowing executives who are parties to such agreements to focus on continuing business operations and the success of a potential business combination rather than seeking alternative employment, thereby providing stability to a corporation during a potentially uncertain period. Accordingly, the Board of Directors decided that it was in EMC’s best interest to enter into change in control agreements with certain executives, including Messrs. Tucci, Teuber, Goulden, DeWalt and Donatelli. EMC’s change in control agreements were designed to provide executives with severance payments and certain other benefits in the event that their employment is terminated in connection with a change in control transaction. The change in control agreements provide severance benefits only if there is both (1) a change in control (or potential change in control) of EMC and (2) the employee’s employment is terminated by EMC (or any successor) without cause or if the employee terminates his or her employment for good reason, in each case within 24 months following a change in control (or during a potential change in control period).

If payments and benefits become due under the agreements to these Named Executive Officers, they would consist of a lump sum severance payment equal to three times the sum of the executive’s then current annual base salary and target annual bonus, a lump sum payment equal to the executive’s prorated annual bonus for the year of termination assuming maximum performance, the continuation of life, disability, accident and health insurance benefits for the executive and the executive’s dependents for up to 36 months following such termination, and a lump sum tax gross-up payment if the executive becomes subject to the 20% excise tax on “parachute payments.”

The determination of the appropriate level of payments and benefits to provide in the event of a change in control termination involved consideration of a number of factors. The Board considered that a high level executive, who is more likely to lose his or her job in connection with a change in control than other employees, may require more time than other employees in order to secure an appropriate new position and, unless that employee was provided with change in control benefits, may be motivated to start a job search early if a change in control is possible, to the detriment of the company. Thus, the existence of the agreements provides an incentive for the executive to remain with EMC until a change in control occurs. In addition, since severance payments are not provided under the agreements unless there has been a qualifying termination of employment, an acquiror who may wish to retain EMC’s management team during a transition period will have the opportunity to do so. The change in control benefits provided to our Named Executive Officers are consistent with the level provided by other public companies of similar size to EMC.

Each change in control agreement was automatically extended as of June 30, 2006 for one year, and remains subject to additional automatic extensions thereafter unless notice is given of EMC’s or the executive’s intention not to extend the term of the agreement on or by September 30 of the preceding year; provided, however, that the agreements continue in effect for twenty four months following a change in control that occurs during the term of the agreements. This feature allows EMC to periodically reassess the appropriateness of the change in control agreements. Except as otherwise provided in the agreements, either EMC or any executive may terminate such executive’s employment at any time. Each agreement also terminates if either party terminates the executive’s employment before a change in control.

The Compensation Committee annually reviews the terms and conditions of EMC’s change in control agreements and the benefits payable thereunder and will propose adjustments when and to the extent deemed appropriate.

Other Change in Control Benefits

In addition, upon a change in control, all unvested equity awards held by employees with change in control agreements shall become immediately vested and exercisable, except for the performance shares granted in December of 2005 to Messrs. Tucci, Teuber, Goulden, and Donatelli and to certain other key employees. The “Outstanding Equity Awards At Fiscal Year-End” table on page 55 of this Proxy Statement shows the unvested awards held by each of the Named Executive Officers as of December 31, 2006. Each of these awards, other than unvested performance shares held by Messrs. Tucci, Teuber, Goulden and Donatelli (the treatment of which is described below), would vest upon a change in control. In addition, as described on page 51 of this Proxy Statement, the Board or the Compensation Committee may terminate equity awards granted under our equity plans if participants engage in detrimental activity. However, upon the occurrence of a change in control, the ability of the Board or the Compensation Committee to terminate stock options granted under EMC’s 1993 Stock Option Plan for detrimental activity is removed.

In the event of a change in control prior to January 2009, the unvested target performance shares and unvested overachievement performance shares granted to Messrs. Tucci, Teuber, Goulden and Donatelli will no longer be subject to the three-year cumulative EPS performance goal. The unvested target performance shares will vest in January 2009 and the unvested overachievement performance shares will vest in January 2010, in each case, if the Named Executive Officer remains continuously employed by EMC until the applicable vesting date. However, if, following a change in control, a Named Executive Officer’s employment is terminated by EMC without cause or by such executive for good reason prior to January 2009, all the performance shares will immediately vest. If such termination of employment occurs after January 2009 and the overachievement performance shares would have vested in January 2010 because at least 106% of the cumulative EPS target was achieved, then the overachievement performance shares will immediately vest.

Pursuant to the change in control agreements, certain equity awards vest upon a change in control. This approach was historically taken in order to counteract executive uncertainty which may exist with respect to continued employment following a change in control and to motivate employees to remain with EMC until the consummation of a change in control. However, the Compensation Committee determined that the performance shares granted to Messrs. Tucci, Teuber, Goulden and Donatelli and other EMC employees in December 2005 should not vest solely upon a change in control, but only upon a change in control and a subsequent termination of employment. This approach was deemed to be more appropriate for these awards and will be applied to all future equity awards made to EMC executives.

Other Arrangements

Except in limited circumstances, such as where an employment agreement is assumed as part of a corporate transaction, EMC does not use employment agreements. None of the Named Executive Officers is a party to an employment agreement. However, at the time of Mr. Goulden’s hire, EMC agreed to provide him with limited severance benefits in the context of the overall negotiations regarding the terms and conditions of his employment and as an inducement for him to leave his former employer. In addition, EMC approved a retention arrangement for Mr. DeWalt. Please see pages 63 and 64 of this Proxy Statement for more information on these arrangements.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, performance-based compensation is not subject to the $1 million deduction limit if certain requirements are met. EMC has structured all of its stock option grants and the performance shares so that they are not subject to the $1 million limit on deductibility imposed by Section 162(m). The Compensation Committee considered the impact of Section 162(m) when designing the remainder of EMC’s cash and equity bonus programs and determined that EMC’s interests were best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation programs, even if such programs may result in certain non-deductible compensation expenses.

Stock Ownership Guidelines

Under EMC’s stock ownership guidelines, EMC’s executive officers are expected to own shares of our stock, excluding restricted stock, with a value equal to a multiple of their base salary. The applicable multiples are set forth below:

•	5 times annual base salary for the Chief Executive Officer;
•	3 times annual base salary for the Vice Chairman and Chief Financial Officer; and
•	2 times annual base salary for our other executive officers.

An individual is expected to comply with the guidelines within three years after becoming subject to the guidelines. The Compensation Committee periodically reviews the holdings of executive officers for compliance with these guidelines. During 2006, all of the persons subject to these guidelines were in compliance with them.

Hedging Policy

EMC policies do not permit any employees, including the Named Executive Officers, to “hedge” ownership by engaging in short sales or trading in any options contracts involving EMC securities.

Compensation Recovery Policies

In 2006, the Compensation Committee adopted an incentive compensation clawback policy under which EMC will require reimbursement of any cash or equity incentive compensation paid to executive officers where payment was predicated on financial results that were subject to a significant restatement and the executive officer engaged in fraud or willful misconduct that caused or partially caused the restatement. EMC has decided to apply the policy to all EMC employees and allow recovery of incentive compensation in the event of a significant restatement where appropriate. In addition, EMC equity plans have for many years contained provisions that allow EMC to cancel outstanding equity awards or “clawback” the value of awards recently realized if a Named Executive Officer or other senior employee engages in activity detrimental to EMC such as failing to comply with EMC’s Key Employee Agreement, engaging in any activity that results in the employee’s termination for cause, or conviction of a crime.

Compensation Consultant Independence Policy

In 2006, the Compensation Committee adopted a formal policy that its compensation consultant could only provide services to the Compensation Committee and was not permitted to provide any other services to EMC. This formal policy reflects the Compensation Committee’s long-standing practice with respect to compensation consultants.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information in respect of the Named Executive Officers for the fiscal year ended December 31, 2006. For the amounts received by the Named Executive Officers, please see the table on page 38 of this Proxy Statement.

The amounts shown in the Stock Awards and Option Awards columns show the cost recognized under FAS 123R in respect of awards from prior years, not the actual amounts paid to or realized by the Named Executive Officers in 2006. For more information on FAS 123R, refer to footnote 4 below. No stock awards or option awards were granted in 2006 to the Named Executive Officers.

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards3, [4] ($)	Option Awards[4,5] ($)	Non-Equity Incentive Plan Compensation[6] ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[7] ($)	Total ($)
Joseph M. Tucci Chairman, President and Chief Executive Officer	2006	1,000,000	0	10,093,369	7,594,201	1,440,000	[8]	0	85,458	20,213,028

William J. Teuber, Jr.[9] Vice Chairman	2006	600,000	50,000	3,767,699	2,517,898	400,000	[10]	0	56,322	7,391,919

David I. Goulden[11] Executive Vice President, Chief Financial Officer	2006	550,000	50,000	2,827,213	2,150,477	434,173	[12]	0	23,172	6,035,035

David G. DeWalt[13] Executive Vice President & President of Customer Operations & Content Management	2006	500,000	0	5,310,172	693,780	471,061	[14]	0	51,408	7,026,421

David A. Donatelli Executive Vice President, Storage Products Operations	2006	600,000	0	2,827,213	2,581,377	400,000	[15]	0	26,746	6,435,336

Diane B. Greene Executive Vice President, President VMware	2006	350,000	0	4,222,824	1,394,567	449,708	[16]	0	0	6,417,099

1	The percentage that base salary represents of the Total shown in this Summary Compensation Table differs from that described in the Compensation Discussion and Analysis because the Total shown in the Summary Compensation Table is required to include amounts recognized for financial statement reporting purposes in 2006 for all outstanding equity awards.
2	Represents a discretionary bonus.
3	No stock awards were granted to the Named Executive Officers in the fiscal year ended December 31, 2006.
4

The amounts shown represent the compensation costs for financial reporting purposes of previously granted stock awards and stock options recognized for the year ended December 31, 2006 under FAS 123R, rather than an amount paid to or realized by the Named Executive Officer. The FAS 123R value as of the grant date for stock awards and stock options is spread over the number of months of service required for the grant to become non-forfeitable. The amount disclosed disregards estimates of forfeitures of awards that are otherwise included in the financial statement reporting for such awards. Ratable amounts expensed for stock awards and stock options that were granted in years prior to 2006 are also reflected in this column. There can be no assurance that the FAS 123R amount will ever be realized. Assumptions used in the calculation of these amounts are included in Note N to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2007 and in Note N to the Company’s audited financial statements for the fiscal year ended December 31, 2003 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2004.

5	No stock options were granted to the Named Executive Officers in the fiscal year ended December 31, 2006.
6	Includes incentive compensation earned for the fiscal year ended December 31, 2006. These amounts consist of amounts earned under EMC’s cash bonus plans, which are described on pages 40 to 44 of this Proxy Statement. Also includes amounts earned by certain Named Executive Officers in 2006, but deferred under EMC’s Executive Deferred Compensation Retirement Plan.
7	Please see the All Other Compensation table below.
8	Represents a payment of $1,080,000 pursuant to the Corporate Incentive Plan and $360,000 pursuant to the Management by Objectives Plan.
9	Mr. Teuber served as our Chief Financial Officer until August 4, 2006.
10	Represents a payment of $300,000 pursuant to the Corporate Incentive Plan and $100,000 pursuant to the Management by Objectives Plan.
11	Mr. Goulden assumed the role of Chief Financial Officer on August 4, 2006.
12	Represents a payment of $200,000 pursuant to the Corporate Incentive Plan, $100,000 pursuant to the Management by Objectives Plan and an aggregate of $133,633 pursuant to the COPs Revenue Plan and COPs Profit Contribution Plan.
13	Effective April 1, 2007, by mutual agreement, Mr. DeWalt’s employment with EMC will terminate.
14	Represents a payment of $125,000 pursuant to the Corporate Incentive Program, $125,000 pursuant to the Management by Objectives Plan and an aggregate of $221,061 pursuant to the ESG Revenue and Bookings Plan and ESG Profit Contribution Plan.
15	Represents a payment of $200,000 pursuant to the Corporate Incentive Plan and $200,000 pursuant to the Management by Objectives Plan.
16	Represents a payment of $87,500 pursuant to the Management by Objectives Plan and $362,208 pursuant to the VMware Revenue and Profit Contribution Plan.

All Other Compensation from Summary Compensation Table

The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table.

Name	Auto Allowance ($)	Air Travel[1] ($)	Tax and Financial Planning ($)	Temporary Living Expenses ($)		Tax Gross-Ups ($)		Other[2] ($)	Matching 401(k) Plan Contributions ($)	Total ($)
Joseph M. Tucci	7,200	65,643	8,568	0		547	[3]	500	3,000	85,458

William J. Teuber Jr.	7,200	38,575	4,440	0		2,529	[3]	578	3,000	56,322

David I. Goulden	7,200	0	10,000	0		1,241	[4]	1,731	3,000	23,172

David G. DeWalt	0	0	30,000	8,158	[5]	7,114	[6]	3,136	3,000	51,408

David A. Donatelli	7,200	0	10,000	0		2,698	[7]	3,848	3,000	26,746

Diane B. Greene	0	0	0	0		0		0	0	0

1	Personal use of EMC-owned aircraft is valued based on the aggregate incremental cost to EMC determined on a per flight basis and includes the cost of fuel used, the hourly cost of aircraft maintenance, landing fees, trip-related hangar and parking costs, universal weather monitoring costs, if applicable, and labor expenses.
2	Represents the cost of spousal attendance at EMC events for Messrs. Tucci, Teuber and DeWalt, the cost of an executive annual physical for Mr. Goulden, and the cost of spousal attendance at EMC events and an executive annual physical for Mr. Donatelli. Each of these personal benefits represents less than 10% of the total personal benefits provided to each such Named Executive Officer.
3	Represents a tax gross-up in respect of imputed income associated with spousal travel on EMC-owned aircraft.
4	Represents a tax gross-up in respect of imputed income associated with the Executive Annual Physical Program.
5	Represents reimbursement of temporary living expenses.
6	Represents a tax gross-up of $3,920 for temporary living expenses, $1,777 for spousal attendance of EMC events, and $1,417 in respect of imputed income associated with spousal travel on EMC-owned aircraft.
7	Represents tax gross-ups of $1,001 for spousal attendance at EMC events, $1,039 associated with the Executive Physical Program and $658 in respect of imputed income associated with spousal travel on EMC-owned aircraft.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan grants to the Named Executive Officers during the fiscal year ended December 31, 2006. Our non-equity incentive plans consist of the bonus plans that are described on pages 40 to 44 of this Proxy Statement. The actual amounts realized in respect of the non-equity plan incentive awards are reported in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Since no equity awards were made to the Named Executive Officers during the fiscal year ended December 31, 2006, the last seven columns of this table, which pertain to equity awards, are blank.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Joseph M. Tucci	N/A	615,600	1,080,000	2,160,000	(1)	0	0	0	0	0	0	0
	N/A	0	360,000	360,000	(2)

William J. Teuber, Jr.	N/A	171,000	300,000	600,000	(1)	0	0	0	0	0	0	0
	N/A	0	100,000	100,000	(2)

David I. Goulden	N/A	114,000	200,000	400,000	(1)	0	0	0	0	0	0	0
	N/A	48,750	75,000	N/A	(3)
	N/A	39,563	75,000	N/A	(4)
	N/A	0	100,000	100,000	(2)

David G. DeWalt	N/A	71,250	125,000	250,000	(1)	0	0	0	0	0	0	0
	N/A	81,250	125,000	N/A	(3)
	N/A	65,938	125,000	N/A	(4)
	N/A	0	125,000	125,000	(2)

David A. Donatelli	N/A	114,000	200,000	400,000	(1)	0	0	0	0	0	0	0
	N/A	0	200,000	200,000	(2)

Diane B. Greene	N/A	0	87,500	87,500	(2)	0	0	0	0	0	0	0
	N/A	210,000	262,500	393,750	(5)

1	The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable under the 2006 Corporate Incentive Plan, respectively. The threshold payment is 57% of the target payment and the maximum payment is 200% of the target payment. For more information on the 2006 Corporate Incentive Plan, please see page 41 of this Proxy Statement.
2	The amount shown in the target and maximum columns reflect the amount that will be paid if all the quarterly goals under the Management by Objectives Plan for the year are achieved and if the plan is fully funded for the year. For more information on the Management by Objectives Plan, please see page 42 of this Proxy Statement.
3	The amounts shown in the threshold and target columns reflect the minimum and target bonuses payable under the COPs Revenue Plan and the ESG Revenue and Bookings Plan. In each case, the threshold payment is 65% of the target payment. For more information on these plans, please see page 43 of this Proxy Statement.
4	The amounts shown in the threshold and target columns reflect the minimum and target bonuses payable under the COPs Profit Contribution Plan and the ESG Profit Contribution Plan. In each case, the threshold payment is 52.75% of the target payment. For more information on these plans, please see page 43 of this Proxy Statement.
5	The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum bonuses payable under the VMware Revenue and Profit Contribution Plan. The threshold payment is 80% of the target bonus payment and the maximum bonus payment is 150% of the target bonus payment. For more information on the VMware Revenue and Profit Contribution, please see page 44 of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers as of December 31, 2006. The market and payout values for unvested stock awards are calculated based on a market value of $13.20 per share (the closing market price of EMC’s Common Stock on December 29, 2006) multiplied by the number of shares subject to the award. All stock options shown in this table vest at the rate of 20% per year over the first five years of the ten year option term, subject to the Named Executive Officer’s continued employment.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date[1]	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph M. Tucci	140,000	560,000	[2]	0	14.49	7/22/2015	669,998	[3]	8,843,974	500,000	[4]	6,600,000
	448,000	672,000	[5]	0	12.85	10/28/2014
	672,000	448,000	[6]	0	13.18	10/23/2013
	1,250,000	400,000	[7]	0	5.42	10/25/2012
	2,000,000	0		0	11.51	10/19/2011
	1,000,000	0		0	36.66	4/18/2011
	400,000	0		0	72.31	1/17/2011
	400,000	0		0	84.00	7/19/2010
	400,000	0		0	58.38	1/19/2010

William J. Teuber, Jr.	80,000	320,000	[2]	0	14.49	7/22/2015	303,879	[8]	4,011,203	150,000	[4]	1,980,000
	160,000	240,000	[5]	0	12.85	10/28/2014
	240,000	160,000	[6]	0	13.18	10/23/2013
	390,000	130,000	[7]	0	5.42	10/25/2012
	600,000	0		0	11.51	10/19/2011
	200,000	0		0	36.66	4/18/2011
	75,000	0		0	84.00	7/19/2010
	80,000	0		0	58.38	1/19/2010

David I. Goulden	80,000	320,000	[2]	0	14.49	7/22/2015	207,756	[9]	2,742,379	125,000	[4]	1,650,000
	160,000	240,000	[5]	0	12.85	10/28/2014
	240,000	160,000	[6]	0	13.18	10/23/2013
	630,000	200,000	[10]	0	7.70	7/24/2012

David G. DeWalt	200,000	300,000	[11]	0	13.74	2/5/2014	216,666	[12]	2,859,991	600,000	[13]	7,920,000
	1,004,345	0		0	8.07	12/11/2011
	870,000	0		0	17.30	10/17/2010
	217,500	0		0	11.13	1/6/2010

David A. Donatelli	80,000	320,000	[2]	0	14.49	7/22/2015	207,756	[9]	2,742,379	125,000	[4]	1,650,000
	160,000	240,000	[5]	0	12.85	10/28/2014
	240,000	160,000	[6]	0	13.18	10/23/2013
	0	140,000	[7]	0	5.42	10/25/2012
	600,000	0		0	11.51	10/19/2011
	200,000	0		0	36.66	4/18/2011
	200,000	0		0	72.31	1/17/2011
	100,000	0		0	60.81	4/12/2010
	170,000	0		0	31.66	7/21/2009

Diane B. Greene	80,000	320,000	[2]	0	14.49	7/22/2015	541,666	[14]	7,149,991	0		0
	160,000	240,000	[5]	0	12.85	10/28/2014
	200,000	300,000	[15]	0	11.19	4/29/2014

1	The grant date of each stock option is ten years prior to its expiration date.
2	25% of these options will vest on each of July 22 of 2007, 2008, 2009 and 2010, subject to continued employment.
3	Mr. Tucci was granted 280,000, 340,000 and 350,000 performance accelerated restricted shares (“PARs”) on each of October 23, 2003, October 28, 2004 and December 5, 2005, respectively. Subject to continued employment, the PARs will fully vest on the fifth anniversary of the date of grant; provided, however, that PARs may vest at an accelerated rate with respect to one-third of the underlying shares in each of the first three years following grant if annual performance goals are met. On January 30, 2007, 1/3 of the PARs granted to Mr. Tucci in 2003, 2004 and 2005 vested as a result of the achievement of the underlying performance goal for 2006. For more detail on PARs, please see page 46 of this Proxy Statement.
4	Represents the number of performance shares that will vest in January of 2009 if the threshold cumulative EPS performance goal is achieved over fiscal 2006-2008. For more information on the performance shares, please see page 45 of this Proxy Statement.
5	33.3% of these options will vest on each of October 28 of 2007, 2008 and 2009, subject to continued employment.
6	50% of these options will vest on each of October 23 of 2007 and 2008, subject to continued employment.
7	These options will vest on October 25, 2007, subject to continued employment.
8	Mr. Teuber was granted 150,000 PARs on each of October 23, 2003, October 28, 2004 and December 5, 2005. Subject to continued employment, the PARs will fully vest on the fifth anniversary of the date of grant; provided, however, that PARs may vest at an accelerated rate with respect to one-third of the underlying shares in each of the first three years following grant if annual performance goals are met. On January 30, 2007, 1/3 of the PARs granted to Mr. Teuber in 2003, 2004 and 2005 vested as a result of the achievement of the underlying performance goal for 2006. In addition, Mr. Teuber was granted 5,819 restricted shares on January 27, 2005. 1/3 of these shares vested on February 1, 2006 and 2007 and the remainder will vest on February 1, 2008, subject to continued employment.
9	Messrs. Goulden and Donatelli were each granted 100,000 PARs on each of October 23, 2003, October 28, 2004 and December 5, 2005. Subject to continued employment, the PARs will fully vest on the fifth anniversary of the date of grant; provided, however, that PARs may vest at an accelerated rate with respect to one-third of the underlying shares in each of the first three years following grant if annual performance goals are met. On January 30, 2007, 1/3 of the PARs granted to each of Messrs. Goulden and Donatelli vested as a result of the achievement of the underlying performance goal for 2006. In addition, Messrs. Goulden and Donatelli were each granted 11,637 restricted shares on January 27, 2005. 1/3 of these shares vested on each of February 1, 2006 and 2007 and the remainder will vest on February 1, 2008, subject to continued employment.
10	These options will vest on July 24, 2007, subject to continued employment.
11	100,000 of these options vested on February 5, 2007. Upon Mr. DeWalt’s execution of a general release and his compliance with certain other obligations, another 100,000 of these options will vest on each of February 5, 2008 and February 5, 2009.
12	Mr. DeWalt was granted 150,000 restricted shares on February 5, 2004. On February 5, 2007, all of these restricted shares vested. In addition, Mr. DeWalt was granted 100,000 PARs on October 28, 2004. On January 30, 2007, 1/3 of the PARs granted to Mr. DeWalt vested as a result of the achievement of the underlying performance goal for 2006. Upon Mr. DeWalt’s execution of a general release and his compliance with certain other obligations, the remaining PARs will vest on the fifth anniversary of the date of grant.
13	Mr. DeWalt was granted 750,000 performance shares on July 22, 2005. As of December 31, 2006, 150,000 of these shares had vested due to the achievement of the underlying performance goal. 600,000 of the remaining performance shares will vest in the second half of 2008 upon Mr. DeWalt’s execution of a general release and his compliance with certain other obligations. For more information on these performance shares, please see page 46 of this Proxy Statement.
14	Ms. Greene was granted 137,500 PARs on October 28, 2004 and 600,000 PARs on July 22, 2005. Subject to continued employment, the PARs will fully vest on the fifth anniversary of the date of grant; provided, however, that the PARs granted in 2004 may vest at an accelerated rate with respect to one-third of the underlying shares in each of the first three years following grant if an annual performance goals are met and the PARs granted in 2005 may vest at an accelerated rate with respect to one-quarter of the underlying shares in each of the first four years following grant if an annual performance goals are met. On January 30, 2007, 1/3 of the PARs granted in 2004 vested as a result of the achievement of the underlying EPS goal for 2006. 1/4 of the PARs granted in 2005 had vested by December 31, 2006 as described on page 47 of this Proxy Statement. On January 30, 2007, an additional 1/4 of the remaining unvested PARs granted in 2005 vested due to the achievement of the performance goal for 2006. For more detail on Ms. Greene’s PARs, please see page 47 of this Proxy Statement.
15	One-third of these options will vest on April 29 in each of 2007, 2008 and 2009, subject to continued employment.

Option Exercises and Stock Vested

The following table provides information regarding options and stock awards exercised and vested, respectively, for the Named Executive Officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Joseph M. Tucci	0	0	231,668	3,104,351
William J. Teuber, Jr.	0	0	101,940	1,366,151
David I. Goulden	0	0	70,547	945,640
David G. DeWalt	500,000	3,152,500	183,334	1,909,176
David A. Donatelli	140,000	1,087,800	70,547	945,640
Diane B. Greene	0	0	195,834	2,452,876

1	Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise for each option.
2	Represents the fair market value of the Common Stock on the applicable vesting date, multiplied by the number of shares of restricted stock that vested on that date.

Pension Benefits

EMC does not provide pension benefits to the Named Executive Officers.

Nonqualified Deferred Compensation

Under EMC’s Executive Deferred Compensation Retirement Plan (the “Deferred Compensation Plan”), key employees, including the Named Executive Officers, may defer from 10% to 100% of the compensation they receive under any of EMC’s cash bonus plans. EMC does not make any contributions to the accounts of participants under the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are generally paid upon a participant’s retirement or termination of employment. Distributions can occur earlier in the case of severe financial hardship or if the participant elected to receive his or her deferral on a fixed date prior to his or her termination or retirement.

All of the investment options available under the Deferred Compensation Plan are also available under the EMC 401(k) plan. All investment gains and losses in a participant’s account under the Deferred Compensation Plan are entirely based upon the investment selections made by the participant.

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Joseph M. Tucci	687,009		0	1,109,107	0	8,463,007	[2]
William J. Teuber, Jr.	0		0	0	0	0
David I. Goulden	266,288	[1]	0	145,102	0	1,428,504	[3]
David G. DeWalt	0		0	157,318	0	2,488,555
David A. Donatelli	0		0	0	0	0
Diane B. Greene	0		0	0	0	0

1	$83,360 of this amount is reported in the Summary Compensation Table for Mr. Goulden under the Non-Equity Incentive Plan Compensation column.

2	$5,279,070 of this amount was previously reported as salary or bonus in the Summary Compensation Table of previously filed proxy statements.
3	$1,110,887 of this amount was previously reported as salary or bonus in the Summary Compensation Table of previously filed proxy statements.

Potential Payments Upon Termination or Change of Control

The tables below reflect the compensation and benefits due to each of the Named Executive Officers in the event of termination of employment. The compensation and benefits payable to each Named Executive Officer upon a voluntary termination, an involuntary for cause termination, an involuntary termination other than for cause, a termination following a change of control without cause or by the Named Executive Officer for good reason, a termination due to death or disability, and upon the Named Executive Officer’s retirement is shown below. The amounts shown assume that each termination of employment was effective as of December 29, 2006, and the fair market value of our Common Stock was $13.20, the closing price of Common Stock on the NYSE on that date. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. The actual amounts to be paid can only be determined at the time of the termination of employment.

Payments and Benefits upon any Termination

Employees, including the Named Executive Officers, are entitled to receive earned and unpaid compensation upon any termination of employment. Accordingly, subject to the exceptions noted below, upon any termination of employment the Named Executive Officers will receive accrued but unused vacation pay, earned but unpaid bonuses, and their account balances under the Deferred Compensation Plan. For a description of our Deferred Compensation Plan and the account balances of the Named Executive Officers as of December 31, 2006, please see page 57 of this Proxy Statement. The payments due upon any termination of employment will generally be made in a lump sum payment within 30 days after termination of employment or when administratively practicable. In addition, except as noted below, all stock awards and all stock options held by the Named Executive Officers, whether vested or unvested, will terminate upon termination of employment.

Voluntary Termination

A Named Executive Officer who voluntarily terminates employment other than due to a retirement, is not entitled to any benefits other than those that are paid to all employees upon any termination of employment as described above, except for Mr. DeWalt, as discussed below on page 64 of this Proxy Statement.

Involuntary Termination For Cause

A Named Executive Officer whose employment is terminated for cause is not entitled to any benefits other than those that are paid to all employees upon any termination of employment as described above. In addition, as noted under “Compensation Recovery Policies” on page 51 of this Proxy Statement, EMC may be entitled to recover gains realized in respect of certain incentive and equity compensation.

Involuntary Termination Without Cause

Except in the case of Messrs. Goulden and DeWalt, upon an involuntary termination other than for cause, the Named Executive Officers are not contractually entitled to any compensation or benefits other than those that are paid to all employees upon any termination of employment as described above. The provision of any compensation and benefits would be made at the discretion of the Compensation Committee.

Qualifying Change in Control Termination

As discussed on page 49 of this Proxy Statement, EMC has change in control agreements with Messrs. Tucci, Teuber, Goulden, DeWalt and Donatelli and other key employees that provide severance benefits if there is both (i) a change in control (or potential change in control) of EMC and (ii) the employee’s employment is terminated by EMC (or any successor) without “cause” or if the employee terminates his or her employment for “good reason,” in each case within 24 months following a change in control (or during a potential change in control period). In the case of such a qualifying termination, the Name Executive Officer would receive:

•

a lump sum severance payment equal to three times the sum of the executive’s then current annual base salary and target annual bonus, a lump sum payment equal to the executive’s prorated annual bonus for the year of termination assuming maximum performance,

•	the continuation of life, disability, accident and health insurance benefits for the executive and the executive’s dependents for up to 36 months following such termination, and

•	a lump sum tax gross-up payment if the executive becomes subject to the 20% excise tax on “parachute payments.”

In addition, all of the equity awards held by the Named Executive Officers who are parties to a change in control agreement will vest upon a change in control, except for the performance shares granted to Messrs. Tucci, Teuber, Goulden and Donatelli, which will vest upon a qualifying termination of employment following a change in control.

A “change in control” will generally be triggered under the change in control agreements upon:

•	the acquisition by a person or entity of 25% or more of either the then outstanding shares of EMC or the combined voting power of EMC’s then outstanding securities,

•	a change in the composition of the majority of EMC’s Board of Directors without the approval of the existing Board,

•	a merger of EMC (other than a merger following which EMC securities represent at least 50% of the combined voting power of the securities of the surviving entity), or

•	the approval of EMC shareholders of a plan of complete liquidation or dissolution of EMC or if there is a sale by EMC of all or substantially all of the EMC’s assets.

A potential change in control will generally occur under the change in control agreements upon:

•	EMC’s entry into an agreement which would result in a change in control,

•	A public announcement by a person or entity of an intention to takes actions which would result in a change in control,

•	the acquisition by a person or entity of 15% or more of EMC’s shares or voting power; or

•	a resolution by the Board of Directors that a potential change in control has occurred.

EMC will generally have “cause” under the change in control agreements upon:

•	the willful and continued failure by the executive to perform substantially the duties and responsibilities of the executive’s position,

•	the conviction of the executive for a felony, or

•	the willful engaging by the executive in fraud or dishonesty which is demonstrably and materially injurious to EMC or its reputation, monetarily or otherwise.

Under the change in control agreements, “good reason” includes:

•	an adverse change in the executive’s status or position,

•	a reduction in the executive’s base salary,

•	the failure by EMC to continue to provide certain compensation and benefits, and

•

a requirement that the executive’s principal place of employment be located greater than 50 miles from where the executive’s principal place of employment was located immediately prior to the change in control.

The agreements provide that any claim by an executive that good reason exists shall be presumed to be correct unless EMC (or a successor) establishes by clear and convincing evidence that good reason does not exist. In establishing these definitions, EMC balanced the desire to provide severance benefits to the executive if, in fact, the executive’s terms and conditions of employment were materially changed following the change in control transaction against the desire to ensure that such benefits not become payable if the executive’s employment continued without adverse change following the change in control.

EMC’s form of change in control agreement has been filed as Exhibit 10.6 to EMC’s Annual Report on Form 10-K filed on March 22, 2002.

Death

In addition to providing the benefits that are provided to all employees generally upon any termination of employment, upon any EMC employee’s death, the employee’s survivors will continue to receive the employee’s base salary for six months and EMC will make a $10,000 contribution to a tax qualified education fund in respect of each of the deceased employee’s minor children. In addition, under the 2003 Stock Plan, unvested stock options and stock awards will immediately vest and all options held by the employee prior to his or her death will remain exercisable for three years.

Disability

EMC does not have guidelines for providing compensation or benefits upon an employee’s disability other than providing the benefits that are provided to all employees generally upon any termination of employment. However, under the 2003 Stock Plan, unvested stock options and stock awards will immediately vest, and all options held by any EMC employee prior to his or her termination for disability will remain exercisable for three years.

Retirement

EMC does not provide any retirement benefits to the Named Executive Officers, other than the matching 401(k) plan contributions of up to $3,000 per year that we offer to all employees generally.

However, employees are generally entitled to continued vesting and exercisability with respect to their equity awards if they are retirement eligible under EMC’s equity plans. For this purpose, employees are eligible to retire if they voluntarily terminate employment after 20 years of service or after they have attained age 55 with five years of service and provided they give six months’ advance notice. For purposes of EMC’s equity plans,

Mr. Tucci has been retirement eligible since 2005 and Mr. Teuber became retirement eligible in 2006. None of the other Named Executive Officers are currently eligible to retire for purposes of our equity plans. If an EMC employee retires, stock options held by the employee at the time of retirement will continue to vest if they were unvested and all options will remain outstanding for the remainder of the option term notwithstanding the employee’s retirement; provided, however, that stock options granted after May 3, 2006 will continue to vest and remain outstanding for the remainder of the option term only if the optionee completes at least 30 months of service after the grant date of the option. All stock options held by our executive officers were granted prior to May 3, 2006. Except for performance shares, all unvested PARs held by the Named Executive Officers will vest on the fifth anniversary of the date of grant if an employee retires; provided, however, that PARs will vest only if the award recipient has completed at least 18 months of service after the date of grant if the annual performance goal for the first year is met, or 30 months after the date of grant if the annual performance goal is not met. Stock options and stock awards may be cancelled if the Named Executive Officer engages in any activity detrimental to EMC after he or she retires.

Joseph M. Tucci

The following table shows the potential payments and benefits that will be provided under each of the termination scenarios discussed above.

Element	Voluntary Termination ($)	Involuntary Termination For Cause ($)	Involuntary Termination Without Cause ($)	Change in Control: Qualifying Termination ($)	Death ($)	Disability ($)	Retirement ($)
Incremental Benefits Pursuant to Event Termination

Cash Severance
Base Salary + Bonus	—	—	—	7,320,000	500,000	—	—
Pro-rata Target Bonus	—	—	—	2,520,000	—	—	—

Benefits & Perquisites
Health and Welfare Benefit Continuation	—	—	—	30,000	—	—	—
Excise Tax Gross-Up	—	—	—	17,153,065	—	—	—

Long-Term Incentives
In-the-Money Value of Accelerated Stock Options	—	—	—	3,356,160	244,160	244,160	—
Value of Accelerated Restricted Stock	—	—	—	8,844,000	8,844,000	8,844,000	—
Value of Accelerated Performance Shares	—	—	—	16,500,000	16,500,000	16,500,000	—
In-the-Money Value of Stock Options Subject to Continued Vesting	—	—	244,160	—	—	—	244,160
Value of Restricted Stock Subject to Continued Vesting	—	—	4,224,000	—	—	—	4,224,000

Total Value: Incremental Benefits	—	—	4,468,160	55,723,225	26,088,160	25,588,160	4,468,160

In addition, Mr. Tucci will also be entitled to exercise his vested in-the-money stock options upon any termination of employment (other than a termination for cause). As of December 29, 2006, these stock options had a cash value of $13,275,240.

William J. Teuber, Jr.

The following table shows the potential payments and benefits that will be provided under each of the termination scenarios discussed above.

Element	Voluntary Termination ($)	Involuntary Termination For Cause ($)	Involuntary Termination Without Cause ($)	Change in Control: Qualifying Termination ($)	Death ($)	Disability ($)	Retirement ($)
Incremental Benefits Pursuant to Termination Event

Cash Severance
Base Salary + Bonus	—	—	—	3,000,000	300,000	—	—
Pro-rata Target Bonus	—	—	—	700,000	—	—	—

Benefits & Perquisites
Health and Welfare Benefit Continuation	—	—	—	30,000	—	—	—
Excise Tax Gross-Up	—	—	—	5,809,207	—	—	—

Long-Term Incentives
In-the-Money Value of Accelerated Stock Options	—	—	—	1,098,600	87,200	87,200	—
Value of Accelerated Restricted Stock	—	—	—	4,011,203	4,011,203	4,011,203	—
Value of Accelerated Performance Shares	—	—	—	4,950,000	4,950,000	4,950,000	—
In-the-Money Value of Stock Options Subject to Continued Vesting	—	—	87,200	—	—	—	87,200
Value of Restricted Stock Subject to Continued Vesting,	—	—	2,031,203	—	—	—	2,031,203

Total Value: Incremental Benefits	—	—	2,118,403	19,599,010	9,348,403	9,048,403	2,118,403

In addition, Mr. Teuber will also be entitled to exercise his vested in-the-money stock options upon any termination of employment (other than a termination for cause). As of December 29, 2006, these stock options had a cash value of $4,109,000.

David I. Goulden

The following table shows the potential payments and benefits that will be provided under each of the termination scenarios discussed above.

Element	Voluntary Termination ($)	Involuntary Termination For Cause ($)	Involuntary Termination Without Cause ($)	Change in Control: Qualifying Termination ($)	Death ($)	Disability ($)	Retirement ($)
							n/a
Incremental Benefits Pursuant to Event Termination

Cash Severance
Base Salary + Bonus	—	—	1,000,000	3,000,000	275,000	—
Pro-rata Target Bonus	—	—	—	665,000	—	—

Benefits & Perquisites
Health and Welfare Benefit Continuation	—	—	10,000	30,000	—	—
Excise Tax Gross-Up	—	—	—	5,116,785	—	—
Tax Qualified Education Fund Contribution	—	—	—	—	20,000	—

Long-Term Incentives
In-the-Money Value of Accelerated Stock Options	—	—	—	1,187,200	87,200	87,200
Value of Accelerated Restricted Stock	—	—	—	2,742,406	2,742,406	2,742,406
Value of Accelerated Performance Shares	—	—	—	4,125,000	4,125,000	4,125,000
In-the-Money Value of Stock Options Subject to Continued Vesting	—	—	—	—	—	—
Value of Restricted Stock Subject to Continued Vesting,	—	—	—	—	—	—

Total Value: Incremental Benefits	—	—	1,010,000	16,866,391	7,249,606	6,954,606

In addition, Mr. Goulden will also be entitled to exercise his vested in-the-money stock options upon any termination of employment (other than a termination for cause). As of December 29, 2006, these stock options had a cash value of $3,525,800.

Mr. Goulden is a party to an employment offer letter with EMC. Mr. Goulden’s employment offer letter provides him with severance if his employment is involuntarily terminated by us without cause other than in connection with a change in control. In this case, contingent upon Mr. Goulden’s execution of a general release in EMC’s favor and his compliance with EMC’s standard Key Employee Agreement, which contains confidentiality, non-competition and non-solicitation covenants, EMC will continue to pay Mr. Goulden’s base salary and continue his participation in EMC benefit programs for one year. In addition, EMC will pay Mr. Goulden all amounts he would have earned under the bonus arrangements he was participating in at the time of his termination had his employment continued for one year and all goals under the bonus arrangements been met. Such bonus payments would be made to Mr. Goulden at the time payment would have otherwise been due to him under the arrangements.

David G. DeWalt

Effective April 1, 2007, Mr. DeWalt’s employment with EMC will terminate. Pursuant to a retention agreement, he received $1 million for continuation of employment through January 31, 2007, which was in lieu of any future severance. He will also be paid quarterly bonuses earned through the first quarter of 2007 and, upon execution of a general release and his compliance with certain other obligations, his unvested performance shares will vest on the third anniversary of the date of grant, his unvested PARs will vest on the fifth anniversary of the date of grant, and he will have two years to exercise his stock options from the date each tranche vests, or in the case of vested stock options, two years from the date of his termination of employment. For more information on Mr. DeWalt’s outstanding equity awards, please see page 55 of this Proxy Statement.

David A. Donatelli

The following table shows the potential payments and benefits that will be provided under each of the termination scenarios discussed above.

Element	Voluntary Termination ($)	Involuntary Termination For Cause ($)	Involuntary Termination Without Cause ($)	Change in Control: Qualifying Termination ($)	Death ($)	Disability ($)	Retirement ($)
							n/a
Incremental Benefits Pursuant to Termination Event

Cash Severance
Base Salary + Bonus	—	—	—	3,000,000	300,000	—
Pro-rata Target Bonus	—	—	—	600,000	—	—

Benefits & Perquisites
Health and Welfare Benefit Continuation	—	—	—	30,000	—	—
Excise Tax Gross-Up	—	—	—	4,772,496	—	—
Tax Qualified Education Fund Contribution	—	—	—	—	30,000	—

Long-Term Incentives
In-the-Money Value of Accelerated Stock Options	—	—	—	1,176,400	87,200	87,200
Value of Accelerated Restricted Stock	—	—	—	2,742,406	2,742,406	2,742,406
Value of Accelerated Performance Shares	—	—	—	4,125,000	4,125,000	4,125,000
In-the-Money Value of Stock Options Subject to Continued Vesting	—	—	—	—	—	—
Value of Restricted Stock Subject to Continued Vesting	—	—	—	—	—	—

Total Value: Incremental Benefits	—	—	—	16,446,302	7,284,606	6,954,606

In addition, Mr. Donatelli will also be entitled to exercise his vested in-the-money stock options upon any termination of employment (other than a termination for cause). As of December 29, 2006, these stock options had a cash value of $1,074,800.

Diane B. Greene

The following table shows the potential payments and benefits that will be provided under each of the termination scenarios discussed above. Ms. Greene is not a party to a change in control agreement with EMC. Her equity awards will vest, in accordance with the 2003 Stock Plan, in limited circumstances such as where EMC is liquidated or dissolved, or if EMC is not the surviving corporation to a merger and the surviving corporation does not issue replacement awards.

Element	Voluntary Termination ($)	Involuntary Termination For Cause ($)	Involuntary Termination Without Cause ($)	Qualifying Change in Control/ Termination ($)	Death ($)	Disability ($)	Retirement ($)
							n/a
Incremental Benefits Pursuant to Termination Event

Cash Severance
Base Salary + Bonus	—	—	—	—	175,000	—
Pro-rata Target Bonus	—	—	—	—	—	—

Benefits & Perquisites
Health and Welfare Benefit Continuation	—	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—	—
Tax Qualified Education Fund Contribution	—	—	—	—	20,000	—

Long-Term Incentives
In-the-Money Value of Accelerated Stock Options	—	—	—	687,000	687,000	687,000
Value of Accelerated Restricted Stock	—	—	—	7,150,004	7,150,004	7,150,004
Value of Accelerated Performance Shares	—	—	—	—	—	—
In-the-Money Value of Stock Options Subject to Continued Vesting	—	—	—	—	—	—
Value of Restricted Stock Subject to Continued Vesting	—	—	—	—	—	—

Total Value: Incremental Benefits	—	—	—	7,837,004	8,032,004	7,837,004

In addition, Ms. Greene will also be entitled to exercise her vested in-the-money stock options upon any termination of employment (other than a termination for cause). As of December 29, 2006, these stock options had a cash value of $458,000.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Windle B. Priem, Chair
Michael W. Brown
David N. Strohm
Alfred M. Zeien

DIRECTOR COMPENSATION

The Compensation Committee evaluates the appropriate level and form of compensation for non-employee Directors at least annually and recommends changes to the Board when appropriate. The Compensation Committee did not recommend any changes to Director compensation for the fiscal year ended December 31, 2006. Non-employee Directors receive annual retainers, meeting fees and equity awards for their service. The table below summarizes the compensation paid by EMC to non-employee Directors for the fiscal year ended December 31, 2006.

Name	Fees Paid ($)	Stock Awards[2,3] ($)	Option Awards[2,4] ($)	Total ($)
Michael W. Brown	91,500	88,645	30,877	211,022
Michael J. Cronin	72,250	114,000	58,246	244,496
Gail Deegan	83,333	114,000	58,246	255,579
John R. Egan	78,250	114,000	58,246	250,496
W. Paul Fitzgerald	88,250	114,000	58,246	260,496
Olli-Pekka Kallasvuo	57,500	129,700	51,400	238,600
Windle B. Priem	81,250	114,000	58,246	253,496
David N. Strohm	134,667	114,000	84,467	333,133
Alfred M. Zeien	70,750	114,000	58,246	242,996

1	Includes a $30,000 annual Board retainer, $3,000 for each in-person Board meeting and $1,500 for each telephonic Board meeting, $1,000 for each in-person committee meeting and $750 for each telephonic committee meeting. An additional annual retainer of $40,000, $20,000 and $10,000 is paid to the lead director, the chair of the Audit Committee, and each other committee chair, respectively.

The following table describes the information included in the Fees Paid column in the table above.

Name	Annual Retainers ($)	Meeting Fees ($)	Audit Committee Fees ($)	Compensation Committee Fees ($)	Finance Committee Fees ($)	Corporate Governance and Nominating Committee Fees ($)	Mergers & Acquisitions Committee Fees ($)	Total Fees ($)
Michael W. Brown	40,000	24,000	—	11,000	6,250	—	10,250	91,500
Michael J. Cronin	30,000	24,000	8,000	—	—	—	10,250	72,250
Gail Deegan	45,833	24,000	8,000	—	—	5,500	—	83,333
John R. Egan	40,000	24,000	—	—	3,250	—	11,000	78,250
W. Paul Fitzgerald	50,000	22,500	4,750	—	5,500	5,500	—	88,250
Olli-Pekka Kallasvuo	30,000	19,500	5,500	—	—	2,500	—	57,500
Windle B. Priem	40,000	24,000	—	11,750	—	5,500	—	81,250
David N. Strohm	89,167	22,500	—	11,750	—	1,000	10,250	134,667
Alfred M. Zeien	30,000	21,000	8,000	11,750	—	—	—	70,750

2	The amounts shown represent the compensation costs of stock awards and stock options for financial reporting purposes for the year ended December 31, 2006 under FAS 123R, rather than an amount paid to or realized by the director. The FAS 123R value as of the grant date for stock awards and stock options is spread over the number of months of service required for the grant to become non-forfeitable. Ratable amounts expensed for stock awards and stock options that were granted in years prior to 2006 are reflected above. There can be no assurance that the FAS 123R amount will ever be realized. Assumptions used in the calculation of these amounts are included in Note N to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2007 and in Note N to the Company’s audited financial statements for the fiscal year ended December 31, 2003 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2004.
3	The non-employee Directors had the following outstanding shares of restricted stock at fiscal year end: Mr. Brown: 30,000; Mr. Cronin: 10,000; Ms. Deegan: 10,000; Mr. Egan: 10,000; Mr. Fitzgerald: 10,000; Mr. Kallasvuo: 20,000: Mr. Priem: 10,000; Mr. Strohm: 10,000; and Mr. Zeien: 10,000.
4	The non-employee Directors had the following outstanding stock option awards at fiscal year end: Mr. Brown: 30,000; Mr. Cronin: 130,000; Ms. Deegan: 90,000; Mr. Egan: 90,000; Mr. Fitzgerald: 290,000; Mr. Kallasvuo: 30,000: Mr. Priem: 90,000; Mr. Strohm: 93,200; and Mr. Zeien: 175,000.

Equity Compensation

If the amendments to the 2003 Stock Plan described in Proposal 3 are approved, all equity awarded to non-employee Directors will be granted under the 2003 Stock Plan, and on an annual basis non-employee Directors will be granted:

•	an award of restricted stock and/or restricted stock units for up to 10,000 shares of Common Stock, which will vest on the first anniversary of the date of grant; and

•	an option to purchase up to 10,000 shares of Common Stock, which option will be exercisable on the first anniversary of the date of grant.

Each non-employee Director will first receive these grants on or about the date of the third annual meeting of shareholders following the date upon which he or she last received equity awards from EMC. Non-employee Directors who join the Board after this amendment is approved will receive these grants on or about the date of the first annual meeting of shareholders following the date upon which he or she joins the Board of Directors. In addition, if Proposal 3 is approved, in limited circumstances and where deemed appropriate, non-employee Directors may also be granted additional equity awards under the 2003 Stock Plan.

If the amendments to the 2003 Stock Plan described in Proposal 3 are not approved, we will continue our current practices with respect to equity compensation for non-employee Directors as follows:

Each newly-elected non-employee Director will be granted on or about the date of the first annual meeting of shareholders following the date upon which he or she joins the Board of Directors:

•

a “formula option” to purchase up to 30,000 shares of Common Stock under the Directors Plan, which option will be exercisable in annual one-third increments on the first three anniversaries of the date of grant; and

•

an award of restricted stock and/or restricted stock units for up to 30,000 shares of Common Stock under the 2003 Stock Plan, which award will vest in annual one-third increments on the first three anniversaries of the date of grant.

In addition, our current practice is that each non-employee Director will be granted on or about the date of the third annual meeting of shareholders following the date upon which he or she last received similar equity awards:

•

an option to purchase up to 30,000 shares of Common Stock under the Directors Plan, which option will be exercisable in annual one-third increments on the first three anniversaries of the date of grant; and

•

an award of restricted stock and/or restricted stock units for up to 30,000 shares of Common Stock under the 2003 Stock Plan, which award will vest in annual one-third increments on the first three anniversaries of the date of grant.

Non-employee Directors are subject to EMC’s Stock Ownership Guidelines and are expected to own shares of our stock with a value equal to five times their annual Board retainer within three years of becoming subject to the guidelines. All of the non-employee Directors are in compliance with the Stock Ownership Guidelines.

Other Compensation

Non-employee Directors are eligible to participate in EMC’s Executive Deferred Compensation Retirement Plan, described on page 57 of this Proxy Statement. Under the plan, a non-employee Director may elect to defer the receipt of director’s fees. No non-employee Director elected to defer receipt of fees for 2006. EMC does not match any deferred amounts or otherwise make any contributions to the accounts of any non-employee Director.

EMC pays or reimburses non-employee Directors for travel expenses incurred in connection with attending Board, committee and shareholder meetings (including the travel expenses of spouses if they are specifically invited to attend the event), which occasionally may include use of EMC-owned aircraft. Except as described in this section, non-employee Directors do not receive any additional compensation for their services on the Board of Directors.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Audit Committee has adopted a written policy and procedures for the review, approval and ratification of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders beneficially owning more than five percent of the Common Stock). The policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries was, is or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

All related person transactions are reviewed and, as appropriate, may be approved or ratified by the Audit Committee, or if time is of the essence, the Chair of the Audit Committee. If a director is involved in the transaction, he or she may not participate in any review, approval or ratification of such transaction. Related person transactions are approved by the Audit Committee only if, based on all of the facts and circumstances, they are in, or not inconsistent with, the best interests of the Company and our shareholders, as the Committee determines in good faith. The Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may also impose such conditions as it deems necessary and appropriate on the Company or the related person in connection with the transaction.

In the case of a transaction presented to the Audit Committee for ratification, the Audit Committee may ratify the transaction or determine whether rescission of the transaction is appropriate.

CERTAIN TRANSACTIONS

In 2006, EMC leased certain real estate from Carruth Management LLC (“Carruth”), for which payments aggregated approximately $3.8 million. EMC initially assumed the lease in connection with its acquisition of Data General Corporation in 1999 and renewed it in 2003 for an additional ten-year term. John R. Egan, a Director of EMC, and his siblings are the beneficial owners of Carruth. EMC believes that the terms of this arrangement were fair and not less favorable to EMC than could have been obtained from unaffiliated parties.

John R. Egan, a Director of EMC, is a managing partner and general partner in Egan-Managed Capital II, L.P., which holds an equity interest in Top Layer Networks, Inc. of greater than 10%. In 2006, EMC paid Top Layer approximately $152,000 for hardware, software and services. EMC believes that the terms of this arrangement were fair and not less favorable to EMC than could have been obtained from unaffiliated parties.

In February 2006, EMC acquired all of the outstanding capital stock of Authentica, Inc. David N. Strohm, a Director of EMC, is a general partner in Greylock IX Limited Partnership, which was a shareholder of Authentica. Of the total cash paid to Authentica’s stockholders of approximately $16 million, proceeds to Greylock IX Limited Partnership as a result of this acquisition were approximately $2.7 million. Mr. Strohm did not participate in any Board or committee approval of this acquisition, and EMC believes that the terms of the transaction were fair and negotiated at arms’ length.

In September 2006, EMC acquired all of the outstanding capital stock of Network Intelligence Corporation. John R. Egan, a Director of EMC, is a managing partner and general partner in Egan-Managed Capital II, L.P., which was a shareholder of Network Intelligence. Of the total cash paid to Network Intelligence’s stockholders of approximately $170 million, proceeds to Egan-Managed Capital II, L.P. as a result of the acquisition were approximately $24.4 million. Mr. Egan did not participate in any Board or committee approval of this acquisition, and EMC believes that the terms of the transaction were fair and negotiated at arms’ length.

As a global employer of over 31,000 employees, and as one of the largest employers in Massachusetts, EMC employs persons who are immediate family members of certain of our directors or executive officers. A son-in-law of Joseph M. Tucci is a Commercial Sales District Manager of EMC. He earned compensation of approximately $190,000 during 2006. A brother of David DeWalt is a Vice President, Sales Solutions of EMC. He earned compensation of approximately $390,000 during 2006 and was granted 40,000 shares of restricted stock. A son of W. Paul Fitzgerald is a District Sales Manager of EMC. He earned approximately $440,000 during 2006 and was granted 15,000 stock options. A daughter of W. Paul Fitzgerald is an Associate General Counsel of EMC and earned approximately $220,000 during 2006. A son-in-law of W. Paul Fitzgerald is a Director, Finance of EMC. He earned approximately $120,000 during 2006 and was granted 2,500 stock options.

The compensation paid to each immediate family member is in accordance with such family member’s established compensation plan for the year, which plan includes performance-based compensation aligned to the attainment of defined goals, such as quota objectives for individuals involved in sales. Each of such employee’s compensation plans is reviewed annually by his or her manager, and the earnings opportunity and performance objectives for such employees are consistent with the compensation plans of other EMC employees functioning in comparable roles. None of the executive officers or directors who have an immediate family member employed by EMC have the authority to set such employee’s compensation plan. EMC believes that the annual compensation paid to each of these employees is appropriate and comparable with the compensation paid for similar positions by other leading employers.

In accordance with its written policy and procedures relating to related person transactions, the Audit Committee has approved or ratified each of the above transactions.

John R. Egan, a Director of EMC, is the nephew of W. Paul Fitzgerald, a Director of EMC.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in overseeing the integrity of EMC’s financial statements, EMC’s compliance with legal requirements, the qualifications and independence of EMC’s independent auditors, and the performance of EMC’s internal and independent auditors. EMC’s management has primary responsibility for the Company’s financial statements as well as maintaining and monitoring a system of appropriate internal controls. The Audit Committee has four members, each of whom is an independent director under the NYSE’s director independence standards and EMC’s categorical independence standards and meets the independence criteria applicable to audit committee members under the Sarbanes-Oxley Act of 2002 and the SEC’s implementing rules. The Audit Committee held 10 meetings in 2006.

During 2006, senior members of the Company’s financial and legal management participated in each of the Audit Committee’s regularly scheduled meetings. During the course of the year, the Audit Committee had separate executive sessions with the Company’s general counsel, independent auditors and the director of internal audit at which candid discussions regarding legal matters, financial reporting, internal controls and accounting systems and processes took place. The Audit Committee discussed with EMC’s internal and independent auditors the overall scope and plans for their respective audits.

The Audit Committee has reviewed with senior members of management the Company’s policies and practices with respect to risk assessment and risk management. The Audit Committee has also reviewed the adequacy and effectiveness of the Company’s legal, regulatory, and ethical compliance programs, including the Company’s Business Conduct Guidelines.

The Audit Committee has met, reviewed and discussed EMC’s financial statements for the three years ended December 31, 2006 with EMC’s management and EMC’s independent auditors. The meeting included a discussion of the quality and not just the acceptability of the accounting principles applied, the reasonableness of the significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

The Audit Committee has discussed with EMC’s independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received and reviewed written disclosures and the letter from EMC’s independent auditors required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the PCAOB in Rule 3600T (concerning matters that may affect an auditor’s independence) and has discussed with EMC’s independent auditors its independence. The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to EMC is compatible with the auditors’ independence.

In 2006, the Audit Committee reviewed and discussed the requirements of, and EMC’s compliance with, Section 404 of the Sarbanes-Oxley Act of 2002, including the PCAOB’s Auditing Standard No. 2 regarding the audit of internal control over financial accounting.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, and for preparing the financial statements, and of the independent auditors who are engaged to audit and report on the consolidated financial statements of the Company, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in EMC’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

AUDIT COMMITTEE

Gail Deegan, Chair
Michael J. Cronin
Olli-Pekka Kallasvuo
Alfred M. Zeien

SHAREHOLDER PROPOSALS

To be eligible for inclusion in EMC’s Proxy Statement for the 2008 Annual Meeting of Shareholders, shareholder proposals must be received at EMC’s principal executive offices no later than November 20, 2007. Shareholder proposals should be addressed to: EMC Corporation, 176 South Street, Hopkinton, MA 01748, Attn: Paul T. Dacier, Executive Vice President, General Counsel and Assistant Secretary, Facsimile Number 508-497-6915.

ADVANCE NOTICE PROCEDURES

Under our By-laws, nominations for a director may be made only by the Board of Directors, a nominating committee of the Board of Directors, a person appointed by the Board of Directors or by a shareholder entitled to vote who has delivered notice to the principal executive offices of EMC (containing certain information specified in the By-laws) (i) not less than 95 days nor more than 125 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) if the meeting is called for a date not within thirty days before or after such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier.

The By-laws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors, the presiding officer or by a shareholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of EMC (containing certain information specified in the By-laws) (i) not less than 95 days nor more than 125 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) for a special meeting or an annual meeting called for a date not within thirty days before or after such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier.

These requirements are separate and apart from the requirements that a shareholder must meet in order to have a shareholder proposal included in EMC’s Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A copy of the full text of the By-law provisions discussed above may be obtained by writing to the Secretary or Assistant Secretary of EMC at 176 South Street, Hopkinton, Massachusetts 01748.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires EMC’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with all copies of Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, EMC believes that during the fiscal year ended December 31, 2006, all filing requirements were complied with in a timely fashion, except that Frank Hauck, our Executive Vice President, Global Marketing and Customer Quality, filed a Form 4 on February 16, 2006 reporting the sale of 28,000 shares of Common Stock on February 3, 2006.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of EMC’s 2007 Proxy Statement and Annual Report on Form 10-K for 2006 to your address unless contrary instructions were given by any shareholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save EMC the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by contacting Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will promptly send a copy to you if you go to www.emc.com/ir and request a copy or if you address your written request to EMC Corporation, Investor Relations, 176 South Street, Hopkinton, MA 01748 or contact EMC Investor Relations at 866-362-6973.

Exhibit A

Categorical Standards

In order for a Director to qualify as “independent”, the Board of Directors of EMC Corporation shall affirmatively determine that the Director does not have any material relationship with EMC (either directly or as a partner, stockholder or officer of an organization that has a relationship with EMC). This determination shall be disclosed in EMC’s proxy statement for each annual meeting of EMC. In this regard, the Board shall broadly consider all relevant facts and circumstances and has adopted the following categorical standards to assist it in making determinations of independence. In order to be considered independent:

1.	The Director must be independent pursuant to the corporate governance listing requirements of the New York Stock Exchange, as in effect from time to time.

2.	Furthermore, a Director should meet the following additional standards:

(a)	If a Director or any immediate family member is an executive officer, general partner or significant equity holder (in excess of 10%) of another company that makes payments to, or receives payments from, EMC for property or services, the amount of such payments, during the last fiscal year, does not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(b)	If a Director or any immediate family member is an executive officer, general partner or significant equity holder (in excess of 10%) of another company which is indebted to EMC, or to which EMC is indebted, the total amount of either company’s indebtedness to the other during the last fiscal year does not exceed 1% of the total consolidated assets of the other company; and

(c)	If a Director is an executive officer of any tax exempt organization, EMC’s contributions to the organization during the last fiscal year do not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross receipts.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

The Board may determine that a Director who has, or whose immediate family member has, a relationship that does not meet the standards set forth in paragraph 2 is nonetheless independent. Any such determination and the basis for it will be disclosed in EMC’s next proxy statement.

Last amended: January 27, 2005

A-1

Exhibit B

EMC CORPORATION

AMENDED AND RESTATED 2003 STOCK PLAN,

as amended and restated as of May 3, 2007

1.	Definitions.

As used herein, the following words or terms have the meanings set forth below.

1.1 “Amended and Restated Plan Effective Date” has the meaning set forth in Section 10.

1.2 “Award” means Options, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights, or any combination thereof.

1.3 “Board of Directors” means the Board of Directors of the Company.

1.4 “Code” means the U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

1.5 “Committee” means the Committee appointed by the Board of Directors to administer the Plan or the Board of Directors as a whole if no appointment is made, provided that, if any member of the Committee does not qualify as both an outside director for purposes of Section 162(m) of the Code and a non-employee director for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the remaining members of the Committee (but not less than two members) shall be constituted as a subcommittee of the Committee to act as the Committee for purposes of granting or approving the payment of any Awards.

1.6 “Common Stock” means the common stock, par value $.01 per share, of the Company.

1.7 “Company” means EMC Corporation, a corporation established under the laws of The Commonwealth of Massachusetts.

1.8 “Eligible Directors” means members of the Board of Directors (i) who are not employees of the Company or its Subsidiaries and (ii) who are not holders of more than 5% of the outstanding shares of Common Stock or persons in control of such holder(s) (“Eligible Directors”).

1.9 “Fair Market Value” in the case of a share of Common Stock on a particular date, means the fair market value as determined from time to time by the Board of Directors or, where appropriate, by the Committee, taking into account all information which the Board of Directors, or the Committee, considers relevant. Fair Market Value shall be determined in a manner consistent with the requirements of Sections 422 and 409A of the Code.

1.10 “Incentive Stock Option” means an Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

1.11 “Option” means a stock option entitling the holder to acquire shares of Common Stock upon payment of the exercise price.

1.12 “Participant” means a person who is granted an Award under the Plan.

1.13 “Performance Award” means an Award granted by the Committee pursuant to Section 6.11.

1.14 “Performance Criteria” means any or any combination of the following areas of performance (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, geographical, project, product or individual basis or in combinations thereof): sales; revenues; assets; expenses;

income; profit margins; earnings before or after any deductions and whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory; organizational realignments; infrastructure changes; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of products or services; customer acquisition or retentions; acquisitions or divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split ups and the like; reorganizations; strategic investments or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. Performance Criteria and any Performance Goals with respect thereto need not be based upon any increase, a positive or improved result or avoidance of loss.

1.15 “Performance Goal” means an objectively determinable performance goal established by the Committee with respect to a given Performance Award that relates to one or more Performance Criteria.

1.16 “Performance Period” means a time period (which may be subdivided into performance cycles of no less than three months) during which the Performance Goals established in connection with Performance Awards must be met. Performance Periods shall, in all cases, exceed three (3) months in length.

1.17 “Prior Plans” means the EMC Corporation 1985 Stock Option Plan, the EMC Corporation 1992 Stock Option Plan for Directors, the EMC Corporation 1993 Stock Option Plan, and the EMC Corporation 2001 Stock Option Plan, collectively.

1.18 “Plan” means the EMC Corporation 2003 Stock Plan, as from time to time amended and in effect.

1.19 “Restricted Stock” means Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions.

1.20 “Restricted Stock Unit” means a right to receive Common Stock in the future, with the right to future delivery of the Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions.

1.21 “Service Relationship” means (a) for an employee of the Company or its Subsidiaries, such person’s employment relationship with the Company or its Subsidiaries, (b) for a consultant or advisor of the Company or its Subsidiaries, such person’s consulting or advisory relationship with the Company or its Subsidiaries, and (c) for an Eligible Director, such person’s membership on the Board of Directors.

1.22 “Stock Appreciation Right” means a right entitling the holder upon exercise to receive shares of Common Stock having a value equal to the excess of (i) the then value of the number of shares with respect to which the right is being exercised over (ii) the exercise price applicable to such shares.

1.23 “Stock Award” means an Award of Restricted Stock or Restricted Stock Units, or any combination thereof.

1.24 “Subsidiary” or “Subsidiaries” means a corporation or corporations in which the Company owns, directly or indirectly, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock.

1.25 “Ten Percent Shareholder” means any person who, at the time an Award is granted, owns or is deemed to own stock (as determined in accordance with Sections 422 and 424 of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or a subsidiary.

2.	Purpose.

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of incentive Awards.

3.	Administration.

3.1 The Plan shall be administered by the Committee and, to the extent provided herein, the Board of Directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

3.2 Subject to the provisions set forth herein, the Committee shall have full authority to determine the provisions of Awards to be granted under the Plan. Subject to the provisions set forth herein, the Committee shall have full authority to interpret the terms of the Plan and of Awards granted under the Plan, to adopt, amend and rescind rules and guidelines for the administration of the Plan and for its own acts and proceedings and to decide all questions and settle all controversies and disputes which may arise in connection with the Plan.

3.3 The decision of the Committee or the Board of Directors, as applicable, on any matter as to which the Committee or the Board of Directors, as applicable, is given authority under Section 3.2 shall be final and binding on all persons concerned.

3.4 Nothing in the Plan shall be deemed to give any officer or employee, or his legal representatives or assigns, any right to participate in the Plan, except to such extent, if any, as the Committee or the Board, as applicable, may have determined or approved pursuant to the provisions of the Plan.

4.	Shares Subject to the Plan; Limitations.

4.1 Number of Shares. The maximum number of shares of Common Stock that may be delivered in satisfaction of Awards granted under the Plan shall be the sum of (i) 300,000,000, (ii) the number of shares available for grant under the Prior Plans as of the day immediately preceding the Amended and Restated Plan Effective Date, and (iii) the number of shares subject to outstanding awards under the Prior Plans as of the day immediately preceding the Amended and Restated Plan Effective Date to the extent such awards terminate or expire on or after the Amended and Restated Plan Effective Date without the delivery of shares (such shares may hereinafter be referred to as the “Authorized Shares”).

4.2 Fungible Share Plan. Each share of Common Stock subject to or issued in respect of an Option or a Stock Appreciation Right shall be counted against the Authorized Shares as one (1) share. Each share of Common Stock subject to or issued in respect of a Stock Award shall be counted against the Authorized Shares as two (2) shares.

4.3 Reacquired Shares. If any Award granted under the Plan expires, is terminated or is canceled (including an Award which terminates by agreement between the Company and the Participant), or if shares of Common Stock are reacquired by the Company upon the rescission of an Award or the rescission of the exercise of an Award, the number of shares of Common Stock subject to the Award immediately prior to such expiration, termination or cancellation or the number of shares of Common Stock that have been reacquired upon any rescission, shall be available for future grant. The following shares shall not be available for future grant: (i) shares tendered in payment of the exercise price of an Option and (ii) shares withheld by the Company or otherwise received by the Company to satisfy tax withholding obligations. In addition, the Authorized Shares shall not be increased by any shares of Common Stock repurchased by the Company with Option proceeds and all shares of Common Stock covered by a Stock Appreciation Right shall be counted against the Authorized Shares.

4.4 Type of Shares. Common Stock delivered by the Company under the Plan may be authorized but unissued Common Stock or previously issued Common Stock acquired by the Company. No fractional shares of Common Stock will be delivered under the Plan.

4.5 Limit on Shares for Performance Awards. No more than 2,000,000 shares may be allocated to the Performance Awards that are granted to any individual Participant during any 12 month period. This limit shall not be adjusted by the cancellation, forfeiture, termination, expiration, or lapse of any Performance Award prior to its payment.

5.	Eligibility and Participation.

The Committee will select Participants from among those key employees of, and consultants and advisors to, the Company or its Subsidiaries who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company and its Subsidiaries. Eligible Directors may be granted Awards by either the Committee or the Board of Directors. If Eligible Directors are granted Awards by the Board of Directors, the Board of Directors may exercise all the powers of the Committee under the Plan with respect to such Awards. Eligibility for Incentive Stock Options is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	Awards.

6.1 General. The Plan provides for the grant of Awards, which may be in the form of Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights. The Committee will determine the terms and conditions of all Awards, subject to the limitations provided herein. The Plan also provides for the grant of Performance Awards under Section 6.11. Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, grant Awards under the Plan containing performance-related goals that do not constitute Performance Awards, do not comply with Section 6.11, are not subject to the limitation set forth in Section 4.5, and are not granted or administered to comply with the requirements of Section 162(m) of the Code.

6.2 Participants. From time to time while the Plan is in effect, the Committee may, in its absolute discretion, select from among the persons eligible to receive Awards (including persons to whom Awards were previously granted) those Participants to whom Awards are to be granted.

6.3 Award Agreements. Each Award granted under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve. Award agreements shall comply with the terms and conditions of the Plan and may contain such other provisions not inconsistent with the terms and conditions of the Plan as the Committee shall deem advisable. In the case of an Incentive Stock Option, the Award agreement shall contain such provisions relating to exercise and other matters as are required of “incentive stock options” under the Code. Award agreements may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the Participant through the Company’s normal process for communicating electronically with its employees. As a condition to receiving an Award, the Committee may require the proposed Participant to affirmatively accept the Award and agree to the terms and conditions set forth in the Award agreement by physically and/or electronically executing the Award agreement or by otherwise physically and/or electronically acknowledging such acceptance and agreement. With or without such affirmative acceptance, however, the Committee may prescribe conditions (including the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Participant may be deemed to have accepted the Award and agreed to the terms and conditions set forth in the Award agreement.

6.4 Non-Transferability of Awards. No Award may be transferred by the Participant otherwise than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order, and during the Participant’s lifetime the Award may be exercised only by him or her; provided, however, that the Committee, in its discretion, may allow for transferability of Awards by the Participant to “Immediate Family Members.”

“Immediate Family Members” means children, grandchildren, spouse or common law spouse, siblings or parents of the Participant or to bona fide trusts, partnerships or other entities controlled by and of which the beneficiaries are Immediate Family Members of the Participant. Any Awards that are transferable are further conditioned on the Participant and Immediate Family Members agreeing to abide by the Company’s then current Award transfer guidelines.

6.5 Exercise; Vesting; Lapse of Restrictions. The Committee may determine the time or times at which (a) an Award will become exercisable, (b) an Award will vest or (c) the restrictions to which an Award is subject will lapse. In the case of an Award that becomes exercisable, vests or has restrictions which lapse in installments, the Committee or the Board of Directors may later determine to accelerate the time at which one or more of such installments may become exercisable or vest or at which one or more restrictions may lapse; provided, however, that the Committee or the Board of Directors may not accelerate the vesting or lapse of one or more restrictions with respect to a Stock Award if such action would cause such Stock Award to fully vest in a period of time that is less than the applicable minimum period set forth in Section 6.10.3. Except as the Committee otherwise determines, no Award requiring exercise shall have deferral features, or shall be administered in a manner that would cause such Award to fail to qualify for exemption from Section 409A of the Code; provided, however, that any Award resulting in a deferral of compensation subject to Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Committee, consistent with the requirements of Section 409A of the Code.

6.5.1 Determination of the Exercise Price. The Committee will determine the exercise price, if any, of each Award requiring exercise. Notwithstanding the foregoing, the exercise price per share of Common Stock for an Option or Stock Appreciation Right shall be not less than 100% (110% in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) of the Fair Market Value per share on the date the Option or Stock Appreciation Right is granted.

6.5.2 Additional Conditions. The Committee or the Board of Directors may at the time of grant condition the exercise of an Award upon agreement by the Participant to subject the Common Stock to any restrictions on transfer or repurchase rights in effect on the date of exercise, upon representations regarding the continuation of a Service Relationship and upon other terms not inconsistent with this Plan. Any such conditions shall be set forth in the Award agreement or other document evidencing the Award.

6.5.3 Manner of Exercise. Any exercise of an Award shall be in writing signed by the proper person and delivered or mailed to the office of Stock Option Administration of the Company, accompanied by an appropriate exercise notice and payment in full for the number of shares in respect to which the Award is exercised, or in such other manner as may be from time to time prescribed by the Committee, including, without limitation, pursuant to electronic, telephonic or other instructions to a third party administrating the Plan. In the event an Award is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Award has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver stock thereunder until the Company is satisfied that the person or persons exercising the Award is or are the duly appointed executor or administrator of the deceased Participant or the person or persons to whom the Award has been transferred by the Participant’s will or by the applicable laws of descent and distribution.

6.5.4 Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Committee may determine the required or permitted forms of payment, subject to the following: all payments will be by cash or check acceptable to the Committee, or, if so permitted by the Committee, (i) through the delivery of shares of Common Stock that have been outstanding for at least six months (unless the Committee approves a shorter period) and that have a fair market value equal to the exercise price, (ii) by delivery to the Company of a promissory note of the person exercising the Award, payable on such terms as are specified by the Committee, (iii) through a broker-assisted exercise program acceptable to the Committee, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Committee may prescribe.

6.5.5 Period of Awards. An Award shall be exercisable during such period of time as the Committee may specify, but not after the expiration of ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) from the date the Option is granted.

6.6 Termination of Awards. Unless the Award by its terms or the Committee or Board of Directors by resolution shall expressly provide otherwise:

6.6.1 Termination of a Participant’s Service Relationship by Reason of Death. If a Participant’s Service Relationship terminates by reason of death, (a) all Options and Stock Appreciation Rights held by the Participant shall vest fully on the date that the Participant’s Service Relationship terminates by reason of death without regard to whether any applicable vesting requirements have been fulfilled, and (b) all Stock Awards held by the Participant shall vest fully on the date that the Participant’s Service Relationship terminates by reason of death without regard to whether any applicable vesting requirements have been fulfilled and/or all restrictions shall fully lapse as of such date without regard to whether any applicable requirements have been fulfilled. All Awards may be exercised by the Participant’s executor or administrator or the person or persons to whom the Awards are transferred by will or the applicable laws of descent and distribution at any time or times within three years after the date of the Participant’s death. Unexercised Options and Stock Appreciation Rights shall expire automatically at the end of such three-year period.

6.6.2 Termination of a Participant’s Service Relationship by Reason of Disability. If a Participant’s Service Relationship terminates by reason of “Disability” (as defined below), (a) all Options and Stock Appreciation Rights held by the Participant shall vest fully on the date that the Participant’s Service Relationship terminates by reason of Disability (the “Disability Date”) without regard to whether any applicable vesting requirements have been fulfilled, and (b) all Stock Awards held by the Participant shall vest fully on the Disability Date without regard to whether any applicable vesting requirements have been fulfilled and/or all restrictions shall fully lapse as of such date without regard to whether any applicable requirements have been fulfilled. All such Options and Stock Appreciation Rights may be exercised by the Participant at any time or times within three years after the Disability Date. Unexercised Options and Stock Appreciation Rights shall expire automatically at the end of such three-year period. Notwithstanding the foregoing, in the event the Participant fails to exercise an Incentive Stock Option within twelve months after the Disability Date, such Option shall remain exercisable at any time or times within three years after the Disability Date but will be treated as an Option that does not qualify as an Incentive Stock Option. “Disability” means the disability of the Participant within the meaning of Section 22(e)(3) of the Code.

6.6.3 Termination of a Participant’s Service Relationship by Reason of Retirement. If a Participant’s Service Relationship terminates by reason of “Retirement” (as defined below), (a) all Options and Stock Appreciation Rights held by the Participant shall continue to vest and be exercisable in accordance with the terms and conditions thereof as if the Participant’s Service Relationship had not terminated, and (b) all Stock Awards held by the Participant shall continue to vest and/or be subject to applicable restrictions and the requirements for the lapse thereof in accordance with the terms and conditions of the Stock Awards as if the Participant’s Service Relationship had not terminated. Notwithstanding the foregoing, if (a) an Option or Stock Appreciation Right provides for vesting or exercisability upon the fulfillment or satisfaction of certain specified goals or conditions (other than time-based vesting or restrictions), or (b) a Stock Award provides for vesting or the lapse of restrictions upon the fulfillment or satisfaction of certain specified goals or conditions (other than time-based vesting or restrictions), then subsequent to the Retirement Date, the unvested or restricted portion of an Award shall no longer be subject to such vesting or lapse of restrictions based upon such specified goals or conditions and instead shall be subject only to the time-based vesting or restrictions set forth in the Award. All Awards may be exercised by the Participant at any time or times in accordance with the terms and conditions thereof (including any applicable vesting schedule or restrictions). Notwithstanding the foregoing, in the event the Participant fails to exercise an Incentive Stock Option within three months after the Retirement Date, such Option shall remain exercisable but will be treated as an Option that does not qualify as an Incentive Stock Option. “Retirement” means for an employee, consultant or advisor of the Company or any of its Subsidiaries , the voluntary retirement by a Participant from service as an employee, consultant or advisor of the Company or any of its Subsidiaries (A) after the Participant has attained at least fifty-five years of age and at least five years of continuous service as an employee, consultant or advisor of the Company or any of its Subsidiaries or (B) after the Participant has attained at least twenty years of continuous service as an employee, consultant or advisor of the Company or any of its Subsidiaries.

6.6.4 Termination of a Participant’s Service Relationship for any Other Reason. If a Participant’s Service Relationship terminates for any reason other than his death, Disability or Retirement, all Awards held by the Participant shall thereupon expire at 5 p.m. United States eastern time on the date of termination unless the Award by its terms, or the Committee or the Board of Directors by resolution, shall expressly allow the Participant to exercise any or all of the Awards held by him after termination; provided, that notwithstanding any such express allowance, any such Award which is an Incentive Stock Option and remains exercisable after termination shall be treated as an Option that does not qualify as an Incentive Stock Option after three months following such termination. The Company shall have the sole discretion to set the date of termination for purposes of the Plan, without regard to any notice period or other obligation under the applicable laws of the jurisdiction where the Participant is employed or engaged. If the Committee or the Board of Directors so decides, an Award may provide that a leave of absence granted by the Company or any Subsidiary is not a termination of a Service Relationship for the purpose of this Section 6.6.4, and in the absence of such a provision the Committee may in any particular case determine that such a leave of absence is not a termination of a Service Relationship for such purpose. The Committee shall also determine all matters relating to whether a Service Relationship is continuous, including, for example and without limitation, in the event the Service Relationship changes from an employment relationship to a consulting or advisory relationship.

6.6.5 The provisions of Sections 6.6.1, 6.6.2 and 6.6.3 shall not apply to Awards held by a Participant who engages or has engaged in Detrimental Activity (as defined in Section 6.7).

6.6.6 Notwithstanding anything in this Section 6.6 to the contrary, (i) no Award granted under the Plan may be exercised beyond the date on which such Award would otherwise expire pursuant to the terms thereof, and (ii) no Incentive Stock Option granted under the Plan may be exercised after the expiration of ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) from the date the Incentive Stock Option was granted.

6.7 Cancellation and Rescission of Awards. The following provisions of this Section 6.7 shall apply to Awards granted to (i) Participants who are classified by the Company or a Subsidiary as an executive officer, senior officer, or officer (collectively, “Officers”) of the Company or a Subsidiary, (ii) Participants who are Eligible Directors, and (iii) certain other Participants designated by the Committee or the Board of Directors to be subject to the terms of this Section 6.7 (such designated Participants together with Officers and Eligible Directors referred to collectively as “Senior Participants”). The Committee or the Board of Directors may cancel, rescind, suspend or otherwise limit or restrict any unexpired Award at any time if the Senior Participant engages in “Detrimental Activity” (as defined below). Furthermore, in the event a Senior Participant engages in Detrimental Activity at any time prior to or during the six months after any exercise of an Award, lapse of a restriction under an Award or delivery of Common Stock pursuant to an Award, such exercise, lapse or delivery may be rescinded until the later of (i) two years after such exercise, lapse or delivery or (ii) two years after such Detrimental Activity. Upon such rescission, the Company at its sole option may require the Senior Participant to (i) deliver and transfer to the Company the shares of Common Stock received by the Senior Participant upon such exercise, lapse or delivery, (ii) pay to the Company an amount equal to any realized gain received by the Senior Participant from such exercise, lapse or delivery, or (iii) pay to the Company an amount equal to the market price (as of the exercise, lapse or delivery date) of the Common Stock acquired upon such exercise, lapse or delivery minus the respective price paid upon exercise, lapse or delivery, if applicable. The Company shall be entitled to set-off any such amount owed to the Company against any amount owed to the Senior Participant by the Company. Further, if the Company commences an action against such Senior Participant (by way of claim or counterclaim and including declaratory claims), in which it is preliminarily or finally determined that such Senior Participant engaged in Detrimental Activity or otherwise violated this Section 6.7, the Senior Participant shall reimburse the Company for all costs and fees incurred in such action, including but not limited to, the Company’s reasonable attorneys’ fees. As used in this Section 6.7, “Detrimental Activity” shall include: (i) the failure to comply with the terms of the Plan or certificate or agreement evidencing the Award; (ii) the failure to comply with any term set forth in the Company’s Key Employee Agreement (irrespective of whether the Senior Participant is a party to the Key Employee Agreement); (iii) any activity that results in termination of the Senior Participant’s Service Relationship for cause; (iv) a violation of any rule, policy, procedure or guideline of the Company; or (v) the Senior Participant being convicted of, or entering a guilty plea with respect to a crime whether or not connected with the Company.

6.8 Tax Withholding.

6.8.1 In the case of an Award that is not an Incentive Stock Option, the Committee shall have the right to require the individual exercising the Award to remit to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements (or to make other arrangements satisfactory to the Company with regard to such taxes) prior to the delivery of any Common Stock pursuant to the exercise of the Award. In the case of an Incentive Stock Option, if at the time the Incentive Stock Option is exercised the Committee determines that under applicable law and regulations the Company could be liable for the withholding of any federal or state tax with respect to a disposition of the Common Stock received upon exercise, the Committee may require as a condition of exercise that the individual exercising the Incentive Stock Option agree (i) to inform the Company promptly of any disposition (within the meaning of Section 422(a)(1) of the Code and the regulations thereunder) of Common Stock received upon exercise, and (ii) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding of tax, and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

6.8.2 In the case of an Award that is exercised by an individual that is subject to taxation in a foreign jurisdiction, the Committee shall have the right to require the individual exercising the Award to remit to the Company an amount sufficient to satisfy any tax or withholding requirement of that foreign jurisdiction (or to make other arrangements satisfactory to the Company with regard to such taxes prior to the delivery of any Common Stock pursuant to the exercise of the Award).

6.9 Options.

6.9.1 No Incentive Stock Option may be granted under the Plan after January 29, 2013, but Incentive Stock Options previously granted may extend beyond that date.

6.9.2 Each eligible Participant may be granted Incentive Stock Options only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any related corporation, such Incentive Stock Options do not become exercisable for the first time by such employee during any calendar year in a manner which would entitle the employee to purchase more than $100,000 in Fair Market Value (determined at the time the Incentive Stock Options were granted) of Common Stock in that year. Any Options granted to an employee in excess of such amount will be granted as non-qualified Options.

6.10 Stock Awards.

6.10.1 Rights as a Shareholder. Subject to any restrictions applicable to the Award, the Participant holding Restricted Stock, whether vested or unvested, shall be entitled to enjoy all shareholder rights with respect to such Restricted Stock, including the right to receive dividends and to vote the shares.

6.10.2 Stock Certificates; Legends. Certificates representing shares of Restricted Stock shall bear an appropriate legend referring to the restrictions to which they are subject, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. The certificates representing shares of Restricted Stock may be held by the Company until the restrictions to which they are subject are satisfied.

6.10.3 Minimum Vesting Periods. Subject to Sections 6.6.1, 6.6.2, and 7.2, (a) Stock Awards granted to Participants other than Eligible Directors that vest by the passage of time only shall not vest fully in less than three (3) years after the date of grant, and (b) Stock Awards that vest upon the achievement of performance goals shall not vest fully in less than one (1) year after the date of grant.

6.11 Performance Awards.

6.11.1 Recipients of Performance Awards. The Committee may grant Performance Awards to any Participant. Each Performance Award shall contain the Performance Goals for the Award, including the Performance Criteria, the target and maximum amounts payable, and such other terms and conditions of the Performance Award as the Committee in its discretion establishes. In the case of Performance Awards to any Participant whom the Committee determines is or may become a “covered employee” within the meaning of Section 162(m) of the Code during the Performance Period or before payment of the Performance Award, each such Performance Award may, in the Committee’s sole discretion, be granted and administered to comply with the requirements of Section 162(m) of the Code. Each such Performance Award to a covered employee shall be confirmed by, and be subject to, a Performance Award agreement.

6.11.2 Establishment of Performance Goals. The Committee shall establish the Performance Goals for Performance Awards. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Awards. The Committee may increase, but not decrease, any Performance Goal during a Performance Period for any “covered employee” within the meaning of Section 162(m) of the Code. The Performance Goals for any Performance Award for any such “covered employee” shall be made not later than 90 days after the start of the Performance Period to which the Performance Award relates and (for Performance Periods shorter than one year) prior to the completion of 25 percent (25%) of such period.

6.11.3 No Discretion to Increase Performance Awards. The Committee shall establish for each Performance Award the amount of Common Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. The Committee shall make all determinations regarding the achievement of any Performance Goals. The Committee may not increase the Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals, but may reduce or eliminate the payments, except as provided in the terms of the Performance Award.

6.11.4 Certification of Achievement of Performance Goals. The actual payments of Common Stock to a Participant under a Performance Award will be calculated by applying the achievement of Performance Criteria to the Performance Goal. In the case of any Performance Award to a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall make all calculation of actual payments of Common Stock and shall certify in writing prior to the payment of the Performance Award the extent, if any, to which the Performance Goals have been met; provided, however, that the Committee shall not be required to certify the extent to which the Performance Goals have been met if the payments under the Performance Award are attributable solely to the increase in the price of the Common Stock.

6.11.5 Timing of Payment of Performance Awards. Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee may permit the Participants to elect to defer, or the Committee may require the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

6.12 Authority of the Committee. Subject to the provisions of Section 9, the Committee shall have the authority, either generally or in any particular instance, to waive compliance by a Participant with any obligation to be performed by him under an Award and to waive any condition or provision of an Award, except that the Committee may not (a) increase the total number of shares covered by any Incentive Stock Option (except in accordance with Section 7), (b) reduce the exercise price per share of any Incentive Stock Option (except in accordance with Section 7) or (c) extend the term of any Incentive Stock Option to more than ten years.

6.13 Listing of Common Stock, Withholding and Other Legal Requirements. The Company shall not be obligated to deliver any Common Stock until all federal, state and international laws and regulations which the Company may deem applicable have been complied with, nor, in the event the outstanding Common Stock is at the time listed upon any stock exchange, until the stock to be delivered has been listed or authorized to be added to the list upon official notice of issuance to such exchange. In addition, if the shares of Common Stock subject to any Award have not been registered in accordance with the Securities Act of 1933, as amended, the Company may require the person or persons who wishes or wish to exercise such Award to make such representation or agreement with respect to the sale of Common Stock acquired on exercise of the Award as will be sufficient, in the opinion of the Company’s counsel, to avoid violation of said Act, and may also require that the certificates evidencing said Common Stock bear an appropriate restrictive legend.

7.	Effect of Certain Transactions.

7.1 Changes to Common Stock. In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock that becomes effective after the adoption of the Plan by the Board of Directors, the Committee shall make appropriate adjustments in (i) the number and kind of shares of stock for which Awards may thereafter be granted hereunder, (ii) the number and kind of shares of stock remaining subject to each Award outstanding at the time of such change and (iii) the exercise price of each Award, if applicable. The Committee’s determination shall be binding on all persons concerned. References in the Plan to shares of Common Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.1.

7.2 Merger or Consolidation. Subject to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation (other than a merger or consolidation in which the Company survives but in which a majority of its outstanding shares are converted into securities of another corporation or are exchanged for other consideration), any Award granted hereunder shall pertain and apply to the securities which a holder of the number of shares of stock of the Company then subject to the Award is entitled to receive, but a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation or in which a majority of its outstanding shares are so converted or exchanged shall cause every Award hereunder to terminate; provided that if any such dissolution, liquidation, merger or consolidation is contemplated, the Company shall either (a) arrange for any corporation succeeding to the business and assets of the Company to issue to the Participants replacement Awards (which, in the case of Incentive Stock Options, satisfy, in the determination of the Committee, the requirements of Section 424 of the Code) on such corporation’s stock which will to the extent possible preserve the value of the outstanding Awards or (b) shall make the outstanding Awards fully exercisable or cause all of the applicable restrictions to which outstanding Stock Awards are subject to lapse, in each case, on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Committee, following the exercise of the Award or the issuance of shares of Common Stock, as the case may be, to participate as a shareholder in any such dissolution, liquidation, merger or consolidation and the Award will terminate upon consummation of any such transaction. The existence of the Plan shall not prevent any such change or other transaction and no Participant hereunder shall have any right except as herein expressly set forth. Notwithstanding the foregoing provisions of this Section 7.2, Awards subject to and intended to satisfy the requirements of Section 409A of the Code shall be construed and administered consistent with such intent.

8.	Rights to a Service Relationship

Neither the adoption of the Plan nor any grant of Awards confers upon any employee, consultant or advisor of the Company or a Subsidiary, or any member of the Board of Directors, any right to the continuation of a Service Relationship with the Company or a Subsidiary, as the case may be, nor does it interfere in any way with the right of the Company or a Subsidiary to terminate the Service Relationship of any of those persons at any time.

9.	Discontinuance, Cancellation, Amendment and Termination.

The Committee or the Board of Directors may at any time discontinue granting Awards under the Plan and, with the consent of the Participant, may at any time cancel an existing Award in whole or in part and grant another Award to the Participant for such number of shares as the Committee or the Board of Directors specifies. The Committee or the Board of Directors may at any time or times amend the Plan for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law or may at any time terminate the Plan as to any further grants of Awards; provided, however, that no such amendment shall without the approval of the shareholders of the Company (a) materially amend the Plan, (b) increase the Authorized Shares available under the Plan, (c) change the group of persons eligible to receive Awards under the Plan, (d) reprice any outstanding Options or Stock Appreciation Rights or reduce the price at which Options or Stock Appreciation Rights may be granted (including any tandem cancellation and regrant or any other amendment or action that would have substantially the same effect as reducing the exercise price of outstanding Options or Stock Appreciation Rights), (e) extend the time within which Awards may be granted, (f) alter the Plan in such a way that Incentive Stock Options granted or to be granted hereunder would not be considered incentive stock options under Section 422 of the Code, or (g) amend the provisions of this Section 9, and no such amendment shall adversely affect the rights of any Participant (without his consent) under any Award previously granted.

10.	Effective Date and Term.

The Plan became effective immediately upon its approval by the shareholders of the Company at the Annual Meeting on May 7, 2003 (the “Effective Date”), and unless the Plan is sooner terminated by the Board of Directors, will remain in effect until the tenth anniversary of the Effective Date (the “Termination Date”). After the Termination Date, no Awards will be granted under the Plan, provided that Awards granted prior to the Termination Date may extend beyond that date. This amended and restated Plan shall take effect upon its approval by the shareholders of the Company at the Annual Meeting on May 3, 2007 (the “Amended and Restated Plan Effective Date”).

11.	Liability of the Company.

By accepting any benefits under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated acceptance and ratification to, and consented to, any action taken or made under the Plan by the Company, including, without limitation, the Board of Directors and the Committee. No Participant or any person claiming under or through a Participant shall have any right or interest, whether vested or otherwise, in the Plan or any Award hereunder, contingent or otherwise, unless and until such Participant shall have complied with all of the terms, conditions and provisions of the Plan and any Award agreement related thereto. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or agents shall be liable to any Participant or any other person (a) if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Incentive Stock Option granted hereunder does not qualify for tax treatment as an “incentive stock option” under Section 422 of the Code or (b) by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code.

12.	Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards, any such accounts will be used merely as an administrative convenience. Except for the holding of Restricted Stock in escrow, the Company shall not be required to segregate any assets that may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board of Directors or the Committee be deemed to be a trustee of Common Stock or cash to be awarded under the Plan. Any liability of the Company to any

Participant with respect to an Award shall be based solely upon any contractual obligations that may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

13.	Jurisdiction and Governing Law.

The parties submit to the exclusive jurisdiction and venue of the federal or state courts of The Commonwealth of Massachusetts to resolve issues that may arise out of or relate to the Plan or the same subject matter. The Plan shall be governed by the laws of The Commonwealth of Massachusetts, excluding its conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

14.	Foreign Jurisdictions.

To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders. The Committee shall also have the authority and discretion to delegate the foregoing powers to appropriate officers of the Company.

Exhibit C

EMC CORPORATION

1989 EMPLOYEE STOCK PURCHASE PLAN,

as amended May 3, 2007

Section 1. Purpose of Plan

The EMC Corporation 1989 Employee Stock Purchase Plan (the “Plan”) is intended to provide a method by which eligible employees of EMC Corporation and its subsidiaries (collectively, the “Company”) may use voluntary, systematic payroll deductions to purchase the Company’s common stock, $.01 par value, (“stock”) and thereby acquire an interest in the future of the Company. For purposes of the Plan, a subsidiary is any corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock unless the Board of Directors of the Company (the “Board of Directors”) determines that employees of a particular subsidiary shall not be eligible.

Section 2. Options to Purchase Stock

Under the Plan as now amended, no more than 123,000,000 shares are available for purchase (subject to adjustment as provided in Section 16) pursuant to the exercise of options (“options”) granted under the Plan to employees of the Company (“employees”). The stock to be delivered upon exercise of options under the Plan may be either shares of the Company’s authorized but unissued stock, or shares of reacquired stock, as the Board of Directors shall determine.

Section 3. Eligible Employees

Except as otherwise provided in Section 20, each employee who has completed three months or more of continuous service in the employ of the Company shall be eligible to participate in the Plan.

Section 4. Method of Participation

The periods January 1 to June 30 and July 1 to December 31 of each year shall be option periods. Each person who will be an eligible employee on the first day of any option period may elect to participate in the Plan by executing and delivering, at least one business day prior to such day, a payroll deduction authorization in accordance with Section 5. Such employee shall thereby become a participant (“participant”) on the first day of such option period and shall remain a participant until his or her participation is terminated as provided in the Plan.

Section 5. Payroll Deductions

The payroll deduction authorization shall request withholding, at a rate of not less than 2% nor more than 15% from the participant’s compensation (subject to a maximum of $7,500 per option period), by means of substantially equal payroll deductions over the option period; provided, however, that in the event any amount remaining in a participant’s withholding account at the end of an option period (which would be equal to a fractional share) is rolled over to the opening balance in a participant’s withholding account for the next option period pursuant to Section 8 below (a “rollover”), such amount will be applied to the last payroll deduction for the next option period, thereby reducing the amount of that payroll deduction; further provided that the maximum of $7,500 per option period shall be reduced by the amount of any rollover. For purposes of the Plan, “compensation” shall mean all cash compensation paid to the participant by the Company. A participant may elect to change the withholding rate of his or her payroll deduction authorization by written notice delivered to the Company at least one business day prior to the first day of the option period as to which the change is to be effective. Following delivery to the Company of any payroll deduction authorization or any election to change the withholding rate of a payroll deduction authorization, appropriate payroll deductions or changes thereto shall commence as soon as reasonably practicable. All amounts withheld in accordance with a participant’s payroll deduction authorization shall be credited to a withholding account for such participant.

Section 6. Grant of Options

Each person who is a participant on the first day of an option period shall as of such day be granted an option for such period. Such option shall be for the number of shares of stock to be determined by dividing (a) the balance in the participant’s withholding account on the last day of the option period by (b) the purchase price per share of the stock determined under Section 7, and eliminating any fractional share from the quotient. In the event that the number of shares then available under the Plan is otherwise insufficient, the Company shall reduce on a substantially proportionate basis the number of shares of stock receivable by each participant upon exercise of his or her option for an option period and shall return the balance in a participant’s withholding account to such participant.

Section 7. Purchase Price

The purchase price of stock issued pursuant to the exercise of an option shall be 85% of the fair market value of the stock at (a) the time of grant of the option or (b) the time at which the option is deemed exercised, whichever is less. “Fair market value” shall mean the fair market value as determined from time to time by the Board of Directors or, where appropriate, by the Committee (defined below), taking into account all information which the Board of Directors, or the Committee, considers relevant.

Section 8. Exercise of Options

If an employee is a participant in the Plan on the last business day of an option period, he or she shall be deemed to have exercised the option granted to him or her for that period. Upon such exercise, the Company shall apply the balance of the participant’s withholding account to the purchase of the number of whole shares of stock determined under Section 6, and as soon as practicable thereafter shall issue and deliver certificates for said shares to the participant. The balance, if any, of the participant’s withholding account in excess of the total purchase price of the whole shares so issued shall be applied to the opening balance in his or her withholding account for the next option period. No fractional shares shall be issued hereunder.

Notwithstanding anything herein to the contrary, the Company shall not be obligated to deliver any shares unless and until, in the opinion of the Company’s counsel, all requirements of applicable federal and state laws and regulations (including any requirements as to legends) have been complied with, nor, if the outstanding stock is at the time listed on any securities exchange, unless and until the shares to be delivered have been listed (or authorized to be added to the list upon official notice of issuance) upon such exchange, nor unless or until all other legal matters in connection with the issuance and delivery of shares have been approved by the Company’s counsel.

Section 9. Interest

No interest will be payable on withholding accounts.

Section 10. Cancellation and Withdrawal

Effective January 1, 2002, on or prior to June 15 or December 15, as the case may be with respect to any applicable option period, a participant who holds an option under the Plan may cancel all (but not less than all) of his or her option by written notice delivered to the Company, in such form as the Company may prescribe. Any participant who delivers such written notice shall be deemed to have canceled his or her option, terminated his or her payroll deduction authorization with respect to the Plan and terminated his or her participation in the Plan, in each case, as of the date of such written notice. In the event that any June 15 or December 15, as the case may be with respect to the applicable option period, shall be a Saturday, Sunday or day on which banks in the Commonwealth of Massachusetts are required or permitted to close, a participant may cancel his or her option by written notice given on or prior to the last business day immediately preceding such date. Following delivery of any such notice, any balance in the participant’s withholding account will be returned to such participant as soon as reasonably practicable. Any participant who has delivered such notice may elect to participate in the Plan in any future option period in accordance with the provisions of Section 4.

Section 11. Termination of Employment

Except as otherwise provided in Section 12, upon the termination of a participant’s employment with the Company for any reason whatsoever, he or she shall cease to be a participant, and any option held by him or her under the Plan shall be deemed cancelled, the balance of his or her withholding account shall be returned to him or her, and he or she shall have no further rights under the Plan. For purposes of this Section 11, a participant’s employment will not be considered terminated in the case of sick leave or other bona fide leave of absence approved for purposes of this Plan by the Company or a subsidiary or in the case of a transfer to the employment of a subsidiary or to the employment of the Company.

Section 12. Death or Retirement of Participant

In the event a participant holds any option hereunder at the time his or her employment with the Company is terminated (1) by his or her retirement with the consent of the Company, and such retirement is within three months of the time such option becomes exercisable, or (2) by his or her death, whenever occurring, then such participant (or his or her legal representative), may, by a writing delivered to the Company on or before the date such option is exercisable, elect either (a) to cancel any such option and receive in cash the balance in his or her withholding account, or (b) to have the balance in his or her withholding account applied as of the last day of the option period to the exercise of his or her option pursuant to Section 8, and have the balance, if any, in such account in excess of the total purchase price of the whole shares so issued returned in cash. In the event such participant (or his or her legal representative) does not file a written election as provided above, any outstanding option shall be treated as if an election had been filed pursuant to subparagraph 12(a) above.

Section 13. Participant’s Rights Not Transferable, etc.

All participants granted options under the Plan shall have the same rights and privileges. Each participant’s rights and privileges under any option granted under the Plan shall be exercisable during his or her lifetime only by him or her, and shall not be sold, pledged, assigned, or otherwise transferred in any manner whatsoever except by will or the laws of descent and distribution. In the event any participant violates the terms of this Section, any options held by him or her may be terminated by the Company and, upon return to the participant of the balance of his or her withholding account, all his or her rights under the Plan shall terminate.

Section 14. Employment Rights

Neither the adoption of the Plan nor any of the provisions of the Plan shall confer upon any participant any right to continued employment with the Company or a subsidiary or affect in any way the right of the Company to terminate the employment of such participant at any time.

Section 15. Rights as a Shareholder

A participant shall have the rights of a shareholder only as to stock actually acquired by him or her under the Plan.

Section 16. Change in Capitalization

In the event of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation or other change in the Company’s capital stock, the number and kind of shares of stock or securities of the Company to be subject to the Plan and to options then outstanding or to be granted hereunder, the maximum number of shares or securities which may be delivered under the Plan, the option price and other relevant provisions shall be appropriately adjusted by the Board of Directors, whose determination shall be binding on all persons. In the event of a consolidation or merger in which the Company is not the surviving corporation or in the event of the sale or transfer of substantially all the Company’s assets (other than by the grant of a mortgage or security interest), all outstanding options shall thereupon terminate, provided that prior to the effective date of any such merger, consolidation or sale of assets, the Board of Directors shall either (a) return the balance in all withholding accounts and cancel all outstanding options, or (b) accelerate the exercise date provided for in Section 8, or (c) if there is a surviving or acquiring corporation, arrange to have that corporation or an affiliate of that corporation grant to the participants replacement options having equivalent terms and conditions as determined by the Board of Directors.

Section 17. Administration of Plan

The Plan will be administered by the Board of Directors. The Board of Directors will have authority, not inconsistent with the express provisions of the Plan, to take all action necessary or appropriate hereunder, to interpret its provisions, and to decide all questions and resolve all disputes which may arise in connection therewith. Such determinations of the Board of Directors shall be conclusive and shall bind all parties.

The Board may, in its discretion, delegate its powers with respect to the Plan to an Employee Benefit Plan Committee or any other committee (the “Committee”), in which event all references to the Board of Directors hereunder, including without limitation the references in Section 17, shall be deemed to refer to the Committee. A majority of the members of any such Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

Section 18. Amendment and Termination of Plan

The Board of Directors may at any time or times amend the Plan or amend any outstanding option or options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that (except to the extent explicitly required or permitted herein) no such amendment will, without the approval of the shareholders of the Company, (a) increase the maximum number of shares available under the Plan, (b) reduce the option price of outstanding options or reduce the price at which options may be granted, (c) change the conditions for eligibility under the Plan, or (d) amend the provisions of this Section 18 of the Plan, and no such amendment will adversely affect the rights of any participant (without his or her consent) under any option theretofore granted.

The Plan may be terminated at any time by the Board of Directors, but no such termination shall adversely affect the rights and privileges of holders of the outstanding options.

Section 19. Approval of Shareholders

The Plan shall be subject to the approval of the shareholders of the Company, which approval shall be secured within twelve months after the date the Plan is adopted by the Board of Directors. Notwithstanding any other provisions of the Plan, no option shall be exercised prior to the date of such approval.

Section 20. Limitations

Notwithstanding any other provision of the Plan:

(a) An employee shall not be eligible to receive an option pursuant to the Plan if, immediately after the grant of such option to him or her, he or she would (in accordance with the provisions of Sections 423 and 425(d) of the Code) own or be deemed to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the employer corporation or of its parent or subsidiary corporation, as defined in Section 425 of the Code.

(b) No employee shall be granted an option under this Plan that would permit his or her rights to purchase shares of stock under this Plan of the Company to accrue at a rate which exceeds $25,000 in fair market value of such stock (determined at the time the option is granted) for each calendar year during which any such option granted to such employee is outstanding at any time, as provided in Sections 423 and 425 of the Code.

(c) No employee shall be granted an option under this Plan that would permit him or her to withhold more than $7,500 in each option period or $15,000 per calendar year, less the amount of any rollover.

(d) No employee whose customary employment is 20 hours or less per week shall be eligible to participate in the Plan.

(e) No independent contractor shall be eligible to participate in the Plan.

Section 21. Jurisdiction and Governing Law.

The Company and each participant in the Plan submit to the exclusive jurisdiction and venue of the federal or state courts of the Commonwealth of Massachusetts to resolve issues that may arise out of or relate to the Plan or the same subject matter. The Plan shall be governed by the laws of the Commonwealth of Massachusetts, excluding its conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

002CS-13770

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

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Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 2, 2007.

		Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

  • Within the US, Canada & Puerto Rico, call toll

     free1-800-652-VOTE (8683) on a touch tone

     telephone. There is NO CHARGE to you for
     the call.

  • Outside the US, Canada & Puerto Rico, dial your

     operator to make the call. The number is

     1-781-575-2300 on a touch tone telephone.

  • Follow the instructions provided by the recorded

     message.

Ú  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Michael W. Brown (to serve a three-year term)	☐	☐	02 - John R. Egan (to serve a three-year term)	☐	☐	03 - David N. Strohm (to serve a three-year term)	☐	☐

Proposals — The Board of Directors recommends a vote FOR Proposals 2 – 5 and AGAINST Proposals 6 – 9.

	For	Against	Abstain		For	Against	Abstain

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as EMC’s independent auditors for the fiscal year ending December 31, 2007.	☐	☐	☐

3.  To approve an amended and restated EMC Corporation 2003 Stock Plan to increase by 100,000,000 the number of shares available under the plan, and make other amendments, as described in EMC’s Proxy Statement.

					☐	☐	☐

4. To approve an amendment to EMC’s 1989 Employee Stock Purchase Plan to increase by 25,000,000 the number of shares available under the plan, as described in EMC’s Proxy Statement.	☐	☐	☐	5. To eliminate EMC’s classified board structure and provide for the annual election of each director beginning with the 2008 Annual Meeting of Shareholders, as described in EMC’s Proxy Statement.	☐	☐	☐

6. To act upon a shareholder proposal relating to EMC’s Audit Committee, as described in EMC’s Proxy Statement.	☐	☐	☐	7. To act upon a shareholder proposal relating to election of directors by majority vote, as described in EMC’s Proxy Statement.	☐	☐	☐

8. To act upon a shareholder proposal relating to simple majority vote, as described in EMC’s Proxy Statement.	☐	☐	☐	9. To act upon a shareholder proposal relating to pay-for-superior-performance, as described in EMC’s Proxy Statement.	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on the books of EMC. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

	C 1234567890 J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
■		140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND	+
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
	1 U P X 0 1 2 5 3 7 1	MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>	00P2KE

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY.

Receiving Shareholder material electronically reduces mailing and printing costs and is better for the environment. Would you like to receive future proxy materials electronically? If so, go to http://www.investorvote.com and follow the instructions provided, or check the box while voting electronically.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

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Proxy — EMC CORPORATION

ANNUAL MEETING OF SHAREHOLDERS, MAY 3, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints William J. Teuber, Jr. and Paul T. Dacier, and each of them, proxies with full power of substitution to each, to represent and to vote at the Annual Meeting of Shareholders of EMC Corporation, a Massachusetts corporation, to be held on May 3, 2007, at 10:00 a.m., local time, at EMC’s facility at 21 Coslin Drive, Southborough, Massachusetts, and at any adjournments thereof, all the shares of Common Stock, par value $.01 per share, of EMC that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as such proxies or their substitutes may determine on any other matters that may properly come before the meeting.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THREE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS TO SERVE FOR A THREE-YEAR TERM AS CLASS II DIRECTORS, RATIFYING THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS EMC’S INDEPENDENT AUDITORS FOR 2007, APPROVING AN AMENDED AND RESTATED EMC 2003 STOCK PLAN, APPROVING AN AMENDMENT TO EMC’S 1989 EMPLOYEE STOCK PURCHASE PLAN, AND ELIMINATING EMC’S CLASSIFIED BOARD STRUCTURE; AND AGAINST THE SHAREHOLDER PROPOSALS RELATING TO EMC’S AUDIT COMMITTEE, ELECTION OF DIRECTORS BY MAJORITY VOTE, SIMPLE MAJORITY VOTE, AND PAY-FOR-SUPERIOR-PERFORMANCE, EACH AS DESCRIBED IN EMC’S PROXY STATEMENT. A VOTE FOR THE ELECTION OF DIRECTORS INCLUDES DISCRETIONARY AUTHORITY TO VOTE FOR A SUBSTITUTE IF ANY NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.